Exhibit 2

Consolidated
Financial
Statements
Sun Life Financial Inc.
For the Year Ended December 31, 2009

FINANCIAL REPORTING RESPONSIBILITIES
Financial Reporting Responsibilities
Management is responsible for preparing the Consolidated Financial Statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgments consistent with Canadian generally accepted accounting principles. It also includes ensuring the use of appropriate accounting policies and estimates in the disclosure of the information that was prepared following accounting principles generally accepted in the United States of America. The financial information presented elsewhere in the annual report to shareholders is consistent with these statements.
The Board of Directors (Board) oversees management’s responsibilities for financial reporting. An Audit Committee of non-management directors is appointed by the Board to review the Consolidated Financial Statements and report to the Board prior to their approval of the Consolidated Financial Statements for issuance to shareholders. Other key responsibilities of the Audit Committee include reviewing the Company’s existing internal control procedures and planned revisions to those procedures, and advising the Board on auditing matters and financial reporting issues.
Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.
Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2009, based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management has concluded that internal control over financial reporting was effective as of December 31, 2009.
The Audit Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Appointed Actuary have full and unrestricted access to the Audit Committee, with and without the presence of management.
The Office of the Superintendent of Financial Institutions, Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act of Canada and to ensure that the interests of policyholders, depositors and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.
The Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act of Canada, and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 9. The report of the Appointed Actuary accompanies these consolidated financial statements.
The Company’s external auditors, Deloitte & Touche LLP, Independent Registered Chartered Accountants, have audited the Company’s internal control over financial reporting as of December 31, 2009 in addition to auditing the Company’s Consolidated Financial Statements for the year ended December 31, 2009. Their reports to the Board and Shareholders express an unqualified opinion and accompany these consolidated financial statements. Deloitte & Touche meet separately with both management and the Audit Committee to discuss the results of their audit.
Donald A. Stewart
Chief Executive Officer
Colm J. Freyne
Executive Vice-President and Chief Financial Officer
Toronto, February 10, 2010

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Operations
YEARS ENDED DECEMBER 31 (in millions of Canadian dollars, except for per share amounts)

	2009	2008	2007

REVENUE
Premium income:
Annuities	$4,795	$3,592	$3,530
Life insurance	6,380	5,928	6,010
Health insurance	4,335	4,067	3,584

	15,510	13,587	13,124

Net investment income (loss) (Note 5):
Change in fair value of held-for-trading assets	4,878	(7,399)	(1,558)
Income (loss) from derivative investments	(943)	(220)	86
Net gains (losses) on available-for-sale assets	(5)	(241)	101
Other net investment income	5,462	6,078	6,223
Gain on sale of equity investment (Note 3)	—	1,015	—

	9,392	(767)	4,852

Fee income	2,670	2,743	3,212

	27,572	15,563	21,188

POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors:
Maturities and surrenders	4,566	5,310	6,250
Annuity payments	1,367	1,380	1,398
Death and disability benefits	2,997	2,844	2,620
Health benefits	3,210	2,938	2,616
Policyholder dividends and interest on claims and deposits	1,317	1,303	1,360

	13,457	13,775	14,244
Net transfers to segregated funds	860	539	952
Increase (decrease) in actuarial liabilities (Note 9)	7,697	(4,429)	(2,515)
Commissions	1,662	1,545	1,811
Operating expenses (Note 16)	3,176	3,003	3,260
Premium taxes	222	227	240
Interest expense (Notes 11, 12 and 13)	403	366	349

	27,477	15,026	18,341

INCOME BEFORE INCOME TAXES AND
NON-CONTROLLING INTERESTS	95	537	2,847
Income taxes expense (benefit) (Note 19)	(542)	(343)	522
Non-controlling interests in net income of subsidiaries (Note 14)	15	23	35

TOTAL NET INCOME	622	857	2,290
Less: Participating policyholders’ net income	9	2	2

SHAREHOLDERS’ NET INCOME	613	855	2,288
Less: Preferred shareholder dividends	79	70	69

COMMON SHAREHOLDERS’ NET INCOME	$534	$785	$2,219

Average exchange rates:
U.S. dollars	1.14	1.07	1.07
U.K. pounds	1.78	1.96	2.15

Earnings per share
Basic	$0.95	$1.40	$3.90
Diluted	$0.94	$1.37	$3.85

Weighted average shares outstanding in millions (Note 17)
Basic	561	561	569
Diluted	562	562	572
The attached notes form part of these Consolidated Financial Statements.

www.sunlife.com Annual Report 2009

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets
AS AT DECEMBER 31 (in millions of Canadian dollars)

	2009	2008

ASSETS
Bonds — held-for-trading (Note 6)	$51,634	$48,458
Bonds — available-for-sale (Note 6)	9,673	10,616
Mortgages and corporate loans (Note 6)	19,449	22,302
Stocks — held-for-trading (Note 6)	4,331	3,440
Stocks — available-for-sale (Note 6)	635	1,018
Real estate (Note 5)	4,877	4,908
Cash, cash equivalents and short-term securities	11,868	8,879
Derivative assets (Notes 5 and 6)	1,382	2,669
Policy loans and other invested assets	3,503	3,585
Other invested assets — held-for-trading (Note 6)	425	380
Other invested assets — available-for-sale (Note 6)	452	623

Invested assets	108,229	106,878
Goodwill (Note 7)	6,419	6,598
Intangible assets (Note 7)	926	878
Other assets (Note 8)	4,508	5,479

Total general fund assets	$120,082	$119,833

Segregated funds net assets	$81,305	$65,762

LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities (Note 9)	$84,638	$81,411
Amounts on deposit	4,181	4,079
Deferred net realized gains (Note 5)	225	251
Senior debentures (Note 11)	3,811	3,013
Derivative liabilities (Notes 5 and 6)	1,257	3,219
Other liabilities (Note 12)	5,466	7,831

Total general fund liabilities	99,578	99,804
Subordinated debt (Note 13)	3,048	2,576
Non-controlling interests in subsidiaries (Note 14)	42	44
Total equity	17,414	17,409

Total general fund liabilities and equity	$120,082	$119,833

Segregated funds contract liabilities	$81,305	$65,762

Exchange rate at balance sheet date:
U.S. dollars	1.05	1.22
U.K. pounds	1.70	1.78
The attached notes form part of these Consolidated Financial Statements.
Approved on behalf of the Board of Directors,

Donald A. Stewart	Krystyna T. Hoeg
Chief Executive Officer	Director

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Equity

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)
	PARTICIPATING
	POLICYHOLDERS	SHAREHOLDERS	2009	2008	2007

PREFERRED SHARES
Balance, beginning of year	$—	$1,495	$1,495	$1,495	$1,250
Preferred shares issued (Note 15)	—	250	250	—	250
Issuance costs, net of taxes (Note 15)	—	(4)	(4)	—	(5)

Balance, end of year	—	1,741	1,741	1,495	1,495

COMMON SHARES
Balance, beginning of year	—	6,983	6,983	7,033	7,082
Stock options exercised (Note 18)	—	7	7	10	66
Shares issued under dividend reinvestment and share purchase plan (Note 15)	—	136	136	—	—
Common shares purchased for cancellation (Note 15)	—	—	—	(60)	(115)

Balance, end of year	—	7,126	7,126	6,983	7,033

CONTRIBUTED SURPLUS
Balance, beginning of year	—	118	118	62	72
Stock-based compensation (Note 18)	—	16	16	58	1
Stock options exercised (Notes 15 and 18)	—	(1)	(1)	(2)	(11)

Balance, end of year	—	133	133	118	62

RETAINED EARNINGS
Balance, beginning of year	111	11,101	11,212	11,391	10,309
Net income	9	613	622	857	2,290
Dividends on common shares	—	(796)	(796)	(809)	(752)
Dividends on preferred shares	—	(79)	(79)	(70)	(69)
Common shares purchased for cancellation (Note 15)	—	—	—	(157)	(387)

Balance, end of year	120	10,839	10,959	11,212	11,391

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, beginning of year	(5)	(2,394)	(2,399)	(2,764)	(978)
Total other comprehensive income (loss)	(8)	(138)	(146)	365	(1,786)

Balance, end of year	(13)	(2,532)	(2,545)	(2,399)	(2,764)

Total retained earnings and accumulated other comprehensive income	107	8,307	8,414	8,813	8,627

Total equity	$107	$17,307	$17,414	$17,409	$17,217

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, end of year, consists of:
Unrealized gains (losses) on available-for-sale assets	$—	$30	$30	$(1,429)	$25
Unrealized foreign currency translation gains (losses), net of hedging activities	(13)	(2,624)	(2,637)	(1,049)	(2,821)
Unrealized gains (losses) on derivatives designated as cash flow hedges	—	62	62	79	32

Balance, end of year	$(13)	$(2,532)	$(2,545)	$(2,399)	$(2,764)

Consolidated Statements of Comprehensive Income

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)
	2009	2008	2007

Total net income	$622	$857	$2,290
Other comprehensive income (loss), net of taxes (Note 20):
Unrealized foreign currency translation gains (losses), excluding hedges	(1,908)	2,162	(1,781)
Unrealized foreign currency gains (losses), net investment hedges	314	(396)	282
Net adjustment for foreign exchange losses (Note 23)	6	6	3
Unrealized gains (losses) on available-for-sale assets	1,492	(1,653)	(238)
Reclassifications to net income for available-for-sale assets	(33)	199	(84)
Unrealized gains (losses) on cash flow hedging instruments	(18)	24	40
Reclassifications to net income (loss) for cash flow hedges	1	23	(8)

Total other comprehensive income (loss)	(146)	365	(1,786)

Total comprehensive income	476	1,222	504

Less: Participating policyholders’ net income	9	2	2
Participating policyholders’ foreign currency translation gains (losses), excluding hedges	(8)	9	(5)

Shareholders’ comprehensive income	$475	$1,211	$507

The attached notes form part of these Consolidated Financial Statements.

www.sunlife.com Annual Report 2009

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Cash Flows

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)
	2009	2008	2007

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Total net income	$622	$857	$2,290
Items not affecting cash:
Increase (decrease) in actuarial and other policy-related liabilities	7,707	(4,392)	(2,328)
Unrealized (gains) losses on held-for-trading assets and derivatives	(4,644)	7,383	2,447
Amortization of:
Net deferred realized and unrealized gains on investments	(76)	(136)	(121)
Deferred acquisition costs and intangible assets	82	74	89
Write-down of intangible asset	—	—	52
(Gain) loss on foreign exchange (Note 5)	10	22	(37)
Future income taxes	(737)	(489)	453
Provisions for losses (recoveries) on investments	117	4	2
Stock-based compensation (Note 18)	96	31	96
Accrued expenses and taxes	86	(424)	(109)
Investment income due and accrued	26	6	(7)
Other changes in other assets and liabilities	(276)	(560)	(649)
Gain on sale of equity investment (Note 3)	—	(1,015)	—
Realized (gains) losses on held-for-trading and available-for-sale assets	618	410	(1,065)
New mutual fund business acquisition costs capitalized	(99)	(56)	(69)
Redemption fees of mutual funds	16	22	24

Net cash provided by operating activities	3,548	1,737	1,068

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Borrowed funds	(5)	(17)	113
Issuance of senior financing (Note 12)	223	118	929
Collateral on senior financing (Note 12)	231	(258)	—
Issuance of senior debentures (Note 11)	799	—	250
Redemption of senior debentures (Note 11)	—	—	(727)
Issuance of subordinated debt (Note 13)	496	746	398
Redemption and maturity of subordinated debt (Note 13)	—	—	(28)
Issuance of preferred shares (Note 15)	250	—	250
Payments to underwriters (Note 15)	(6)	—	(9)
Issuance of common shares on exercise of stock options	6	8	55
Common shares purchased for cancellation (Note 15)	—	(217)	(502)
Dividends paid on common shares	(864)	(809)	(752)
Dividends paid on preferred shares	(78)	(70)	(69)

Net cash provided by (used in) financing activities	1,052	(499)	(92)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Sales, maturities and repayments of:
Bonds	17,583	15,697	21,091
Mortgages and corporate loans	5,285	5,624	6,279
Stocks	1,535	1,715	3,456
Real estate	48	109	221
Purchases of:
Bonds	(18,548)	(15,706)	(20,896)
Mortgages and corporate loans	(3,738)	(5,746)	(7,159)
Stocks	(1,228)	(1,915)	(3,298)
Real estate	(164)	(320)	(628)
Policy loans	(153)	(162)	(69)
Short-term securities *	(2,998)	(1,530)	(658)
Cash cost of acquisition (Note 3)	(387)	—	(725)
Cash and cash equivalents acquired on acquisition (Note 3)	402	—	132
Net cash from sale of equity investment (Note 3)	—	1,546	—
Other investments	(1,088)	723	244

Net cash provided by (used in) investing activities	(3,451)	35	(2,010)

Changes due to fluctuations in exchange rates	(802)	642	(299)

Increase (decrease) in cash and cash equivalents	347	1,915	(1,333)
Cash and cash equivalents, beginning of year	5,518	3,603	4,936

Cash and cash equivalents, end of year	5,865	5,518	3,603
Short-term securities, end of year *	6,003	3,361	1,897

Cash, cash equivalents and short-term securities, end of year	$11,868	$8,879	$5,500

Supplementary Information
Cash and cash equivalents:
Cash	$1,191	$745	$399
Cash equivalents *	4,674	4,773	3,204

	$5,865	$5,518	$3,603

Cash disbursements made for:
Interest on borrowed funds, debentures and subordinated debt	$384	$381	$319

Income taxes, net of refunds	$212	$467	$499

*	Includes a restatement of $1,745 of short-term securities as at December 31, 2008 that were included as cash equivalents in error previously. As a result, cash flows provided by (used in) investing activities have been adjusted by $1,745 in the 2008 column above.
The attached notes form part of these Consolidated Financial Statements.

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Changes in Segregated Funds Net Assets

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)
	2009	2008	2007

ADDITIONS TO SEGREGATED FUNDS
Deposits:
Annuities	$10,135	$9,236	$9,921
Life insurance	925	1,683	3,399

	11,060	10,919	13,320
Net transfers (to) from general funds	860	539	952
Net realized and unrealized (losses) gains	10,324	(17,772)	(210)
Other investment income	1,995	2,481	3,813

	24,239	(3,833)	17,875

DEDUCTIONS FROM SEGREGATED FUNDS
Payments to policyholders and their beneficiaries	9,708	7,843	8,793
Management fees	925	861	867
Taxes and other expenses	268	188	189
Effect of changes in currency exchange rates	4,424	(5,282)	5,610

	15,325	3,610	15,459

Net additions (reductions) to segregated funds for the year	8,914	(7,443)	2,416
Acquisition (Note 3)	6,629	—	—
Segregated funds net assets, beginning of year	65,762	73,205	70,789

Segregated funds net assets, end of year	$81,305	$65,762	$73,205

Consolidated Statements of Segregated Funds Net Assets

AS AT DECEMBER 31(in millions of Canadian dollars)
	2009	2008
ASSETS
Segregated and mutual fund units	$64,265	$49,392
Stocks	7,832	5,178
Bonds	7,813	9,771
Cash, cash equivalents and short-term securities	1,647	863
Real estate	319	153
Mortgages	34	43
Other assets	1,905	2,068

	83,815	67,468

LIABILITIES	2,510	1,706

Net assets attributable to segregated funds policyholders	$81,305	$65,762

The attached notes form part of these Consolidated Financial Statements.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Notes to the Consolidated Financial Statements
(Amounts in millions of Canadian dollars except for per share amounts and where otherwise stated)
1. Accounting Policies
DESCRIPTION OF BUSINESS
Sun Life Financial Inc. (SLF Inc.) is a publicly traded company and is the holding company of Sun Life Assurance Company of Canada (Sun Life Assurance) and Sun Life Global Investments Inc. Both SLF Inc. and Sun Life Assurance are incorporated under the Insurance Companies Act of Canada, and are regulated by the Office of the Superintendent of Financial Institutions, Canada (OSFI). SLF Inc. and its subsidiaries are collectively referred to as “Sun Life Financial” or “the Company”. The Company is an internationally diversified financial services organization providing savings, retirement and pension products, and life and health insurance to individuals and groups through its operations in Canada, the United States, the United Kingdom and Asia. The Company also operates mutual fund and investment management businesses, primarily in Canada, the United States and Asia.
BASIS OF PRESENTATION
The Company prepares its Consolidated Financial Statements in accordance with Canadian generally accepted accounting principles (GAAP).
The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect:
•	the reported amounts of assets and liabilities at the date of the financial statements

•	the disclosure of contingent assets and liabilities at the date of the financial statements

•	the reported amounts of revenues, policy benefits and expenses during the reporting period.
Actual results could differ from those estimates.
A summary of differences between Canadian and U.S. GAAP is provided in Note 26.
The significant accounting policies used in the preparation of these Consolidated Financial Statements are summarized below.
BASIS OF CONSOLIDATION
The Consolidated Financial Statements of the Company reflect the assets and liabilities and results of operations of all subsidiaries and variable interest entities in which the Company is the primary beneficiary after intercompany balances and transactions have been eliminated. The purchase method is used to account for the acquisition of subsidiaries with the difference between the acquisition cost of a subsidiary and the fair value of the subsidiary’s net identifiable assets acquired recorded as goodwill. The equity method is used to account for other entities over which the Company is able to exercise significant influence. Investments in these other entities are reported in other invested assets in the consolidated balance sheets with the Company’s share of earnings reported in net investment income in the consolidated statements of operations and the Company’s share of other comprehensive income (OCI) in the consolidated statements of comprehensive income. The proportionate consolidation method is used to account for non-variable interest entity investments in which the Company exercises joint control, resulting in the consolidation of the Company’s proportionate share of assets, liabilities, income and expenses in the Consolidated Financial Statements.
BONDS — HELD-FOR-TRADING AND AVAILABLE-FOR-SALE
Bonds are designated as held-for-trading or available-for-sale and are carried at fair value. Generally, bonds supporting the Company’s actuarial liabilities are designated as held-for-trading. Changes in fair value of held-for-trading bonds are recorded to changes in fair value of held-for-trading assets in the consolidated statements of operations. Because the value of actuarial liabilities is determined by reference to the assets supporting those liabilities, changes in the actuarial liabilities offset a significant portion of the change in fair value of the assets, except for changes in the fair value of the assets that are due to other-than-temporary impairment. Bonds not supporting the Company’s actuarial liabilities are generally designated as available-for-sale. Changes in fair value of available-for-sale bonds are recorded to unrealized gains and (losses) in OCI.
Purchases and sales of bonds are recognized or derecognized on the consolidated balance sheets on their trade dates, which are the dates that the Company commits to purchase or sell the bond. Transaction costs for bonds classified as held-for-trading are expensed immediately, while transaction costs for bonds classified as available-for-sale are capitalized on initial recognition and are recognized in income using the effective interest method.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Accounting Policies (Cont’d)
Realized gains and losses on the sale of available-for-sale bonds are reclassified from accumulated OCI and recorded as net gains (losses) on available-for-sale assets on the consolidated statements of operations. Since held-for-trading bonds are measured at fair value, realized gains and losses are included with unrealized gains and losses in changes in fair value of held-for-trading assets in the consolidated statements of operations. Interest income earned on both held-for-trading and available-for-sale bonds is recorded as other net investment income on the consolidated statements of operations.
Bonds are tested for impairment on a quarterly basis. Objective evidence of impairment includes financial difficulty of the issuer, bankruptcy or defaults and delinquency in payments of interest or principal. Since held-for-trading bonds are recorded at fair value with changes in fair value recorded to income, any reduction in value of the asset due to impairment is already reflected in investment income. Impairment of held-for-trading bonds may impact the change in actuarial liabilities due to the impact of impairment on future cash flows. When there is objective evidence that an available-for-sale bond is impaired and the decline in value is considered other than temporary, the loss accumulated in OCI is reclassified to net gains (losses) on available-for-sale assets in the consolidated statements of operations. As a result of the adoption of the amendments to Canadian Institute of Chartered Accountants (CICA) Handbook Section 3855 in the fourth quarter of 2009, which are described in Note 2, if the fair value of an available-for-sale bond recovers after an impairment loss is recognized and the recovery can be objectively related to an event occurring after the impairment loss is recognized in net income, the impairment loss is reversed with the amount of the reversal recognized in net income. Prior to this amendment, once an impairment loss on an available-for-sale bond was recorded to income, it could not be reversed. Following impairment loss recognition or reversal, available-for-sale bonds continue to be recorded at fair value with changes in fair value recorded to OCI, and they are tested quarterly for further impairment loss or reversal. Interest is recognized on previously impaired available-for-sale bonds in accordance with the effective interest rate method.
MORTGAGES AND CORPORATE LOANS
Mortgages and corporate loans are accounted for at amortized cost using the effective interest method. Purchases and sales of mortgages and corporate loans are recognized or derecognized on the consolidated balance sheets on their trade dates, which are the dates that the Company commits to purchase or sell the asset. Transaction costs on mortgages and corporate loans are capitalized on initial recognition and are recognized in income using the effective interest method.
Realized gains and losses on the sale of mortgages and corporate loans and interest income earned are recorded in other net investment income on the consolidated statements of operations.
Mortgages and corporate loans are classified as impaired when there is no longer assurance of the timely collection of the full amount of principal and interest. When an asset is classified as impaired, allowances for losses are generally established to adjust the carrying value of the asset to its net recoverable amount. Allowances are not established when either the fair value of the collateral or the discounted expected future cash flows exceed the carrying value of the mortgage or corporate loan. Interest is no longer accrued and previous interest accruals are reversed. Allowances for losses, and write-offs of specific investments net of recoveries, are charged against net investment income. Once the conditions causing the impairment improve and future payments are reasonably assured, allowances are reduced and the invested asset is no longer classified as impaired. Sectoral allowances are also established for classes of assets when there is concern about the ultimate collection of principal or interest.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Accounting Policies (Cont’d)
STOCKS — HELD-FOR-TRADING AND AVAILABLE-FOR-SALE
Stocks are designated as held-for-trading or available-for-sale and are generally carried at fair value. Stocks that do not have a quoted market price in an active market and that are designated as available-for-sale are carried at cost. Generally, stocks supporting the Company’s actuarial liabilities are designated as held-for-trading. Changes in fair value of held-for-trading stocks are recorded to changes in fair value of held-for-trading assets in the consolidated statements of operations. The majority of held-for-trading equities are held to support products where investment returns are passed through to policyholders, hence equity market movements are largely offset by changes in actuarial liabilities. Stocks not supporting the Company’s actuarial liabilities are generally designated as available-for-sale. Changes in fair value of available-for-sale stocks are recorded to unrealized gains and (losses) in OCI.
Purchases and sales of stocks are recognized or derecognized on the consolidated balance sheets on their trade dates, which are the dates that the Company commits to purchase or sell the stock.
Realized gains and losses on the sale of available-for-sale stocks are reclassified from accumulated OCI and recorded as net gains (losses) on available-for-sale assets on the consolidated statements of operations. Since held-for-trading stocks are measured at fair value, realized gains and losses are included with unrealized gains and losses in changes in fair value of held-for-trading assets in the consolidated statements of operations. Dividends received on both held-for-trading and available-for-sale stocks are recorded as other net investment income in the consolidated statements of operations.
All equity instruments in an unrealized loss position are reviewed quarterly to determine if objective evidence of impairment exists. Objective evidence of impairment for an investment in an equity instrument includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument below its cost. If, as a result of this review, the security is determined to be other-than-temporarily impaired, it is written down to its fair value. When this occurs, the loss accumulated in OCI is reclassified to net gains (losses) on available-for-sale assets in the consolidated statements of operations.
DERIVATIVE FINANCIAL INSTRUMENTS
Derivative financial instruments are required to be classified as held-for-trading unless designated as a hedge for accounting purposes. The Company is also required to identify derivatives embedded in other contracts unless the host contract is an insurance policy issued by the Company. Embedded derivatives identified are bifurcated from the host contract if the host contract is not already measured at fair value, with changes in fair value recorded to income (such as held-for-trading assets), if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and if a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative. The Company chose a transition date of January 1, 2003 for embedded derivatives and, therefore, is only required to account separately for those embedded derivatives in hybrid instruments issued, acquired or substantially modified after that date.
All derivatives, including derivatives designated as hedges for accounting purposes and embedded derivatives, are recorded on the consolidated balance sheets at fair value. Derivatives with a positive fair value are recorded as derivative assets while derivatives with a negative fair value are recorded as derivative liabilities. The accounting for the changes in fair value of derivatives depends on whether or not they are designated as hedges for accounting purposes.
Derivatives not designated as accounting hedges (derivative investments) and embedded derivatives
Derivative investments are derivatives that have not been designated as hedges for accounting purposes. Derivative investments and embedded derivatives are recorded on the consolidated balance sheets at fair value with changes in fair value recorded to income (loss) from derivative investments in the consolidated statements of operations. Income earned on these derivatives, such as interest income, is also recorded to income (loss) from derivative investments.
Derivatives designated as hedges for accounting purposes
Hedge accounting is applied to certain derivatives to reduce income statement volatility, in accordance with risk management objectives. All derivatives designated as hedges for accounting purposes are documented at inception and hedge effectiveness is assessed on a quarterly basis. The accounting for the change in fair value of these derivatives depends on the hedge designation for accounting purposes.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Accounting Policies (Cont’d)
Fair value hedges
Certain interest rate swaps, cross currency swaps and equity forwards are designated as hedges of the interest rate, foreign currency or equity exposures associated with available-for-sale assets. Changes in fair value of the derivatives are recorded to other net investment income. The change in fair value of these available-for-sale assets related to the effective portion of the hedged risk is recorded in other net investment income to offset the change in fair value on the hedging derivatives. As a result, ineffectiveness, if any, is recognized in other net investment income. Interest income earned and paid on the available-for-sale assets and swaps in the fair value hedging relationships are recorded to other net investment income.
Cash flow hedges
Certain equity forwards are designated as cash flow hedges of the anticipated payments of awards under certain stock-based compensation plans. The difference between the forward price and the spot price of these forwards is excluded from the assessment of hedge effectiveness and is recorded in other net investment income. Changes in fair value based on spot price changes are recorded to OCI, with the remaining changes in fair value recorded to other net investment income. A portion of the amount included in accumulated OCI related to these forwards is reclassified to operating expenses in the consolidated statements of operations as the liability is accrued for the stock-based compensation awards over the vesting period. All amounts recorded to or from OCI are net of related taxes.
Net investment hedges
The Company uses currency swaps and/or forwards to reduce foreign exchange fluctuations associated with certain foreign currency investment financing activities. Changes in fair value of these swaps and forwards, along with interest earned and paid on the swaps, are recorded to the foreign exchange gains and losses in OCI, offsetting the respective exchange gains or losses arising from the underlying investments. All amounts recorded to or from OCI are net of related taxes. If the hedging relationship is terminated, amounts deferred in accumulated OCI continue to be deferred until there is a reduction in the Company’s net investment in the hedged foreign operation resulting from a capital transaction, dilution or sale of all or part of the foreign operation.
REAL ESTATE
Real estate includes real estate held for investment and real estate held for sale.
Real estate held for investment: Real estate held for investment is originally recorded at cost. The carrying value is adjusted towards fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into net investment income at the rate of 3% of the unamortized balance each quarter.
Fair value is determined for each property by qualified appraisers. All income producing properties receive an annual appraisal verified by an external valuator at least once every two years. The Company monitors the values of these properties and if, in aggregate, the carrying value is greater than the fair values, it records a write-down for other than temporary impairment.
Real estate held for sale: Properties held for sale are usually acquired through foreclosure, but may also be classified as held for sale based on management’s intent to sell. They are measured initially at fair value less the cost to sell and subsequently at the lower of carrying value and fair value less the cost to sell. When the amount at which the foreclosed or reclassified asset is initially measured is different from the carrying amount of the loan or property, a gain or loss is recorded at the time of foreclosure or reclassification.
CASH, CASH EQUIVALENTS AND SHORT-TERM SECURITIES
Cash, cash equivalents and short-term securities are highly liquid investments. Cash equivalents have an original term to maturity of three months or less, while short-term securities have a term to maturity exceeding three months but less than one year. Cash equivalents and short-term securities are designated as held-for-trading and are recorded at fair value with changes in fair value reported in changes in fair value of held-for-trading assets on the consolidated statements of operations.
POLICY LOANS AND OTHER INVESTED ASSETS
Policy loans are carried at their unpaid balance and are fully secured by the policy values on which the loans are made.
Policy loans and other invested assets on the consolidated balance sheets include investments accounted for by the equity method, leases and joint ventures.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Accounting Policies (Cont’d)
OTHER INVESTED ASSETS — HELD-FOR-TRADING AND AVAILABLE-FOR-SALE
Other invested assets designated as held-for-trading are primarily investments in segregated funds and mutual funds. These assets are supporting the Company’s actuarial liabilities or are investments held within the non-insurance subsidiaries of the Company. Held-for-trading assets are reported on the consolidated balance sheets at fair value with changes in fair value reported as changes in fair value of held-for-trading assets in the consolidated statements of operations. Other invested assets designated as available-for-sale include investments in limited partnerships. These investments are accounted for at cost since these assets are not traded in an active market. Distributions received, such as dividends, are recorded to other net investment income. Other invested assets designated as available-for-sale also include investments in segregated funds and mutual funds, which are recorded at fair value with changes in fair value recognized in OCI.
DEFERRED ACQUISITION COSTS
Deferred acquisition costs arising on mutual fund sales are amortized over the periods of the related sales charges, which range from four to six years.
GOODWILL
Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable tangible and intangible assets, and is not amortized. Goodwill is assessed for impairment annually by comparing the carrying values of the appropriate reporting units to their respective fair values. If any potential impairment is identified, it is quantified by comparing the carrying value of the respective goodwill to its fair value. Goodwill assessment may occur in between annual periods if events or circumstances occur that may result in the fair value of a reporting unit falling below its carrying amount.
INTANGIBLE ASSETS
Identifiable intangible assets consist of finite-life and indefinite-life intangible assets. Finite-life intangible assets are amortized on a straight-line basis over varying periods of up to 40 years. Indefinite-life intangibles are not amortized and are assessed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Impairment is assessed by comparing the carrying values of the indefinite-life intangible assets to their fair values. If the carrying values of the indefinite-life intangibles exceed their fair values, these assets are considered impaired and a charge for impairment is recognized.
CAPITAL ASSETS
Furniture, computers, other equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of these assets, which generally range from 2 to 10 years.
SEGREGATED FUNDS
Segregated funds are lines of business in which the Company issues a contract where the benefit amount is directly linked to the fair value of the investments held in the particular segregated fund. Although the underlying assets are registered in the name of the Company and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the fund’s investment performance. In addition, certain individual contracts have guarantees from the Company. The Company derives fee income from segregated funds, which is included in fee income on the consolidated statements of operations. Changes in the Company’s interest in the segregated funds, including undistributed net investment income, are reflected in net investment income. Policyholder transfers between general funds and segregated funds are included in net transfers to segregated funds on the consolidated statements of operations.
Separate consolidated financial statements are provided for the segregated funds. Segregated fund assets are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by the Company. The investment results of the segregated funds are reflected directly in segregated fund liabilities. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in the consolidated statements of operations. Segregated fund assets may not be applied against liabilities that arise from any other business of the Company.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Accounting Policies (Cont’d)
ACTUARIAL LIABILITIES AND OTHER POLICY LIABILITIES
Actuarial liabilities and other policy liabilities, including policy benefits payable and provision for policyholder dividends, are computed using generally accepted actuarial practice in accordance with the standards established by the Canadian Institute of Actuaries and the requirements of OSFI.
SENIOR DEBENTURES AND SUBORDINATED DEBT
Senior debentures and subordinated debt are recorded at amortized cost using the effective interest method. Transaction costs are recorded as part of the liability and are recognized in income using the effective interest method.
INCOME TAXES
The Company uses the asset and liability method of tax allocation. Under this method, the income tax expense consists of both an expense for current income taxes and an expense for future income taxes. Current income tax expense (benefit) represents the expected payable (receivable) resulting from the current year’s operations. Future income tax expense (benefit) represents the movement during the year in the cumulative temporary differences between the carrying value of the Company’s assets and liabilities on the balance sheet and their values for tax purposes. Future income tax liabilities and assets are calculated based on income tax rates and laws that, at the balance sheet date, are expected to apply when the liability or asset is realized, which are normally those enacted or considered substantively enacted at the consolidated balance sheet dates. Future income tax assets are recognized to the extent that they are more likely than not to be realized.
In determining the impact of taxes, the Company is required to comply with the standards of both the Canadian Institute of Actuaries and the CICA. Actuarial standards require that the projected timing of all cash flows associated with policy liabilities, including income taxes, be included in the determination of actuarial liabilities under the Canadian asset liability method. The actuarial liabilities are first computed including all related income tax effects on a discounted basis, including the effects of temporary differences that have already occurred. Future income tax assets and/or liabilities arising from temporary differences that have already occurred are computed without discounting. The undiscounted future income tax assets and/or liabilities are reclassified from the actuarial liabilities to future income taxes on the balance sheets. The net result of this reclassification is to leave the discounting effect of the future income taxes in the actuarial liabilities.
PREMIUM AND FEE INCOME RECOGNITION
Gross premiums for all types of insurance contracts, and contracts with limited mortality or morbidity risk, are generally recognized as revenue when due. When premiums are recognized, actuarial liabilities are computed, with the result that benefits and expenses are matched with such revenue. Fee income includes fund management fees, mortality, policy administration and surrender charges on segregated funds, and is recognized on an accrual basis.
FOREIGN CURRENCY TRANSLATION
The Company’s exchange gains and losses arising from the conversion of its self-sustaining foreign operations are included in the unrealized foreign currency translation gains (losses) of the consolidated statements of comprehensive income. Revenues and expenses in foreign currencies, including amortized gains and losses on foreign investments, are translated into Canadian dollars at an average of the market exchange rates during the year. Assets and liabilities are translated into Canadian dollars at market exchange rates at the end of the year. The net translation adjustment is reported as part of accumulated other comprehensive income in the consolidated statements of equity.
A proportionate amount of the exchange gain or loss accumulated in other comprehensive income is reflected in net income when there is a reduction in the Company’s net investment in a foreign operation resulting from a capital transaction, dilution, or sale of all or part of the foreign operation.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Accounting Policies (Cont’d)
PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS
A description of the Company’s pension and other post-retirement benefits is included in Note 22.
Defined benefit pension costs related to current services are charged to income as services are rendered. Based on management’s best estimate assumptions, actuarial valuations of the pension obligations are determined using the projected benefit method pro-rated on service. The estimated present value of post-retirement health care and life insurance benefits is charged to income over the employees’ years of service to the date of eligibility. For the purpose of calculating the expected returns on pension plan assets for most of the Canadian pension plans, a market-related asset value is used which recognizes asset gains and losses in a systematic and rational manner over a period of five years. For all other pension plans, the fair value of plan assets is used to calculate the expected return on assets. Any transition adjustments, as well as future adjustments arising from plan amendments, are amortized to income over the average remaining service period of active employees expected to receive benefits under the plans. Only variations in actuarial estimates in excess of the greater of 10% of the plan assets or the benefit obligation at the beginning of the year are amortized. The cumulative excess of funding contributions over the amount recorded as an expense is reported as an accrued benefit asset in other assets. The cumulative excess of expense over contributions is reported as an accrued liability in other liabilities.
STOCK-BASED COMPENSATION
A description of the Company’s stock-based compensation plans is included in Note 18.
Stock options granted to employees are accounted for using the fair value method. Under the fair value method, fair value of the stock options is estimated at the grant date and the total fair value of the options is amortized over the vesting periods as compensation expenses with an offset to contributed surplus in the consolidated statements of equity. For options that are forfeited before vesting, the compensation expense that has previously been recognized in operating expenses and contributed surplus is reversed. When options are exercised, new shares are issued, contributed surplus is reversed and the shares issued are credited to share capital in the consolidated statements of equity.
Other stock-based compensation plans are accounted for as liability awards. The liabilities for these plans are calculated based on the number of award units outstanding at the end of the reporting period. Each unit is equivalent in value to the fair market value of a common share of SLF Inc. The liabilities are accrued and expensed on a straight-line basis over the vesting periods. The liabilities are paid in cash at the end of the vesting period.
2. Changes in Accounting Policies
ADOPTED IN 2009
GOODWILL AND INTANGIBLE ASSETS
On January 1, 2009, the Company adopted CICA Handbook Section 3064, Goodwill and Intangible Assets. Section 3064 replaces Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. Provisions concerning goodwill are unchanged from the standards included in the previous Section 3062. The provisions relating to intangible assets, including internally generated intangible assets, are incorporated from International Financial Reporting Standards (IFRS). The adoption of this Section did not have a material impact on the consolidated financial statements.
CREDIT RISK AND THE FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
Effective January 1, 2009, the Company adopted the CICA Emerging Issues Committee (EIC) Abstract No. 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities (EIC 173). EIC 173 clarifies how an entity’s own credit risk and that of the relevant counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The new guidance did not have a material impact on the consolidated financial statements.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
2. Changes in Accounting Policies (Cont’d)
EFFECTIVE INTEREST METHOD FOR FINANCIAL INSTRUMENTS SUBSEQUENT TO RECOGNITION OF AN IMPAIRMENT LOSS
In June 2009, the Company retroactively adopted amendments to CICA Handbook Section 3855, Financial Instruments — Recognition and Measurement (Section 3855). The amendments clarify that, subsequent to the recognition of an impairment loss, the rate used to determine the impairment loss is used to calculate interest income on the impaired debt security. The amendments make the application of the effective interest method under Section 3855 consistent with the application of this method under IFRS. The adoption of these amendments did not have a material impact on the consolidated financial statements.
IMPAIRMENT OF FINANCIAL ASSETS
In the third quarter of 2009, the CICA issued amendments to Section 3855. The amendments include a revision of the definition of loans and receivables. As a result of the amended definition, debt instruments with fixed and determinable payments that are not quoted in an active market may be classified as loans and receivables and impairment of these loans would be assessed following CICA Handbook Section 3025, Impaired Loans, which assesses and measures impairment losses on an incurred credit loss basis. Impairment of held-to-maturity investments will also be measured on this basis. Loans and receivables that an entity intends to sell immediately or in the near term must be classified as held-for-trading and those for which the holder may not recover substantially all of its initial investment, other than because of credit deterioration, must be classified as available-for-sale. The amendments also require the reversal of impairment losses on available-for-sale debt instruments through profit and loss in a subsequent period when the fair value increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in net income. The amendments also permit reclassifications from available-for-sale and held-for-trading to loans and receivables under certain circumstances. The Company adopted these amendments in the fourth quarter of 2009, effective as of January 1, 2009. The adoption of these amendments did not have a material impact on the consolidated financial statements.
FINANCIAL INSTRUMENT DISCLOSURES
In June 2009, the CICA issued amendments to CICA Handbook Section 3862, Financial Instruments — Disclosures (Section 3862). The amendments include enhanced disclosures related to the fair value of financial instruments and the liquidity risk associated with financial instruments. The amendments are effective for annual consolidated financial statements for fiscal years ending after September 30, 2009. The amendments are consistent with recent amendments to financial instrument disclosure standards in IFRS. The Company included these additional disclosures in Notes 5 and 6 in these annual consolidated financial statements.
FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
BUSINESS COMBINATIONS, CONSOLIDATED FINANCIAL STATEMENTS AND NON-CONTROLLING INTERESTS
In January, 2009, the CICA issued three new Handbook Sections; Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements, and Section 1602, Non-Controlling Interests. Section 1582 clarifies that an acquisition occurs when an entity obtains control of a business and provides guidance on determining the date of the acquisition and the measurement and recognition of assets acquired and liabilities assumed. Section 1601 provides standards for the preparation of consolidated financial statements. Section 1602 requires that non-controlling interests be presented as part of equity and that transactions between the Company and the non-controlling interests be reported as equity transactions. These Sections are effective for fiscal years beginning on or after January 1, 2011, with early adoption allowed to facilitate the transition to IFRS. If early adopted, all three Sections must be early adopted effective January 1, 2010. The Company is currently evaluating whether it will early adopt these Sections in the first quarter of 2010.
INTERNATIONAL FINANCIAL REPORTING STANDARDS
The Canadian Accounting Standards Board (AcSB) has confirmed that Canadian publicly accountable entities will be required to prepare their financial statements in accordance with IFRS for fiscal years beginning on or after January 1, 2011. As a result, IFRS will be adopted by the Company on January 1, 2011 and its first set of IFRS compliant financial statements will be for the quarter ending March 31, 2011, with comparative information provided on an IFRS basis. The Company is currently assessing the impact the adoption of IFRS will have on its consolidated financial statements.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3. Acquisitions and Dispositions
ACQUISITIONS
On October 1, 2009, the Company completed the acquisition of the United Kingdom operations of Lincoln National Corporation (Lincoln U.K.) for $387 and financed the transaction with existing capital. The acquisition, which includes both general and segregated fund businesses, increases the assets under management in the United Kingdom by nearly 60% and doubles the number of policies in-force. The results and assets of Lincoln U.K., including goodwill, are included in the Corporate reportable segment in these Consolidated Financial Statements. The Lincoln U.K. results are included in the 2009 income reported from October 1, 2009.
The purchase price is subject to adjustment related to market and business performance prior to the closing date. As a result, the goodwill arising from the acquisition of Lincoln U.K. is subject to adjustment in 2010 as part of the finalization of the allocation of the purchase price to the assets acquired and liabilities assumed.
The Lincoln U.K. acquisition is summarized below:

2009
Lincoln U.K.

Percentage of shares acquired	100%
Invested assets acquired	$1,249
Other assets acquired	88

$1,337

Actuarial liabilities and other policy liabilities acquired	$1,058
Other liabilities acquired	72

$1,130

Net balance sheet assets acquired	$207

Consideration:
Cash cost of acquisition (1)	$380
Transaction and other related costs	7

Total consideration	$387

Goodwill on acquisition	$180

Cash and cash equivalents acquired	$402

Increase in segregated fund net assets	$6,629

(1)	Includes the cost to hedge the foreign currency exposure of the purchase price.
On May 31, 2007, the Company acquired the U.S. group benefits business of Genworth Financial, Inc. (Genworth EBG Business) for $725. Genworth EBG Business results are included in 2007 income reported from June 1, 2007. Genworth EBG Business results and assets, including goodwill, are included in the SLF U.S. reportable segment in these Consolidated Financial Statements. The net assets acquired included $132 of cash and cash equivalents.
DISPOSITIONS
On December 12, 2008, the Company sold its 37% interest in CI Financial to the Bank of Nova Scotia in exchange for cash of $1,552, common shares with a fair value of $437 and preferred shares with a fair value of $250 for total proceeds of $2,239. The investment was accounted for by the equity method and had a carrying value of $1,218 as at the date of sale, which was included in policy loans and other invested assets on the consolidated balance sheets prior to the date of sale. The carrying value included goodwill of $377, indefinite-life intangible assets of $757 and finite-life intangible assets of $9. A pre-tax gain of $1,015, net of transaction costs of $6, was recorded in net investment income in the fourth quarter ($825 net of taxes).
On February 29, 2008, the Company sold Sun Life Retirement Services (U.S.), Inc., a 401(k) plan administration business in the United States, to Hartford Financial Services LLC. The sale is not material to these Consolidated Financial Statements.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
4. Segmented Information
The Company has five reportable segments: Sun Life Financial Canada (SLF Canada), Sun Life Financial United States (SLF U.S.), MFS Investment Management (MFS), Sun Life Financial Asia (SLF Asia) and Corporate. These reportable segments operate in the financial services industry and reflect the Company’s management structure and internal financial reporting. The Company’s revenues from these segments are derived principally from mutual funds, investment management and annuities, life and health insurance, and life retrocession. Revenues not attributed to the strategic business units are derived primarily from investments of a corporate nature and earnings on capital.
Corporate includes the results of the Company’s U.K. business unit, its Corporate Support operations, which includes active reinsurance and run-off reinsurance as well as investment income, expenses, capital and other items not allocated to the Company’s other business groups. Total net income in this category is shown net of certain expenses borne centrally.
Inter-segment transactions consist primarily of internal financing agreements. They are measured at fair values prevailing when the arrangements are negotiated. Inter-segment revenue for 2009 consists mainly of interest of $144 ($144 in 2008 and $146 in 2007) and fee income of $48 in 2009 ($52 in 2008 and $79 in 2007).
The results for Corporate for the year ended December 31, 2007 include the $43 write-down of intangible assets described in Note 7. The results for Corporate for 2008 include the net of tax gain on the sale of CI Financial of $825. Results of the investment in CI Financial were included in SLF Canada for 2008 and prior periods.

Results by segment for the years ended December 31
						Consolidation
	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Adjustments	Total

2009
Revenue	$11,407	$11,714	$1,251	$1,813	$1,579	$(192)	$27,572
Change in actuarial liabilities	$2,672	$4,269	$—	$800	$(43)	$(1)	$7,697
Interest expense	$152	$246	$—	$—	$148	$(143)	$403
Income taxes expense (benefit)	$(54)	$(502)	$101	$21	$(108)	$—	$(542)
Total net income (loss)	$871	$(461)	$152	$76	$(16)	$—	$622

2008
Revenue	$7,927	$3,817	$1,381	$498	$2,144	$(204)	$15,563
Change in actuarial liabilities	$(854)	$(2,920)	$—	$(444)	$(200)	$(11)	$(4,429)
Interest expense	$181	$263	$2	$—	$64	$(144)	$366
Income taxes expense (benefit)	$435	$(648)	$133	$22	$(285)	$—	$(343)
Total net income (loss)	$647	$(1,016)	$194	$33	$999	$—	$857

2007
Revenue	$9,285	$7,830	$1,687	$977	$1,634	$(225)	$21,188
Change in actuarial liabilities	$180	$(2,336)	$—	$10	$(368)	$(1)	$(2,515)
Interest expense	$173	$236	$3	$—	$84	$(147)	$349
Income taxes expense (benefit)	$200	$142	$185	$23	$(28)	$—	$522
Total net income	$1,049	$584	$281	$123	$253	$—	$2,290

Assets by segment as at December 31
						Consolidation
	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Adjustments	Total

2009
General fund assets	$55,622	$42,615	$859	$6,437	$15,854	$(1,305)	$120,082
Segregated funds net assets	$41,426	$26,848	$—	$1,788	$11,243	$—	$81,305

2008
General fund assets	$53,935	$45,746	$847	$6,274	$14,373	$(1,342)	$119,833
Segregated funds net assets	$32,333	$27,443	$—	$1,696	$4,290	$—	$65,762

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
4. Segmented Information (Cont’d)
The following table shows revenue, net income (loss) and assets by country for the Corporate reportable segment:

	2009	2008	2007

Revenue:
United States	$555	$580	$720
United Kingdom	870	313	878
Canada	138	1,235	14
Other countries	16	16	22

Total revenue	$1,579	$2,144	$1,634

Total net income (loss):
United States	$149	$(70)	$212
United Kingdom	5	208	207
Canada	(170)	860	(153)
Other countries	—	1	(13)

Total net income (loss)	$(16)	$999	$253

Assets:
General funds:
United States	$4,592	$3,647
United Kingdom	8,630	7,686
Canada	2,516	2,912
Other countries	116	128

Total general fund assets	$15,854	$14,373

Segregated funds:
United Kingdom	$11,243	$4,290

Total general fund assets	$11,243	$4,290

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income
The Company invests primarily in bonds, mortgages, stocks and real estate. The accounting policy for each type of financial investment is described in Note 1.
A) FAIR VALUE OF FINANCIAL INVESTMENTS
The carrying values and fair values of the Company’s invested assets are shown in the following table.

		2009			2008

	Carrying	Fair		Carrying	Fair
	Value	Value	Yield %	Value	Value	Yield %

ASSETS
Bonds — held-for-trading	$51,634	$51,634	5.72	$48,458	$48,458	5.90
Bonds — available-for-sale	9,673	9,673	5.10	10,616	10,616	5.50
Mortgages and corporate loans	19,449	19,941	5.27	22,302	22,485	5.99
Stocks — held-for-trading	4,331	4,331	2.41	3,440	3,440	2.57
Stocks — available-for-sale	635	649	4.34	1,018	1,020	3.19
Real estate	4,877	5,124	9.01	4,908	5,812	10.86
Policy loans	3,303	3,303	6.02	3,401	3,401	6.80
Cash, cash equivalents and short-term securities	11,868	11,868	n/a	8,879	8,879	n/a
Derivative assets	1,382	1,382	n/a	2,669	2,669	n/a
Other invested assets including held-for-trading and available-for-sale other invested assets	1,077	1,109	n/a	1,187	1,230	n/a

Total invested assets	$108,229	$109,014	4.89	$106,878	$108,010	5.80

Other invested assets include the Company’s investment in segregated funds, mutual funds, investments accounted for by the equity method, and investments in limited partnerships and leases.
The preceding table includes only derivative financial instruments that have a positive fair value and are, therefore, recorded as assets on the consolidated balance sheets. Derivative liabilities with a fair value of $1,257 ($3,219 in 2008) are also reported on the consolidated balance sheets.
i) FAIR VALUE METHODOLOGIES AND ASSUMPTIONS
The fair value of publicly traded fixed maturity and equity securities is determined using quoted market bid prices in active markets that are readily and regularly obtainable, when available. When quoted prices in active markets are not available, the determination of fair value is based on market standard valuation methodologies, which include matrix pricing, consensus pricing from various broker dealers that are typically the market makers, discounted cash flows, or other similar techniques. The assumptions and valuation inputs in applying these market standard valuation methodologies are primarily using observable market inputs, which include, but are not limited to, benchmark yields, issuer spreads, reported trades of identical or similar instruments and prepayment speeds. Prices obtained from independent pricing services are validated through back-testing to trade data, comparison to observable market inputs or other economic indicators, and other qualitative analysis to ensure that the fair value is reasonable. For fair value that is based solely on non-binding broker quotes that cannot be validated to observable market data, the Company typically considers the fair value to be based on unobservable market inputs, due to a general lack of transparency in the process that the brokers use to develop the prices. The changes in fair value of assets with unobservable market inputs backing actuarial liabilities are expected to be largely offset by changes in those liabilities. Stocks that do not have a quoted market price on an active market and are designated as available-for-sale are reported at cost and are not material to these Consolidated Financial Statements.
The fair value of non-publicly traded bonds is determined using a discounted cash flow approach that includes provisions for credit risk, liquidity premium, and the expected maturities of the securities. The valuation techniques used are primarily based on observable market prices or rates.
The fair value of derivative financial instruments depends upon the type of derivative, and is determined primarily using observable market inputs. Fair value of exchange-traded futures is based on the quoted market prices, while fair value of interest rate and cross-currency swaps and forward contracts is determined by discounting expected future cash flows using current market interest and exchange rates for similar instruments. Fair value of common stock index swaps and options is determined using the value of underlying securities or indices and option pricing models using index prices, projected dividends and volatility surfaces.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income (Cont’d)
Fair value of mortgages and corporate loans is determined by discounting the expected future cash flows using current market interest rates with similar credit risks and terms to maturity. Fair value of real estate is determined by external appraisals, using expected future net cash flows discounted at current market interest rates. Fair values of policy loans and cash are assumed to be equal to their carrying values, due to their nature. Fair values of cash equivalents and short-term securities are based on market yields. The fair values of other invested assets are determined by reference to quoted market prices.
ii) YIELD CALCULATION
Yield for all assets, excluding real estate, is calculated based on total net interest, dividend or other investment income divided by the total average amortized cost or cost of the assets, which includes accrued investment income. The yield for real estate was calculated the same as for other assets except that it is based on the average carrying value which includes deferred net realized gains.
iii) FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS:
In compliance with amendments to CICA Handbook Section 3862 described in Note 2, the Company has categorized its financial instruments that are carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three level fair value hierarchy as follows:
Level 1: Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of assets and liabilities classified as Level 1 generally include U.S. Treasury and agency securities, cash and cash equivalents, and exchange-traded equities.
Level 2: Fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. The types of assets and liabilities classified as Level 2 generally include government bonds, certain corporate and private bonds, certain asset-backed securities (ABS) and derivatives.
Level 3: Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability. The types of assets and liabilities classified as Level 3 generally include commercial mortgage-backed securities (CMBS), Residential mortgage-backed securities (RMBS), certain structured products and certain corporate bonds.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income (Cont’d)
The following table presents the Company’s financial instruments that are carried at fair value by Section 3862 hierarchy level, as at December 31, 2009:

	Level 1(1)	Level 2	Level 3	Total

Assets

Bonds — held-for-trading

Canada federal government securities	$—	$2,707	$—	$2,707
Canadian provincial and municipal governments	—	6,677	110	6,787
U.S. Treasury and agency securities	1,111	330	—	1,441
Other foreign government	—	4,296	76	4,372
Corporate securities	—	31,872	891	32,763
Asset-backed securities
Commercial mortgage-backed securities	—	952	586	1,538
Residential mortgage-backed securities	—	1,173	163	1,336
Collateralized debt obligations	—	27	92	119
Other	—	539	32	571

Total bonds — held-for-trading	$1,111	$48,573	$1,950	$51,634

Bonds — available-for-sale
Canada federal government securities	$—	$397	$—	$397
Canadian provincial and municipal governments	—	80	—	80
U.S. Treasury and agency securities	393	77	—	470
Other foreign government	—	519	—	519
Corporate securities	—	7,529	76	7,605
Asset-backed securities
Commercial mortgage-backed securities	—	194	40	234
Residential mortgage-backed securities	—	318	—	318
Collateralized debt obligations	—	4	46	50

Total bonds — available-for-sale	$393	$9,118	$162	$9,673

Stocks — held-for-trading	$3,983	$348	$—	$4,331

Cash, cash equivalents and short-term securities	$9,610	$2,258	$—	$11,868
Derivative assets	29	1,342	11	1,382
Other invested assets	247	195	146	588

Total investments and cash	$9,886	$3,795	$157	$13,838

Stocks — available-for-sale	$627	$—	$8	$635

Total Financial Instrument assets measured at fair value	$16,000	$61,834	$2,277	$80,111

Liabilities
Amounts on deposit	$—	$82	$—	$82
Derivative liabilities	8	1,205	44	1,257

Total Financial Instrument liabilities measured at fair value	$8	$1,287	$44	$1,339

(1)	A total of $8,564 were transferred from level 2 to level 1 due to the improved transparency of the inputs used to measure the fair value of the financial instruments. A total of $59,493 were transferred from level 1 to level 2 during the year due to the decreased transparency of the inputs used to measure the fair value of the financial instruments.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income (Cont’d)
The following table shows a reconciliation of the beginning and ending balances for financial instrument assets and liabilities which are categorized at Level 3:

										Gains
										(losses)
										included in
										earnings
	Total gains (losses)									relating to
			Included							instruments
		Included	in other				Transfers	Transfers		still held at
	Beginning	in net	comprehensive				into	(out) of	Ending	the reporting
	balance	income(1)	income	Purchases	Sales	Settlements	level 3(2)	level 3(2)	balance	date(1)

Assets

Bonds — held-for-trading

Canada federal government Securities	$4	$—	$—	$—	$—	$(4)	$—	$—	$—	$—
Canadian provincial and municipal governments	51	(8)	—	69	—	—	—	(2)	110	(3)
Other foreign government	11	(3)	—	78	—	—	—	(10)	76	(2)
Corporate securities	625	(43)	—	245	(40)	(18)	241	(119)	891	27
Asset-backed securities
Commercial mortgage- backed securities	947	(44)	—	38	(110)	—	1	(246)	586	(4)
Residential mortgage- Backed securities	124	(12)	—	—	—	(20)	112	(41)	163	69
Collateralized debt obligations	56	—	—	11	—	—	25	—	92	(4)
Other	82	(11)	—	—	—	(7)	37	(69)	32	4

Total bonds — held-for-trading	$1,900	$(121)	$—	$441	$(150)	$(49)	$416	$(487)	$1,950	$87

Bonds — available-for-sale

Corporate securities	$54	$(7)	$13	$16	$(13)	$(1)	$20	$(6)	$76	$—
Asset-backed securities
Commercial mortgage- backed securities	58	(3)	(10)	—	—	—	—	(5)	40	—
Collateralized debt obligations	30	(3)	14	6	(15)	—	14	—	46	—

Total bonds — available-for-sale	$142	$(13)	$17	$22	$(28)	$(1)	$34	$(11)	$162	$—

Derivative assets	$47	$(8)	$—	$7	$(35)	$—	$—	$—	$11	$(4)
Other invested assets(4)	143	(19)	—	30	(8)	—	—	—	146	(13)

Total investments and cash	$190	$(27)	$—	$37	$(43)	$—	$—	$—	$157	$(17)

Stocks — available-for-sale	$36	$(5)	$(3)	$—	$—	$—	$—	$(20)	$8	$—

Total Financial Instrument assets measured at fair value	$2,268	$(166)	$14	$500	$(221)	$(50)	$450	$(518)	$2,277	$70

Liabilities (3)

Derivative liabilities	$83	$(39)	$—	$—	$—	$—	$—	$—	$44	$12

Total Financial Instrument liabilities measured at fair value	$83	$(39)	$—	$—	$—	$—	$—	$—	$44	$12

(1)	This amount is reported in net investment income in the consolidated statements of operations.

(2)	Transfers in and/or (out) of level 3 during 2009, are primarily attributable to changes in the transparency of inputs used to price the securities.

(3)	For liabilities, gains are indicated in negative numbers.

(4)	Certain invested assets are accounted for differently under U.S. GAAP.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income (Cont’d)
B) REAL ESTATE INVESTMENTS
The carrying value of real estate by geographic location is as follows:

	2009	2008

Canada	$3,246	$3,090
United States	1,373	1,546
United Kingdom	257	271
Other	1	1

Total real estate	$4,877	$4,908

Real estate includes real estate held for investment and real estate held for sale, as described in Note 1. The carrying value and fair value of real estate in each of these categories is shown in the table below.

	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Real estate held for investment	$4,861	$5,108	$4,898	$5,802
Real estate held for sale	16	16	10	10

Total real estate	$4,877	$5,124	$4,908	$5,812

The carrying value of real estate that was non-income producing for the preceding 12 months was $185 in 2009 ($151 in 2008).
Deferred net realized gains are realized gains and losses which have not yet been recognized in income. The changes in deferred net realized gains for real estate are shown in the following table.

	2009	2008

Balance, January 1	$251	$276
Net realized gains for the year	12	12
Amortization of deferred net realized gains	(30)	(33)
Effect of changes in currency exchange rates	(8)	(4)

Balance, December 31	$225	$251

Amortization of deferred net realized gains on real estate for 2007 recorded to income was $36.
C) NET INVESTMENT INCOME
Changes in fair value of held-for-trading assets recorded to net income for the years ended December 31 consist of the following:

	2009	2008	2007

Bonds	$4,124	$(5,852)	$(1,691)
Stocks	705	(1,432)	103
Other invested assets	41	(122)	33
Cash equivalents and short-term securities	8	7	(3)

Total changes in fair value of held-for-trading assets	$4,878	$(7,399)	$(1,558)

Income (loss) from derivative investments consists of income from derivatives that are not classified as hedges for accounting purposes. Income from derivative investments on the consolidated statements of operations for the years ended December 31, consists of the following:

	2009	2008	2007

Changes in fair value	$(847)	$(154)	$75
Interest income (expense)	(114)	(70)	10
Other income	18	4	1

Total income from derivative investments	$(943)	$(220)	$86

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income (Cont’d)
Other net investment income has the following components:

	2009	2008	2007

Interest income:
Held-for-trading bonds	$3,037	$3,006	$3,091
Available-for-sale bonds	569	580	531
Mortgages and corporate loans	1,253	1,291	1,286
Policy loans	210	216	212
Cash, cash equivalents and short-term securities	36	147	231

Interest income	5,105	5,240	5,351
Dividends on held-for-trading stocks	115	117	103
Dividends on available-for-sale stocks	35	24	23
Real estate income (net)(1)	327	332	300
Amortization of deferred net realized gains and unrealized gains and losses	76	136	121
Foreign exchange gains (losses)	(10)	(22)	37
Other income (expense) (2)	(79)	354	377
Investment expenses and taxes	(107)	(103)	(89)

Total other net investment income	$5,462	$6,078	$6,223

(1)	Includes operating lease rental income of $283 in 2009 ($293 and $242, in 2008 and 2007, respectively).

(2)	Includes equity income from CI Financial of $190 in 2008 and $228 in 2007. The Company’s investment in CI Financial was sold in December 2008, as described in Note 3.
D) DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
The fair values of derivative financial instruments by major class of derivative as at December 31 are shown in the following table.

	2009		2008
	Fair Value		Fair Value
	Positive	Negative	Positive	Negative

Interest rate contracts	$444	$(910)	$1,801	$(2,135)
Foreign exchange contracts	801	(119)	487	(917)
Other contracts	137	(228)	381	(167)

Total derivatives	$1,382	$(1,257)	$2,669	$(3,219)

The following table presents the fair values of derivative assets and liabilities categorized by derivatives designated as hedges for accounting purposes and those not designated as hedges as at December 31.

	2009			2008
	Total Notional	Fair Value		Total Notional	Fair Value
	Amount	Positive	Negative	Amount	Positive	Negative

Derivative investments (1)	$41,665	$823	$(1,138)	$44,453	$2,377	$(2,479)
Fair value hedges	2,310	90	(50)	2,983	—	(504)
Cash flow hedges	92	19	(24)	82	—	(37)
Net investment hedges	3,193	450	(45)	3,278	292	(199)

Total	$47,260	$1,382	$(1,257)	$50,796	$2,669	$(3,219)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5. Financial Investments and Related Net Investment Income (Cont’d)
Additional information on the derivatives designated as hedges for accounting purposes is included below.
FAIR VALUE AND CASH FLOW HEDGES
Results for the hedging relationships as at December 31 are shown in the following table:

	2009	2008	2007

Fair value hedges
Income (loss) arising from hedge ineffectiveness	$6	$(4)	$14
Cash flow hedges(1)
Income (loss) due to amounts excluded from hedge effectiveness assessment	$(3)	$(6)	(3)

(1)	Cash flow hedges include equity forwards hedging the variation in the cash flows associated with the anticipated payments under certain stock-based compensation plans expected to occur in 2010, 2011 and 2012. The amounts included in accumulated other comprehensive income (OCI) related to the equity forwards are reclassified to net income as the liability is accrued for the stock-based compensation plan over the vesting period. The Company expects to reclassify a gain of $2 (loss of $5 in 2008) from accumulated OCI to net income within the next 12 months. Foreign currency forwards hedging the variation in the cash flows associated with the anticipated purchase of Lincoln U.K. have been settled and reclassified to the purchase price in the fourth quarter of 2009 (Note 3).
E) SECURITIES LENDING
The Company engages in securities lending to generate additional income. Certain securities from its portfolio are loaned to other institutions for short periods. Collateral, which exceeds the fair value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to the Company. The fair value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair values fluctuate. Certain arrangements allow the Company to invest the cash collateral received for the securities loaned. It is the Company’s practice to obtain a guarantee from the lending agent against counterparty default, including non-cash collateral deficiency. As at December 31, 2009, the Company had loaned securities, which are included in invested assets, with a carrying value and fair value of approximately $785 ($889 in 2008).
6. Financial Instrument Risk Management
The significant risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate and equity). The following sections describe how the Company manages each of these risks.
The Company uses derivative instruments to manage risks related to interest rate, equity market and currency fluctuations and in replication strategies for permissible investments. The Company does not engage in speculative investment in derivatives. The gap in market sensitivities or exposures between liabilities and supporting assets is monitored and managed within defined tolerance limits by, where appropriate, the use of derivative instruments. Models and techniques are used by the Company to measure the continuing effectiveness of its risk management strategies.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
A) CREDIT RISK
Credit risk is the uncertainty of receiving amounts owed by financial counterparties. The Company is subject to credit risk arising from issuers of securities held in the Company’s investment portfolio, debtors, structured securities, reinsurers, derivative counterparties, other financial institutions and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement and/or the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation. Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in its investment portfolio would cause the Company to record realized or unrealized losses, and increase its provisions for asset default, adversely impacting earnings.
Key controls utilized in the management of credit risk are outlined below:
•	Detailed credit risk management policies

•	Specific investment diversification requirements such as investing by asset class, geography and industry

•	Credit portfolio, counterparty and sector exposure limits

•	Target capital levels that exceed regulatory minimums

•	Credit quality ratings for portfolio investments are established and reviewed regularly

•	Comprehensive due diligence processes and ongoing credit analysis

•	Reserve provisions are established in accordance with standards set forth by the Canadian Institute of Actuaries

•	Use of stress-testing techniques, such as Dynamic Capital Adequacy Testing, which measure the effects of large and sustained adverse credit developments.

•	Comprehensive compliance monitoring practices and procedures including reporting against pre-established investment limits

•	Active credit risk governance including independent monitoring and review and reporting to senior management and the Board
i) MAXIMUM EXPOSURE TO CREDIT RISK
The Company’s maximum credit exposure related to financial instruments is summarized in the following table. Maximum credit exposure is the carrying value of the asset net of any allowances for losses.

	2009	2008

Cash, cash equivalents and short-term securities	$11,868	$8,879
Held-for-trading bonds (1)	51,634	48,458
Available-for-sale bonds	9,673	10,616
Mortgages	13,776	16,267
Corporate loans	5,673	6,035
Derivative assets (2)	1,382	2,669
Other financial assets (3)	2,078	2,704

Total balance sheet maximum credit exposure	$96,084	$95,628

Off-balance sheet items
Loan commitments (4)	$446	$659
Guarantees	45	51

Total off-balance sheet items	$491	$710

(1)	In addition to the carrying value, credit exposure may be increased to the extent that the amounts recovered from default are insufficient to satisfy the actuarial liability cash flows that the assets are intended to support.

(2)	The positive market value is used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.

(3)	Other financial assets include accounts receivable and investment income due and accrued as shown in Note 8.

(4)	Loan commitments include commitments to extend credit under commercial and residential mortgage loans and private bonds. Private bond commitments contain provisions that allow for withdrawal of the commitment if there is a deterioration in the credit quality of the borrower.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Collateral held and other credit enhancements
During the normal course of business, the Company invests in financial assets secured by real estate properties, pools of financial assets, third-party financial guarantees, credit insurance and other arrangements. In the case of derivatives, collateral is collected from the counterparty to manage the credit exposure according to the Credit Support Annex (CSA), which forms part of the International Swaps and Derivatives Association’s (ISDA) Master Agreement. It is the Company’s common practice to execute a CSA in conjunction with an ISDA Master Agreement.
As at December 31, 2009, the Company held collateral assets with a fair value of $568 ($1,098 as at December 31, 2008) under certain derivative contracts and is usually permitted to sell or re-pledge this collateral. The Company has not sold or re-pledged any collateral. The assets pledged are primarily cash, US Treasuries, and other government securities. The terms and conditions related to the use of the collateral are consistent with industry practice.
ii) CONCENTRATION RISK
Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics, such as groups of debtors in the same economic or geographic regions or in similar industries. The financial instrument issuers have similar economic characteristics so that their ability to meet contractual obligations may be impacted similarly by changes in the economic or political conditions. The Company manages this risk by appropriately diversifying its investment portfolio through the use of concentration limits. In particular, the Company maintains policies which set counterparty exposure limits to manage the credit exposure for investments in any single issuer or any associated group of issuers. Exceptions exist for investments in securities which are issued or guaranteed by the Government of Canada, United States or United Kingdom and issuers for which the Board has granted specific approval. Mortgage loans are collateralized by the related property, and generally do not exceed 75% of the value of the property at the time the original loan is made. The Company’s mortgages and corporate loans are diversified by type and location and, for mortgage loans, by borrower.
The following tables provide details of the bonds, mortgages and corporate loans held as at December 31 by issuer country, geographic location and industry sector where applicable.
The carrying value of bonds by issuer country as at December 31 is shown in the following table.

	2009			2008
	Held-for-Trading	Available-for-	Total	Held-for-Trading	Available-for-	Total
	Bonds	Sale Bonds	Bonds	Bonds	Sale Bonds	Bonds

Canada	$20,167	$980	$21,147	$18,184	$1,380	$19,564
United States	19,037	6,662	25,699	19,533	7,270	26,803
United Kingdom	5,229	614	5,843	4,397	597	4,994
Other	7,201	1,417	8,618	6,344	1,369	7,713

Total Bonds	$51,634	$9,673	$61,307	$48,458	$10,616	$59,074

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
The carrying value of bonds by issuer and industry sector as at December 31 is shown in the following table.

	2009			2008
	Held-for-Trading	Available-for-		Held-for-Trading	Available-for-
	Bonds	Sale Bonds	Total	Bonds	Sale Bonds	Total

Bonds issued or guaranteed by:
Canadian federal government	$2,707	$397	$3,104	$2,354	$489	$2,843
Canadian provincial and municipal governments	6,787	80	6,867	6,064	262	6,326
U.S. Treasury and other U.S. agencies	1,441	470	1,911	1,462	571	2,033
Other foreign governments	4,372	519	4,891	3,295	467	3,762

Total government issued or guaranteed bonds	15,307	1,466	16,773	13,175	1,789	14,964
Corporate bonds by industry sector:
Financials	11,050	3,403	14,453	11,606	3,926	15,532
Utilities and energy	8,816	1,050	9,866	7,447	929	8,376
Telecom	2,453	797	3,250	2,329	885	3,214
Consumer staples and discretionary	5,487	1,337	6,824	5,429	1,374	6,803
Industrials	2,669	523	3,192	2,510	495	3,005
Other	2,288	495	2,783	1,641	451	2,092

Total corporate	32,763	7,605	40,368	30,962	8,060	39,022
Asset-backed securities	3,564	602	4,166	4,321	767	5,088

Total bonds	$51,634	$9,673	$61,307	$48,458	$10,616	$59,074

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
The carrying values of mortgages and corporate loans by geographic location as at December 31 are shown in the following tables. The carrying value of mortgages split into residential and non-residential mortgages is also included. Residential mortgages include mortgages for both single and multiple family dwellings.

	2009
					Total
	Mortgages			Corporate	Mortgages and
	Non-residential	Residential	Total	Loans	Corporate Loans

Canada	$5,193	$2,341	$7,534	$5,175	$12,709
United States	5,905	280	6,185	246	6,431
United Kingdom	57	—	57	—	57
Other	—	—	—	252	252

Total mortgages and corporate loans	$11,155	$2,621	$13,776	$5,673	$19,449

	2008
					Total
	Mortgages			Corporate	Mortgages and
	Non-residential	Residential	Total	Loans	Corporate Loans

Canada	$5,896	$2,620	$8,516	$5,518	$14,034
United States	7,338	342	7,680	254	7,934
United Kingdom	71	—	71	—	71
Other	—	—	—	263	263

Total mortgages and corporate loans	$13,305	$2,962	$16,267	$6,035	$22,302

iii) CONTRACTUAL MATURITIES OF BONDS, MORTGAGES, CORPORATE LOANS AND DERIVATIVES
The contractual maturities of bonds as at December 31, 2009, are shown in the table below. Bonds that are not due at a single maturity date are included in the table in the year of final maturity. Actual maturities could differ from contractual maturities because of the borrower’s right to call or extend or right to prepay obligations, with or without prepayment penalties.

	2009
	Held-for-Trading	Available-for-	Total
	Bonds	Sale Bonds	Bonds

Due in 1 year or less	$2,519	$504	$3,023
Due in years 2-5	12,393	2,675	15,068
Due in years 6-10	11,734	2,790	14,524
Due after 10 years	24,988	3,704	28,692

Total bonds	$51,634	$9,673	$61,307

As at December 31, 2009, the carrying value of scheduled mortgage and corporate loan maturities, before allowances for losses, are as follows.

	Mortgages	Corporate Loans	Total

2010	$1,276	$563	$1,839
2011	1,188	598	1,786
2012	777	394	1,171
2013	1,085	754	1,839
2014	1,227	655	1,882
Thereafter	8,329	2,719	11,048

Total mortgages and corporate loans, before allowances for losses	$13,882	$5,683	$19,565

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Notional amounts of derivative financial instruments are the basis for calculating payments and are generally not the actual amounts exchanged. The following table provides the notional amounts of derivative instruments outstanding as at December 31 by type of derivative and term to maturity:

	2009				2008
	Term to Maturity				Term to Maturity
	Under	1 to	Over		Under	1 to	Over
	1 Year	5 Years	5 Years	Total	1 Year	5 Years	5 Years	Total

Over-the-counter contracts:
Interest rate contracts:
Swap contracts	$2,304	$6,437	$12,389	$21,130	$1,724	$10,846	$14,567	$27,137
Options purchased	509	1,440	3,628	5,577	682	669	2,249	3,600
Options written	425	—	—	425
Foreign exchange contracts:
Forward contracts	2,123	65	167	2,355	1,786	77	—	1,863
Swap contracts	432	3,250	4,771	8,453	191	3,821	5,123	9,135
Other contracts:
Options purchased	2,829	425	—	3,254	1,543	1,500	6	3,049
Options written	1,319	—	—	1,319	—	1,132	—	1,132
Forward contracts	32	64	—	96	79	59	—	138
Swap contracts	185	104	—	289	150	101	—	251
Credit derivatives	—	116	10	126	—	12	134	146
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	855	81	—	936	1,697	45	—	1,742
Foreign exchange contracts:
Futures contracts	—	—	—	—	323	—	—	323
Other contracts:
Futures contracts	3,298	—	—	3,298	2,280	—	—	2,280
Options purchased	2	—	—	2	—	—	—	—

Total notional amount	$14,313	$11,982	$20,965	$47,260	$10,455	$18,262	$22,079	$50,796

The following table provides the fair value of derivative instruments outstanding as at December 31 by term to maturity:

	2009				2008
	Term to Maturity				Term to Maturity
	Under	1 to	Over		Under	1 to	Over
	1 Year	5 Years	5 Years	Total	1 Year	5 Years	5 Years	Total

Total asset derivatives	$176	$667	$539	$1,382	$285	$886	$1,498	$2,669
Total liability derivatives	$(235)	$(338)	$(684)	$(1,257)	$(73)	$(933)	$(2,213)	$(3,219)

iv) ASSET QUALITY
The Company’s accounting policies for the recording and assessing of impairment are described in Note 1. Details concerning the credit quality of financial instruments held and considered impaired or temporarily impaired as at the current balance sheet date are described in the following sections.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Bonds by Credit Rating
Investment grade bonds are those rated BBB and above. The Company’s bond portfolio was 95.6% (97.0% in 2008) investment grade based on carrying value. The carrying value of bonds by rating is shown in the following table.

	2009			2008
	Held-for-Trading	Available-for-		Held-for-Trading	Available-for-
	Bonds	Sale Bonds	Total	Bonds	Sale Bonds	Total

Bonds by credit rating (1):
AAA	$8,973	$1,752	$10,725	$9,119	$2,494	$11,613
AA	9,163	1,046	10,209	9,183	1,635	10,818
A	16,520	3,485	20,005	14,805	3,326	18,131
BBB	14,797	2,860	17,657	13,826	2,893	16,719
BB and lower	2,181	530	2,711	1,525	268	1,793

Total bonds	$51,634	$9,673	$61,307	$48,458	$10,616	$59,074

(1)	Local currency denominated sovereign debts of certain developing countries, used in backing the local liabilities, have been classified as investment grade.
Derivative Financial Instruments by Counterparty Credit Rating
Derivative instruments are either exchange-traded or over-the-counter contracts negotiated between counterparties. Since counterparty failure in an over-the-counter derivative transaction could render it ineffective for hedging purposes, the Company generally transacts its derivative contracts with highly rated counterparties. In limited circumstances, the Company will enter into transactions with lower rated counterparties if credit enhancement features are included. As at December 31, 2009, the Company had assets of $476 ($864 in 2008) pledged as collateral for derivative contracts. The assets pledged are cash, cash equivalents and short-term securities.
The following tables show the derivative financial instruments with a positive fair value as at December 31, split by counterparty credit rating.

	2009
	Gross Positive Replacement Cost(1)	Impact of Master Netting Agreements(2)	Net Replacement Cost(3)

Over-the-counter contracts:
AA	$599	$(166)	$433
A	749	(388)	361
Exchange-traded	34	(7)	27

Total	$1,382	$(561)	$821

	2008

	Gross Positive Replacement Cost(1)	Impact of Master Netting Agreements(2)	Net Replacement Cost(3)

Over-the-counter contracts:
AAA	$120	$(4)	$116
AA	865	(330)	535
A	1,666	(780)	886
Exchange-traded	18	(5)	13

Total	$2,669	$(1,119)	$1,550

(1)	Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.

(2)	The credit risk associated with derivative assets subject to master netting arrangements is reduced by derivative liabilities due to the same counterparty in the event of default. The Company’s overall exposure to credit risk reduced through master netting arrangements may change substantially following the reporting date as the exposure is affected by each transaction subject to the arrangement.

(3)	Gross positive replacement cost after netting agreements.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Mortgages and Corporate Loans Past Due or Impaired
The distribution of mortgages and corporate loans by credit quality as at December 31 is shown in the following tables.

	2009
	Gross Carrying Value			Allowance for Losses
		Corporate			Corporate
	Mortgages	Loans	Total	Mortgages	Loans	Total

Not past due	$13,600	$5,649	$19,249	$—	$—	$—
Past due:
Past due less than 90 days	30	—	30	—	—	—
Past due 90 to 179 days	—	—	—	—	—	—
Past due 180 days or more	—	1	1	—	—	—
Impaired	252	33	285	106	10	116

Balance, December 31	$13,882	$5,683	$19,565	$106	$10	$116

	2008
	Gross Carrying Value			Allowance for Losses
		Corporate			Corporate
	Mortgages	Loans	Total	Mortgages	Loans	Total

Not past due	$16,171	$5,946	$22,117	$—	$—	$—
Past due:
Past due less than 90 days	17	17	34	—	—	—
Past due 90 to 179 days	—	14	14	—	—	—
Past due 180 days or more	1	9	10	—	—	—
Impaired	91	59	150	13	10	23

Balance, December 31	$16,280	$6,045	$22,325	$13	$10	$23

Impaired mortgages and corporate loans of $9 as at December 31, 2009 ($19 of impaired mortgages as at December 31, 2008) do not have an allowance for losses because, at a minimum, either the fair value of the collateral or the expected future cash flows exceed the carrying value of the mortgage or loan.
The weighted average investment in impaired mortgages and corporate loans, before allowances for losses, was $222 as at December 31, 2009 ($46 in 2008). The carrying value of mortgages and corporate loans that were non-income producing for the preceding 12 months was $65 ($37 in 2008).
Changes in Allowances for Losses
The changes in the allowances for losses are as follows:

		Corporate
	Mortgages	Loans	Total

Balance, December 31, 2007	$17	$14	$31
Provision for losses	—	4	4
Write-offs, net of recoveries	(6)	(8)	(14)
Effect of changes in currency exchange rates	2	—	2

Balance, December 31, 2008	$13	$10	$23
Provision for losses	96	21	117
Write-offs, net of recoveries	—	(21)	(21)
Effect of changes in currency exchange rates	(3)	—	(3)

Balance, December 31, 2009	$106	$10	$116

Restructured Mortgages and Corporate Loans
Mortgages and corporate loans with a carrying value of $53 had their terms renegotiated during the year ended December 31, 2009 ($5 in 2008).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Possession of Collateral/Foreclosed Assets
During 2009, the Company took possession of the real estate collateral of $5 it held as security for mortgages ($14 of real estate held as collateral in 2008). These assets are either retained as real estate investments if they comply with the Company’s investment policy standards or sold.
Temporarily Impaired Available-for-Sale Assets
The available-for-sale assets disclosed in the following table exhibit evidence of impairment; however, the impairment loss has not been recognized in net income because it is considered temporary. Held-for-trading assets are excluded from the following table, as changes in fair value are recorded to net investment income. Available-for-sale bonds, stocks and other invested assets have generally been identified as temporarily impaired if their amortized cost as at the end of the period was greater than their fair value, resulting in an unrealized loss. Unrealized losses may be due to interest rate fluctuations, widening of credit spreads, general depressed market prices due to current market conditions, and/or depressed fair values in sectors which have experienced unusually strong negative market reactions. In connection with the Company’s investment management practices and review of its investment holdings, it is believed that the contractual terms of these investments will be met and/or the Company has the ability to hold these investments until recovery in value.

	December 31, 2009		December 31, 2008
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale bonds	$3,369	$371	$7,041	$1,875
Available-for-sale stocks (1)	88	14	430	176
Available-for-sale other invested assets (2)	135	19	194	21

Total temporarily impaired financial assets	$3,592	$404	$7,665	$2,072

(1)	These assets include available-for-sale private equities that are accounted for at cost with a carrying value of $2 as at December 31, 2009 ($7 as at December 31, 2008).

(2)	These assets include available-for-sale limited partnerships and other invested assets with a carrying value of $154 as at December 31, 2009 ($215 as at December 31, 2008).
Other-Than-Temporarily Impaired Available-for-Sale Assets
The Company wrote down $185 of impaired available-for-sale assets recorded at fair value during 2009 ($318 in 2008). Approximately $3 of the write-down during 2009 ($28 in 2008) relates to impaired available-for-sale bonds that were part of fair value hedging relationships as described in Note 5D. These write-downs are included in net gains (losses) on available-for-sale assets in the consolidated statements of operations.
These assets were written down since the length of time that the fair value was less than the cost and the extent and nature of the loss indicated that the fair value would not recover.
The Company did not reverse any impairment on available-for-sale bonds during 2009.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Impairment of Held-for-Trading Assets
The Company generally maintains distinct asset portfolios for each line of business. Changes in the fair values of these assets are largely offset by changes in the fair value of actuarial liabilities, when there is an effective matching of assets and liabilities. When assets are designated as held-for-trading, the change in fair value arising from impairment is not required to be separately disclosed under Canadian generally accepted accounting principles. The reduction in fair values of held-for-trading assets attributable to impairment results in an increase in actuarial liabilities charged through the consolidated statement of operations for the period.
During 2009, the net charge to the income statement attributable to impairments of held-for-trading assets backing actuarial liabilities amounted to $522 ($608 in 2008).
Non-Income Producing Bonds
The carrying value of non-income producing bonds for the preceding 12 months was $48 (Nil in 2008).
B) LIQUIDITY RISK
Liquidity risk is the risk that the Company will not be able to fund all cash outflow commitments as they fall due. The Company generally maintains a conservative liquidity position that exceeds anticipated demand liabilities. The Company’s asset-liability management process supports its ability to maintain its financial position by ensuring that sufficient cash flow and liquid assets are available to cover its potential funding requirements. The Company invests in various types of assets with a view of matching them with its liabilities of various durations. To strengthen its liquidity further, the Company actively manages and monitors its capital and asset levels, diversification and credit quality of its investments and cash forecasts and actual amounts against established targets. The Company also maintains liquidity contingency plans for the management of liquidity in the event of a liquidity crisis.
In addition, the Company maintains standby credit facilities with a variety of banks. The agreements relating to the Company’s debt, letters of credit and lines of credit contain typical covenants regarding solvency, credit ratings and other such matters.
The Company is subject to various regulations in the jurisdictions in which it operates. The ability of SLF Inc. and its subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances. Through effective cash management and capital planning, SLF Inc. ensures that its subsidiaries, as a whole and on a stand-alone basis, are properly funded and maintain adequate liquidity to meet obligations, both individually and in aggregate.
The Company manages liquidity risk through a variety of tools including liquidity policies and operating guidelines, liquidity contingency plans and quarterly stress testing.
Stress testing of the Company’s liquidity is performed by comparing liquidity coverage ratios under 1-month and 1-year stress scenarios to Company policy thresholds. These liquidity ratios are calculated by dividing net liquidity adjusted assets by liquidity adjusted liabilities. A factor based approach is used for both assets and liabilities, whereby asset factors are applied to asset market values representing the net realizable value upon disposition, and liability factors are applied to the liabilities to reflect the amount which is demandable under the given stress scenarios. Fixed obligations are deducted directly from liquidity adjusted assets when calculating net liquidity adjusted assets as payment of these amounts is more certain. These liquidity ratios are measured and managed at the business segment, and the total Company consolidated level. The Company’s coverage ratios were higher than the policy thresholds as at December 31, 2009 and December 31, 2008.
Based on the Company’s historical cash flows and current financial performance, management believes that the cash flow from the Company’s operating activities will continue to provide sufficient liquidity for the Company to satisfy debt service obligations and to pay other expenses.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
The contractual maturities of the Company’s significant financial liabilities and contractual commitments at December 31, 2009 are shown in the following table.

	Within	1 Year to	3 Years to	Over 5
	1 Year	3 Years	5 Years	Years	Total

General fund policyholder liabilities (1)	$12,365	$11,504	$11,543	$161,351	$196,763
Senior debentures and financing (2)	233	459	459	9,654	10,805
Subordinated debt (2)	191	383	383	4,553	5,510
Bond repurchase agreements and securities lending transactions	1,266	—	—	—	1,266
Accounts payable and accrued expenses	1,927	—	—	—	1,927
Borrowed funds (2)	98	142	83	62	385

Total liabilities	$16,080	$12,488	$12,468	$175,620	$216,656

Contractual commitments: (3)
Contractual loan, equity and real estate commitments	$419	$197	$119	$69	$804
Operating lease commitments	90	138	65	39	332

Total contractual commitments	$509	$335	$184	$108	$1,136

(1)	General fund policyholder liability cash flows include estimates related to the timing and payment of death and disability claims, policy surrenders, policy maturities, annuity payments, minimum guarantees on segregated fund products, policyholder dividends, amounts on deposit, commissions and premium taxes offset by contractual future premiums and fees on in-force contracts. These estimated cash flows are based on the best estimate assumptions used in the determination of policy liabilities. These amounts are undiscounted and do not reflect recoveries from reinsurance agreements. The actuarial and other policy liability amounts included in the consolidated financial statements are based on the present value of the estimated cash flows and are net of reinsured amounts. Due to the use of assumptions, actual cash flows will differ from these estimates.

(2)	Payments due based on maturity dates and includes expected interest payments. Actual redemption of certain securities may occur sooner as some include an option for the issuer to call the security at an earlier date.

(3)	Contractual commitments and operating lease commitments are not reported on the consolidated balance sheets. A further description of the commitments is included in Note 21A) and B).
C) MARKET RISK
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Company is exposed to financial and capital market risks, including changes to interest rates, credit spreads, equity market prices, foreign currency exchange rates, real estate values, private equity values and market volatility.
MARKET RISK SENSITIVITY
The Company’s earnings are dependent on the determination of its policyholder obligations under its annuity and insurance contracts. These amounts are determined using internal valuation models and are recorded in the Company’s financial statements, primarily as actuarial liabilities. The determination of these obligations requires management to make assumptions about the future level of equity market performance, interest rates and other factors over the life of its products.
The Company’s market risk sensitivities are forward-looking estimates. These are measures of the Company’s estimated net income and OCI sensitivities to the changes in interest rate and equity market levels described below, based on interest rates, equity market prices, and business mix in place as of December 31, 2009 and 2008, respectively. These sensitivities are calculated independently for each risk factor generally assuming that all other risk variables stay constant. Actual results can differ materially from these estimates for a variety of reasons including differences in the pattern or distribution of the market shocks illustrated below, the interaction between these factors, model error, or changes in other assumptions such as business mix, effective tax rates and the valuation allowance required for future tax assets, policyholder behaviour, currency exchange rates, and other market variables relative to those underlying the December 31, 2009 and 2008 calculation dates, respectively, for these sensitivities. These sensitivities also assume that a change to the current valuation allowance on future tax assets is not required.
The equity risk sensitivities assume that the Company’s actual equity exposures consistently and precisely track the broader equity markets. Since in actual practice actual equity-related exposures generally differ from broad market indices (due to the impact of active management, basis risk and other factors), realized sensitivities may differ significantly from those illustrated in the equity risk section that follows.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
These sensitivities reflect the composition of the Company’s assets and liabilities as of December 31, 2009 and 2008, respectively. Changes in these positions due to new sales or maturities, asset purchases/sales or other management actions could result in material changes to these reported sensitivities. In particular, these sensitivities reflect the expected impact of hedging activities based on the hedging programs and portfolios in place as of the December 31, 2009 and 2008 calculation dates, respectively. The actual impact of these hedging activities can differ materially from that assumed in the determination of these indicative sensitivities due to ongoing hedge rebalancing activities, changes in the scale or scope of hedging activities, changes in the cost or general availability of hedging instruments, basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), model risks and operational risk in the ongoing management of the hedge programs or the potential failure of hedge counterparties to perform in accordance with expectations.
Similarly, the sensitivities are based on financial reporting methods and assumptions in effect as of December 31, 2009 and 2008, respectively. Changes in accounting or actuarial valuation methods, models or assumptions, including the prospective equity and interest rate actuarial assumption changes described in Note 9, could result in material changes to these reported sensitivities. Changes in interest rates and equity market prices in excess of the ranges illustrated may result in other than proportional impacts.
For the reasons outlined above, these sensitivities should only be viewed as directional estimates of the underlying income sensitivity of each factor under these specialized assumptions, and should not be viewed as predictors of the Company’s net income and OCI sensitivities. Given the nature of these calculations, the Company cannot provide assurance that those actual earnings impacts will be within the indicated ranges.
The market sensitivities described below show the impact of 100 basis point increase and decrease in interest rates, and a 10% increase and decrease in stock prices. The Company believes these represent reasonably possible changes as at December 31, 2009.
In addition, using 10% change in equity markets provided comparability with the market sensitivities disclosed by the Company in prior periods and was consistent with industry standards and actuarial practices in Canada and the United States and provided for comparability with other public insurance companies. As well, the Company discloses the effect of a 25% increase and decrease in stock prices on net income in Note 9(F), to illustrate that changes in stock markets in excess of 10% may result in other than proportional impacts.
The descriptions of the assumptions and methodology used to calculate the sensitivities in this Note apply to the three following sections: Currency Risk, Interest Rate Risk, and Equity Risk, as well as Equity Market Movements, and Interest Rate in Note 9(F).
i) CURRENCY RISK
Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. As an international provider of financial services, the Company operates in a number of countries, with revenues and expenses denominated in several local currencies. In each country in which it operates, the Company generally maintains the currency profile of its assets so as to match the currency of aggregate liabilities and minimum surplus requirements in that country. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. Foreign exchange derivative contracts such as currency swaps and forwards are used as a risk management tool to manage the currency exposure in accordance with the Company’s policy. As at December 31, 2009 and December 31, 2008, the Company did not have a material currency exposure related to financial instruments.
ii) INTEREST RATE RISK
Interest rate risk is the potential for financial loss arising from changes or volatility in interest rates when asset and liability cash flows do not coincide. The Company is exposed to interest rate price risk on monetary financial assets and liabilities that have a fixed interest rate and is exposed to interest rate cash flow risk on monetary financial assets and liabilities with floating interest rates that are reset as market rates change. The impact of interest rate risk on the Company’s actuarial liabilities and the assets supporting those liabilities is included in Note 9.
Bonds designated as available-for-sale generally do not support actuarial liabilities. Changes in the fair value of available-for-sale bonds are recorded to OCI. The following table shows the estimated effect on after tax OCI of an immediate 1% parallel change in interest rates at December 31, across the yield curve in all markets, on the Company’s available-for-sale bonds:

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6. Financial Instrument Risk Management (Cont’d)
Increase (Decrease) in after tax OCI:

Interest Rate Change	2009			2008

1% increase	$(375)	to	$(425)	$(400)	to	$(450)
1% decrease	$375	to	$425	$400	to	$450
iii) EQUITY RISK
Equity market risk is the potential for financial loss arising from price changes or volatility in equity markets. Equity market price declines and/or volatility impacts both assets and liabilities, hence could adversely affect the Company’s business, profitability and capital requirements. The impact of equity risk on the Company’s actuarial liabilities and the assets supporting those liabilities is included in Note 9.
Equities designated as available-for-sale generally do not support actuarial liabilities. Changes in the fair value of available-for-sale equities are recorded to OCI. The following table shows the estimated effect on after tax OCI of an immediate 10% change in stock prices, on the Company’s available-for-sale equities, at December 31:
Increase (Decrease) in after tax OCI:

Equity Market Change	2009			2008

10% increase	$25	to	$75	$50	to	$100
10% decrease	$(25)	to	$(75)	$(50)	to	$(100)
The Company’s equity portfolio is well diversified within North America and contains a significant amount of exchange-traded funds which are indexed to various North American stock indices.
The carrying value of stocks by issuer country as at December 31 is shown in the following table.

	2009			2008
	Held-for-Trading	Available-for-	Total	Held-for-Trading	Available-for-	Total
	Stocks	Sale Stocks	Stocks	Stocks	Sale Stocks	Stocks

Canada	$2,301	$115	$2,416	$1,724	$577	$2,301
United States	1,110	460	1,570	942	396	1,338
United Kingdom	495	16	511	434	6	440
Other	425	44	469	340	39	379

Total stocks	$4,331	$635	$4,966	$3,440	$1,018	$4,458

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
7. Goodwill and Intangible Assets
A) GOODWILL
In addition to the goodwill of $6,419 ($6,598 in 2008) shown on the consolidated balance sheets, goodwill of $377 on January 1, 2008 for investments accounted for by the equity method was included in other invested assets. The equity method goodwill was related to the Company’s investment in CI Financial which was sold in the fourth quarter of 2008 as described in Note 3. Acquisitions for the year of $216 consist primarily of the acquisition of Lincoln U.K., as described in Note 3. In addition to acquisitions and dispositions of subsidiaries and equity method investments, transactions with the non-controlling interests also result in increases and decreases to goodwill. There were no write-downs of goodwill due to impairment during 2009, 2008 and 2007.
Changes in goodwill of subsidiaries and investments accounted for by the equity method are as follows:

	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total

Balance, January 1, 2008	$3,841	$1,544	$433	$577	$6,395
Acquisitions	17	—	—	75	92
Dispositions (Note 3)	(377)	(16)	—	(5)	(398)
Effect of changes in currency exchange rates	—	369	103	37	509

Balance, December 31, 2008	$3,481	$1,897	$536	$684	$6,598
Acquisitions (Note 3)	—	—	—	216	216
Dispositions	—	—	—	(8)	(8)
Effect of changes in currency exchange rates	—	(257)	(73)	(57)	(387)

Balance, December 31, 2009	$3,481	$1,640	$463	$835	$6,419

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
7. Goodwill and Intangible Assets (Cont’d)
B) INTANGIBLE ASSETS
As at December 31, the components of the intangible assets are as follows:

	2009			2008
	Gross Carrying	Accumulated	Net	Gross Carrying	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Finite-life intangible assets:
Sales potential of field force	$491	$88	$403	$504	$74	$430
Asset administration contracts	228	69	159	231	58	173
Software and other (1)	144	32	112	2	2	—

	863	189	674	737	134	603

Indefinite-life intangible assets:
Fund management contracts	241	—	241	263	—	263
State licenses	11	—	11	12	—	12

	252	—	252	275	—	275

Total intangible assets	$1,115	$189	$926	$1,012	$134	$878

(1)	Increase in 2009 is due to the reclassification of $102 internally developed software costs from other assets described in Note 2.
There were no write-downs of intangible assets due to impairment during 2009, 2008 and 2007. Amortization of intangible assets recorded in operating expenses during the year was $34 ($24 in 2008 and $25 in 2007). The Company expects to record amortization expenses of $38 to operating expenses each year for each of the next five years. During 2007, the Company retired the Clarica brand name as part of its integrated brand strategy in Canada. The write-down of the brand name of $52 was recorded to operating expenses in 2007 ($43 net of the related taxes of $9).
8. Other Assets
Other assets consist of the following:

	2009	2008

Accounts receivable	$978	$1,496
Investment income due and accrued	1,100	1,208
Future income taxes (Note 19)	1,054	1,190
Deferred acquisition costs	167	154
Prepaid expenses	244	303
Premiums receivable	390	476
Accrued benefit asset (Note 22)	405	422
Capital assets	151	210
Other	19	20

Total other assets	$4,508	$5,479

Amortization of deferred acquisition costs charged to income amounted to $48 in 2009 ($50 and $64 in 2008 and 2007, respectively).
Capital assets are carried at a cost of $729 ($855 in 2008), less accumulated depreciation and amortization of $578 ($645 in 2008). Depreciation and amortization charged to operating expenses in the consolidated statements of operations totalled $60 in 2009 ($63 and $62 in 2008 and 2007, respectively).

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities
A) ACTUARIAL POLICIES
Actuarial liabilities and other policy liabilities represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force policies.
In calculating actuarial liabilities and other policy liabilities, assumptions must be made about equity market performance, interest rates, asset default, inflation, mortality and morbidity rates, policy terminations, expenses and other factors over the life of the Company’s products. The general approaches to the setting of assumptions used by the Company are described later in this note.
The Company uses best estimate assumptions for expected future experience. Some assumptions relate to events that are anticipated to occur many years in the future and are likely to require subsequent revision. Additional provisions are included in the actuarial liabilities to provide for possible adverse deviations from the best estimates. If the assumption is more susceptible to change or if there is uncertainty about the underlying best estimate assumption, a correspondingly larger provision is included in the actuarial liabilities.
In determining these provisions, the Company ensures:
•	when taken one at a time, each provision is reasonable with respect to the underlying best estimate assumption, and the extent of uncertainty present in making that assumption

•	in total, the cumulative effect of all provisions is reasonable with respect to the total actuarial liabilities
With the passage of time and resulting reduction in estimation risk, excess provisions are released into income. In recognition of the long-term nature of policy liabilities, the margin for possible deviations generally increases for contingencies further in the future. The best estimate assumptions and margins for adverse deviations are reviewed annually, and revisions are made where deemed necessary and prudent.
The Company generally maintains distinct asset portfolios for each line of business. To ensure the adequacy of liabilities, the Company does cash flow testing using several plausible scenarios for future interest rates and economic environments. In each test, asset and liability cash flows are projected. Net cash flows are invested in new assets, if positive, or assets are sold to meet cash needs, in accordance with the assumptions in the test and the standards of the Canadian Institute of Actuaries.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
Provision for Policyholder Dividends
An amount equal to the earned and accrued portion of policyholder dividends including earned and accrued terminal dividends is shown as a provision for policyholder dividends. Actuarial liabilities provide for the payment of policyholder dividends that are forecasted to be paid over the next 12 months and beyond, in excess of dividends earned and accrued. Both liabilities are determined taking into account the scale of dividends approved by the Board. Actuarial liabilities take into account the expectation that future dividends will be adjusted to reflect future experience. Earned and accrued policyholder dividends of $818 are included in policyholder dividends and interest on claims and deposits in the consolidated statements of operations ($877 in 2008 and $906 in 2007).
B) COMPOSITION OF ACTUARIAL LIABILITIES AND OTHER POLICY LIABILITIES
The actuarial liabilities and other policy liabilities consist of the following:

	2009
	SLF Canada	SLF U.S.	SLF Asia	Corporate (1)	Total

Individual participating life	$14,813	$5,291	$3,034	$2,346	$25,484
Individual non-participating life	3,017	9,317	264	988	13,586
Group life	1,233	215	16	9	1,473
Individual annuities	9,323	10,538	—	4,392	24,253
Group annuities	6,498	3,814	372	—	10,684
Health insurance	5,938	1,077	1	114	7,130

Total actuarial liabilities	40,822	30,252	3,687	7,849	82,610
Add: Other policy liabilities (2)	641	663	77	647	2,028

Actuarial liabilities and other policy liabilities	$41,463	$30,915	$3,764	$8,496	$84,638

	2008
	SLF Canada	SLF U.S.	SLF Asia	Corporate (1)	Total

Individual participating life	$13,548	$5,776	$2,722	$2,408	$24,454
Individual non-participating life	2,692	8,946	195	1,261	13,094
Group life	1,212	206	15	13	1,446
Individual annuities	9,192	10,468	—	3,572	23,232
Group annuities	6,011	3,854	426	—	10,291
Health insurance	5,497	1,127	1	99	6,724

Total actuarial liabilities	38,152	30,377	3,359	7,353	79,241
Add: Other policy liabilities (2)	587	801	76	706	2,170

Actuarial liabilities and other policy liabilities	$38,739	$31,178	$3,435	$8,059	$81,411

(1)	Primarily business from the U.K., reinsurance and run-off reinsurance operations. Includes SLF UK of $2,257 ($2,307 in 2008) for Individual participating life; $(5) ($(9) in 2008) for Individual non-participating life; $4,393 ($3,573 in 2008) for Individual annuities and $121 ($67 in 2008) for other policy liabilities.

(2)	Consists of policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.
During 2009, the Company identified an error potentially originating prior to the acquisition of Clarica Life Insurance Company (Clarica). The error includes an understatement of the actuarial liabilities. A review is underway and the resulting adjustments will be recorded in 2010 when the review is complete. Information available to date indicates that the error is not material to the financial statements of prior years, but correcting the error in one quarter may materially impact that quarter’s results. Accordingly, the Company will correct the error by increasing actuarial liabilities and reducing shareholder opening retained earnings when it completes the review. The adjustments to actuarial liabilities and shareholder retained earnings are not expected to exceed $200 and $100 respectively.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
C) TOTAL ASSETS SUPPORTING LIABILITIES AND EQUITY
The following tables show the total assets supporting total liabilities for the product lines shown (including actuarial and other policy liabilities), and assets supporting equity and other:

	2009
					Mortgages
	Bonds		Stocks		and
	Held-for	Available	Held-for	Available	Corporate	Real
	-Trading	-for-sale	-Trading	-for-sale	Loans	Estate	Other	Total

Individual participating life	$14,062	$—	$3,143	$13	$4,124	$3,194	$4,118	$28,654
Individual non-participating life	8,321	442	840	4	2,730	299	5,522	18,158
Group life	1,125	—	3	—	1,007	23	18	2,176
Individual annuities	17,400	55	246	1	5,061	—	2,978	25,741
Group annuities	6,089	277	82	4	3,073	155	1,799	11,479
Health insurance	4,503	—	17	1	3,122	137	733	8,513
Equity and other	134	8,899	—	612	332	1,069	14,315	25,361

Total assets	$51,634	$9,673	$4,331	$635	$19,449	$4,877	$29,483	$120,082

	2008
					Mortgages
	Bonds		Stocks		and
	Held-for	Available	Held-for	Available	Corporate	Real
	-Trading	-for-sale	-Trading	-for-sale	Loans	Estate	Other	Total

Individual participating life	$13,253	$—	$2,505	$10	$4,732	$3,312	$4,022	$27,834
Individual non-participating life	7,218	402	611	2	3,373	231	6,177	18,014
Group life	1,077	—	2	—	1,122	26	10	2,237
Individual annuities	16,280	60	11	—	5,761	—	3,854	25,966
Group annuities	6,750	307	60	5	3,145	150	1,025	11,442
Health insurance	3,872	—	1	1	3,255	106	681	7,916
Equity and other	8	9,847	250	1,000	914	1,083	13,322	26,424

Total assets	$48,458	$10,616	$3,440	$1,018	$22,302	$4,908	$29,091	$119,833

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
D) CHANGES IN ACTUARIAL LIABILITIES
Changes in actuarial liabilities during the year are as follows:

	2009	2008

Actuarial liabilities, January 1,	$79,241	$77,936

Change in liabilities on in-force business (1):	2,436	(7,701)
Liabilities arising from new policies	4,022	3,094
Changes in assumptions or methodology (2):	1,239	178

Increase (decrease) in actuarial liabilities	7,697	(4,429)

Actuarial liabilities before the following:	86,938	73,507
Acquisition (Note 3)	986	—
Effect of changes in currency exchange rates	(5,314)	5,734

Actuarial liabilities, December 31	82,610	79,241
Add: Other policy liabilities	2,028	2,170

Actuarial liabilities and other policy liabilities, December 31	$84,638	$81,411

(1)	Due to the enactment of the Canadian tax rules relating to CICA Handbook Section 3855, an increase in actuarial liabilities of $135 was recorded during the first quarter of 2009. Prior to the enactment of these tax rules, actuarial liabilities included an estimated adjustment to account for income taxes as if these tax rules had, at the time, been enacted.

(2)	The increase in actuarial liabilities in 2008 included $296 from strengthening default assumptions on bonds and mortgages, and $109 from the receipt of more comprehensive information on liabilities accepted on our retrocession business. The decrease in 2008 included $151 for taking account of investment synergies between business units within SLF Canada and within SLF U.S. See table below for 2009 changes:
Changes in assumptions or methodology:

Assumption or methodology	Policy liabilities increase (decrease) pre-tax	Description
Mortality / morbidity	$(137)	Improved mortality experience on both life insurance and savings products.
Lapses and other policyholder behaviour	375	Updates to policyholder behaviour assumptions in the Company’s individual insurance business.
Expense	119	Impact of reflecting recent experience studies in several of the Company’s businesses.
Investment returns	987	Driven primarily from negative impact of the implementation of equity- and interest rate-related actuarial assumption updates in the third quarter of 2009 and cumulative changes in Conditional Tail Expectation levels related to changes in equity market levels experienced during 2009.
Other	(105)
Total	$1,239

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
E) FAIR VALUE OF ACTUARIAL LIABILITIES, FUTURE INCOME TAXES AND DEFERRED NET REALIZED GAINS
Changes in the fair value of assets backing actuarial and other policy liabilities would be substantially offset by a corresponding change in the fair value of the liabilities (including actuarial liabilities and related future income taxes and deferred net realized gains), resulting in limited impact on the Company’s equity.
F) ASSUMPTIONS AND MEASUREMENT UNCERTAINTY
These are measures of the Company’s estimated net income sensitivity to changes in best estimate assumptions in the actuarial liabilities, based on a starting point and business mix as of December 31, 2009.
Mortality
Mortality refers to the rates at which death occurs for defined groups of people. Insurance mortality assumptions are generally based on the Company’s average five-year experience. For annuities, Company experience is generally combined with industry experience, since the Company’s own experience is not sufficient to be statistically valid. In general, assumed mortality rates for life insurance contracts do not reflect any future expected improvement, except in some instances where the net effect of reflecting future improvement increases the policy liabilities. For annuities where lower mortality rates result in an increase in liabilities, assumed future mortality rates are adjusted to reflect estimated future improvements.
For life insurance products for which higher mortality would be financially adverse to the Company, a 2% increase in the best estimate assumption would decrease net income by about $90. For life insurance products for which lower mortality would be financially adverse to the Company, a 2% decrease in the mortality assumption would decrease net income by about $10. For annuity products for which lower mortality would be financially adverse to the Company, a 2% decrease in the mortality assumption would decrease net income by about $80.
Morbidity
Morbidity refers to both the rates of accident or sickness and the rates of recovery therefrom. Most of the Company’s disability insurance is marketed on a group basis. In Canada and in Asia, the Company offers critical illness policies on an individual basis, and in Canada, the Company offers long-term care on an individual basis; a significant block of critical illness business written in the U.K. has also been assumed by SLF Reinsurance. Medical stop-loss insurance is offered on a group basis in the United States and Canada. In Canada, group morbidity assumptions are based on the Company’s five-year average experience, modified to reflect the trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with the Company’s reinsurers and are largely based on their experience. In the United States, Company experience is used for both medical stop-loss and disability assumptions, with some consideration for industry experience. Larger provisions for adverse deviation are used for those benefits where Company or industry experience is limited. For products where the morbidity is a significant assumption, a 5% adverse change in that assumption would reduce net income by about $110.
Asset default
Assumptions related to investment returns include expected future credit losses on fixed income investments. Past Company and industry experience over the long term, as well as specific reviews of the current portfolio, are used to project credit losses.
In addition to the allowances for losses on invested assets outlined in Note 6, the actuarial liabilities include an amount of $2,876 determined on a pre-tax basis to provide for possible future asset defaults and loss of asset value on current assets and on future purchases. The amount excludes defaults that can be passed through to participating policyholders and excludes provisions for loss in the value of equity and real estate assets supporting actuarial liabilities.
Equity Market Movements
The majority of equities which are designated as held-for-trading support the participating and universal life products where investment returns are passed through to policyholders through routine changes in the amount of dividends declared or in the rate of interest credited. In these cases changes in equity values are largely offset by changes in actuarial liabilities.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
In addition, the Company is exposed to equity risk through its segregated fund and annuity products that provide guarantees linked to underlying fund performance. The Company has implemented hedging programs involving the use of derivative instruments, in order to help mitigate a portion of the equity market-related volatility in the cost of providing these guarantees, thereby reducing its exposure to this particular class of equity market risk. For these blocks the Company uses stochastic modeling techniques, which test a large number of different scenarios of future market returns, to estimate the actuarial liability for the various guarantees.
The following table shows the estimated impact to the Company’s net income from certain immediate changes across all equity markets as of the reporting date

Equity Market Sensitivity	December 31, 2009			December 31, 2008

10% increase	$75	to	$125	$250	to	$300
10% decrease	$(150)	to	$(200)	$(275)	to	$(350)
25% increase	$150	to	$250		Not Available
25% decrease	$(475)	to	$(575)		Not Available
The equity sensitivities assume that the Company’s actual equity exposures consistently and precisely track the broader equity markets. Since in actual practice equity related exposures generally differ from broad market indices (due to the impact of active management, basis risk and other factors), realized sensitivities may differ significantly from those illustrated above. Additional key information regarding this sensitivity can be found under the heading “Market Risk Sensitivity” in Note 6.
A 100 basis point reduction in assumed future equity and real estate returns would result in an estimated decrease in net income of about $350 to $450.
Interest rate
Interest rate risk is the potential for financial loss arising from changes in interest rates. For held-for-trading assets and other financial assets supporting actuarial liabilities, the Company is exposed to this risk when the cash flows from assets and the policy obligations they support are significantly mismatched, as this may result in the need to either sell assets to meet policy payments and expenses or reinvest excess asset cash flows under unfavourable interest rate environments.
To manage this risk, an investment policy statement is established for each portfolio of assets and related liabilities. Asset/liability management programs are in place to implement these policy statements. The primary approach used is duration gap analysis, which measures the sensitivity of assets and liabilities to interest rate changes across the entire yield curve. Key rate duration analysis is used to examine the duration gap of assets and liabilities at discrete intervals on the yield curve. These gaps are managed within specified tolerance limits.
Interest rate sensitivity is provided for in the actuarial liabilities for all policies, with provisions for moderate changes in interest rates.
For certain products, including participating insurance and certain forms of universal life policies and annuities, policyholders share investment performance through routine changes in the amount of dividends declared or in the rate of interest credited. These products generally have minimum interest rate guarantees.
The values of held-for-trading bonds and actuarial liabilities are affected similarly by changes in interest rates. The following table shows the estimated impact to the Company’s net income from certain immediate parallel shifts in interest rates across the entire yield curve in all markets as of the reporting date. Additional key information regarding this sensitivity can be found under the heading “Market Risk Sensitivity” in Note 6.

Interest Rate Sensitivity	2009			2008

1% increase	$(50)	to	$50	$100	to	$150
1% decrease	$(150)	to	$(250)	$(150)	to	$(200)

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
Policy termination rates
Policyholders may allow their policies to terminate prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by exercising one of the non-forfeiture options in the contract. Assumptions for termination experience on life insurance are generally based on the Company’s average five-year experience. Termination rates may vary by plan, age at issue, method of premium payment, and policy duration. For universal life contracts, it is also necessary to set assumptions about premium cessation occurring prior to termination of the policy. Industry experience is considered for certain products where the Company’s experience is not sufficient to be statistically valid.
For individual life insurance products where fewer terminations would be financially adverse to the Company, a 10% decrease in the termination rate assumption would decrease net income by about $170. For products where more terminations would be financially adverse to the Company, a 10% increase in the termination rate assumption would decrease net income by about $130.
Operating expenses and inflation
Actuarial liabilities provide for future policy-related expenses. These include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overheads. Expense assumptions are mainly based on recent Company experience using an internal expense allocation methodology. Future expense assumptions reflect inflation. The sensitivity of actuarial liabilities to a 5% increase in unit expenses would result in a decrease in net income of about $140.
G) REINSURANCE AGREEMENTS
Reinsurance is used primarily to limit exposure to large losses. The Company has an individual life insurance retention policy and limits which require that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, the Company retains primary responsibility to the policyholders. In addition, the Company assumes by retrocession a substantial amount of business from reinsurers. The effect of these reinsurance arrangements on premiums and payments to policyholders, beneficiaries and depositors is summarized as follows:

	2009	2008	2007

Premiums:
Direct premiums	$16,193	$14,124	$13,550
Reinsurance assumed	797	585	564
Reinsurance ceded	(1,480)	(1,122)	(990)

	$15,510	$13,587	$13,124

Payments to policyholders, beneficiaries and depositors:
Direct payments	$14,112	$13,863	$14,292
Reinsurance assumed	689	657	526
Reinsurance ceded	(1,344)	(745)	(574)

	$13,457	13,775	$14,244

Actuarial liabilities are shown net of ceded reinsurance of $2,532 in 2009 ($2,292 in 2008).
H) ROLE OF THE APPOINTED ACTUARY
The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities are in accordance with accepted actuarial practice, applicable legislation and associated regulations or directives.
The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities at the balance sheet dates to meet all obligations to policyholders of the Company. Examination of supporting data for accuracy and completeness and analysis of Company assets for their ability to support the amount of policy liabilities are important elements of the work required to form this opinion.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9. Actuarial Liabilities and Other Policy Liabilities (Cont’d)
The Appointed Actuary is required each year to analyze the financial condition of the Company and prepare a report for the Board. The 2009 analysis tested the capital adequacy of the Company until December 31, 2013, under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of the Company’s Canadian capital and surplus requirements. In addition, foreign operations and foreign subsidiaries of the Company must comply with local capital requirements in each of the jurisdictions in which they operate. These conditions affect the Company’s ability to distribute its retained earnings. The Company calculates an appropriation of retained earnings of $4,829 ($7,663 in 2008).
10. Capital Management
The Company’s capital base is structured to exceed regulatory and internal capital targets and maintain strong credit ratings while maintaining a capital efficient structure and desired capital ratios. The Company strives to achieve an optimal capital structure by balancing the use of debt and equity financing. Capital is managed both on a consolidated basis under principles that consider all the risks associated with the business as well as at the business group level under the principles appropriate to the jurisdiction in which it operates. Sun Life Financial manages the capital for all of its subsidiaries in a manner commensurate with their individual risk profiles.
The Board is responsible for the annual review and approval of the Company’s capital plan. The Capital Management Committee (CMC) has management oversight responsibility for capital management. The Risk Review Committee of the Board of Directors reviews and approves SLF Inc.’s capital policy annually. Management oversight of the Company’s capital programs and position is provided by the CMC that is chaired by the Executive Vice-President and the Chief Financial Officer. Corporate Treasury and Risk Management are responsible for the design and implementation.
This policy is designed to ensure that adequate capital is maintained to provide the flexibility necessary to take advantage of growth opportunities, to support the risks associated with the businesses of the Company and to optimize return to its shareholders. This policy is also intended to provide an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow the Company and its subsidiaries to take advantage of opportunities for expansion.
As an Insurance Holding Company, SLF Inc. is expected to manage its capital in a manner commensurate with its risk profile and control environment. For purposes of determining required capital under the capital risk metrics, the risk component factors for significant foreign life subsidiaries are not included in the Insurance Holding Company’s total capital required. OSFI may intervene and assume control of an Insurance Holding Company or a Canadian life insurance company if it deems the amount of available capital insufficient. Capital requirements may be adjusted by OSFI in the future, as experience develops or the risk profile of Canadian life insurers changes or to reflect other risks. SLF Inc. was above its minimum internal targets as at December 31, 2009 and December 31, 2008.
Sun Life Assurance is subject to the Minimum Continuing Capital Surplus Requirement (MCCSR) capital rules for a life insurance company in Canada. The Company generally expects to maintain an MCCSR ratio for Sun Life Assurance at or above 200%. From time to time, during adverse economic conditions and periods of high market volatility, Sun Life Assurance may maintain an MCCSR ratio in the range of 180% to 200%. Sun Life Assurance’s MCCSR ratio as at December 31, 2009 and December 31, 2008, was above the minimum levels that would require any regulatory or corrective action. Significant foreign life subsidiaries that are not subject to the MCCSR rules are expected to comply with the capital adequacy requirements imposed in the foreign jurisdictions in which they operate. The Company’s principal operating life insurance subsidiary in the United States, Sun Life Assurance Company of Canada (U.S.), qualifies as a significant foreign life subsidiary. Sun Life Assurance Company of Canada (U.S.) is subject to the risk-based capital rules issued by the National Association of Insurance Commissioners (NAIC,) which measures exposures to investment risk, insurance risk, interest rate and other market risks and general business risk. The risk-based capital of Sun Life Assurance Company of Canada (U.S.) was above the minimum regulatory level as at December 31, 2009 and December 31, 2008.
In addition, other foreign operations and foreign subsidiaries of SLF Inc. must comply with local capital or solvency requirements in the jurisdictions in which they operate. The Company maintained capital levels above minimum local requirements as at December 31, 2009 and December 31, 2008.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
10. Capital Management (Cont’d)
The Company’s capital base consists mainly of common shareholders’ equity, participating policyholders’ equity, preferred shareholders’ equity and certain other capital securities (that qualify as regulatory capital).

	As at
	December 31	December 31
	2009	2008

Equity:
Participating policyholders’ equity	$107	$106
Preferred shareholders’ equity	1,741	1,495
Common shareholders’ equity (1)	15,566	15,808

Total equity	$17,414	17,409

Other capital securities:
Subordinated debt	$3,048	$2,576
Sun Life Assurance debentures, Series A, B and C (2)	1,644	1,150

Total other capital securities	4,692	3,726

Total capital	$22,106	$21,135

(1)	Certain components of accumulated other comprehensive income, namely unrealized gains and losses on cash flow hedges and available-for-sale debt securities (effective 2008) are excluded from regulatory capital.

(2)	The Sun Life Assurance debentures qualify as regulatory capital up to the amount of $1,644 of Sun Life ExchangEable Capital Securities issued by Sun Life Capital Trust, I and II (Note 11). These trusts are variable interest entities that are not consolidated by the Company.
The significant changes in capital are included in the following notes on senior debentures, subordinated debt and share capital.
11. Senior Debentures
The following obligations are included in senior debentures:

	Currency of Borrowing	Interest Rate	Earliest Par Call Date (1)	Maturity	2009	2008

Sun Life Assurance debentures (2)
Issued to Sun Life Capital Trust (SLCT I)
Series A issued October 19, 2001 (3)	Cdn. dollars	6.87%	December 31, 2011	2031	$960	$960
Series B issued June 25, 2002	Cdn. dollars	7.09%	June 30, 2032	2052	200	200
Issued to Sun Life Capital Trust II (SLCT II)
Series C issued November 20, 2009(4)	Cdn. dollars	6.06%	December 31, 2019	2108	500	—
SLF Inc. senior unsecured debentures
Series A issued November 23, 2005(5)	Cdn. dollars	4.80%	November 23, 2015	2035	600	600
Series B issued March 13, 2006(6)	Cdn. dollars	4.95%	June 1, 2016	2036	700	700
Series B issued February 26, 2007(6)	Cdn. dollars	4.95%	June 1, 2016	2036	251	253
Series C issued July 11, 2006(7)	Cdn. dollars	5.00%	July 11, 2011	2031	300	300
Series D issued June 30, 2009	Cdn. dollars	5.70%	—	2019	300	—

					$3,811	$3,013

Fair value					$3,987	$2,768

(1)	From and after the dates noted, the relevant debentures may be redeemed, at the option of the issuer, at par, if redemption occurs on an interest payment date or an interest rate reset date, or at the greater of the Canada yield price or par if redeemed prior to these dates. Early redemption of the debentures issued by Sun Life Assurance is subject to regulatory approval.

(2)	The Sun Life Assurance debentures were issued to SLCT I and SLCT II (the SL Capital Trusts), which are variable interest entities that are not consolidated by the Company. SLCT I and SLCT II issued innovative capital securities and purchased the Sun Life Assurance debentures with the proceeds from the issuances, which qualify as regulatory capital, and are described in further detail in the following section of this note.

(3)	On September 7, 2007, Sun Life Assurance repurchased $30 principal amount of the $990 debenture outstanding at that time. Redemption premiums of $1 (net of taxes of $1) were recorded in the third quarter of 2007.

(4)	After December 31, 2019, and every fifth anniversary thereafter, the interest rate will reset to an annual rate equal to the Government of Canada yield plus 3.60%.

(5)	After November 23, 2015, interest is payable at 1% over the 90-day Bankers’ Acceptances Rate.

(6)	After June 1, 2016, interest is payable at 1% over the 90-day Bankers’ Acceptances Rate.

(7)	After July 11, 2011, interest is payable at 1% over the 90-day Bankers’ Acceptances Rate.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
11. Senior Debentures (Cont’d)
Fair value is based on market price for the same or similar instruments as appropriate. Interest expense for senior debentures was $182, $170 and $192 for 2009, 2008 and 2007, respectively.
All senior unsecured debentures of SLF Inc. are direct senior unsecured obligations of SLF Inc. and rank equally with all other unsecured and unsubordinated indebtedness of SLF Inc.
On May 6, 2007, SLF Inc. redeemed U.S. $600 principal amount of 8.53% partnership capital securities, representing all of the partnership capital securities outstanding at that time. The redemption premiums of $18 (net of taxes of $12) were recorded in 2007.
TRUST CAPITAL SECURITIES
Innovative capital instruments, Sun Life ExchangEable Capital Securities (SLEECS), have been issued through the SL Capital Trusts, special purpose entities established as trusts under the laws of Ontario.
On November 20, 2009, SLCT II issued $500 of 5.863% Sun Life ExchangEable Capital Securities - Series 2009-1 (SLEECS 2009-1), which are subordinated unsecured debt obligations. Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments. Until December 31, 2019 the interest rate is 5.863%. On December 31, 2019 and every fifth anniversary thereafter (Interest Rate Reset Date) the interest rate will reset to equal the Government of Canada (GOC) yield plus 3.40%. The SLEECS 2009-1 mature on December 31, 2108. In prior years, SLCT issued Sun Life ExchangEable Securities — Series A (SLEECS A) and Sun Life ExchangEable Securities — Series B (SLEECS B), which are classes of units that represent an undivided beneficial ownership interest in the assets of that trust. SLEECS A and SLEECS B are non-voting except in certain limited circumstances. Holders of SLEECS A and SLEECS B are eligible to receive semi-annual non-cumulative fixed cash distributions. The proceeds of the issuances of SLEECS 2009-1, SLEECS A and SLEECS B were used by the SL Capital Trusts to purchase senior debentures of Sun Life Assurance.
The SLEECS are structured with the intention of achieving Tier 1 regulatory capital treatment for SLF Inc. and Sun Life Assurance and, as such, have features of equity capital. No interest payments or distributions will be paid in cash by the SL Capital Trusts on the SLEECS if Sun Life Assurance fails to declare regular dividends (i) on its Class B Non-Cumulative Preferred Shares Series A, or (ii) on its public preferred shares, if any are outstanding (Missed Dividend Event). In the case of the SLEECS 2009-1, if a Missed Dividend Event occurs or if an interest payment is not made in cash on the SLEECS 2009-1 for any reason, including at the election of Sun Life Assurance, holders of the SLEECS 2009-1 will be required to invest interest paid on the SLEECS 2009-1 in non-cumulative perpetual preferred shares of Sun Life Assurance. In the case of the SLEECS A and SLEECS B, if a Missed Dividend Event occurs, the net distributable funds of SLCT I will be distributed to Sun Life Assurance as the holder of Special Trust Securities of that trust. If the SL Capital Trusts fail to pay in cash the semi-annual interest payments or distributions on the SLEECS in full for any reason other than a Missed Dividend Event, then, for a specified period of time, Sun Life Assurance will not declare dividends of any kind on any of its public preferred shares, and if no such public preferred shares are outstanding, SLF Inc. will not declare dividends of any kind on any of its preferred shares or common shares.
Each SLEECS A or SLEECS B and each $1,000 principal amount of SLEECS 2009-1 will be automatically exchanged for 40 non-cumulative perpetual preferred shares of Sun Life Assurance if any one of the following events occurs: (i) proceedings are commenced or an order is made for the winding-up of Sun Life Assurance; (ii) the Office of the Superintendent of Financial Institutions (OSFI) takes control of Sun Life Assurance or its assets; (iii) Sun Life Assurance’s Tier 1 capital ratio is less than 75% or its MCCSR ratio is less than 120%; or (iv) OSFI directs Sun Life Assurance to increase its capital or provide additional liquidity and Sun Life Assurance either fails to comply with such direction or elects to have the SLEECS automatically exchanged (Automatic Exchange Event). Upon an Automatic Exchange Event, former holders of the SLEECS will cease to have any claim or entitlement to distributions, interest or principal against the issuing SL Capital Trust and will rank as preferred shareholders of Sun Life Assurance in a liquidation of Sun Life Assurance.
According to OSFI guidelines, innovative capital instruments can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. As at December 31, 2009, for regulatory capital purposes of Sun Life Assurance, $1,300 (2008 – $1,150, 2007 – $1,150) represents Tier 1 capital, and $344 (2008 – $nil, 2007 – $nil) represents Tier 2B capital.
The SL Capital Trusts are variable interest entities under CICA Handbook Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15). SLF Inc. is not exposed to the majority of any SL Capital Trust expected losses or expected residual returns and neither is therefore the primary beneficiary under AcG-15. Accordingly, SLF Inc. does not consolidate the SL Capital Trusts, and the SLEECS are not reported on the Consolidated Balance Sheets of SLF Inc. However, the senior debentures issued by Sun Life Assurance to the SL Capital Trusts are reported under Senior Debentures and interest expense is recognized on the senior debentures.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
11. Senior Debentures (Cont’d)
The table below presents additional significant terms and conditions of the SLEECS.

		Distribution or			Redemption date	Conversion date	2009	2008	2007
		interest payment	Annual		At the issuer’s	At the holder’s	Principal	Principal	Principal
Issuer	Issuance date	dates	yield		option	option	amount	amount	amount

Sun Life Capital Trust (1), (2), (3), (4)
950 SLEECS A	October 19, 2001	June 30, December 31	6.865%		December 31, 2006	Any time	$950	$950	$950
200 SLEECS B	June 25, 2002	June 30, December 31	7.093%		June 30, 2007	Any time	$200	$200	$200

							$1,150	$1,150	$1,150

Sun Life Capital Trust II (1) ,(2)
500 SLEECS 2009-1	November 20, 2009	June 30, December 31	5.863	% (5)	December 31, 2014	No conversion option	$500	—	—

(1)	Subject to the approval of OSFI, (i) the SL Capital Trusts may, in whole or in part, on the redemption date specified above or on any distribution date thereafter, or in the case of SLCT II, on any date thereafter, redeem any outstanding SLEECS without the consent of the holders, and (ii) upon occurrence of a regulatory event or a tax event (as defined), prior to the redemption date specified above, the SL Capital Trusts may redeem all, but not part of, any class of SLEECS without the consent of the holders.

(2)	The SLEECS A may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to December 31, 2011 or (ii) the Redemption Price if the redemption occurs on or after December 31, 2011. The SLEECS B may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to June 30, 2032 or (ii) the Redemption Price if the redemption occurs on or after June 30, 2032. Redemption Price refers to an amount equal to $1,000 plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. Early Redemption Price refers to the price calculated to provide an annual yield, equal to the yield on a GOC bond issued on the redemption date that (i) in the case of the SLEECS A, has a maturity date of December 31, 2011, plus 37 basis points, or (ii) in the case of the SLEECS B, has a maturity date of June 30, 2032, plus 32 basis points, and in each case plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. The SLEECS 2009-1 may be redeemed for cash equivalent to, on any day that is not an Interest Rate Reset Date, accrued and unpaid interest on the SLEECS 2009-1 plus the greater of par and a price calculated to provide an annual yield equal to the yield of a GOC bond maturing on the next Interest Reset Date plus (i) 0.60% if the redemption date is prior to December 31, 2019 or (ii) 1.20% if the redemption date is any time after December 31, 2019. On an Interest Rate Reset Date, the redemption price is equal to par plus accrued and unpaid interest on the SLEECS 2009—1.

(3)	The non-cumulative perpetual preferred shares of Sun Life Assurance issued upon an Automatic Exchange Event in respect of the SLEECS A and SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after June 30, 2012 in respect of the SLEECS A and on distribution dates on or after December 31, 2032 in respect of the SLEECS B.

(4)	Holders of SLEECS A and SLEECS B may exchange, at any time, all or part of their holdings of SLEECS A or SLEECS B at a price for each SLEECS of 40 non-cumulative perpetual preferred shares of Sun Life Assurance. SLCT I will have the right, at any time before the exchange is completed, to arrange for a substituted purchaser to purchase SLEECS tendered for surrender to SLCT I so long as the holder of the SLEECS so tendered has not withheld consent to the purchase of its SLEECS. Any non-cumulative perpetual preferred shares issued in respect of an exchange by the holders of SLEECS A or SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after June 30, 2012 in respect of the SLEECS A and on distribution dates on or after December 31, 2032 in respect of the SLEECS B.

(5)	Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments at a fixed rate until December 31, 2019. The interest rate on the SLEECS 2009-1 will reset on December 31, 2019 and every fifth anniversary thereafter to equal the GOC yield plus 3.40%.
12. Other Liabilities
A) COMPOSITION OF OTHER LIABILITIES
Other liabilities consist of the following:

	2009	2008

Accounts payable	$1,313	$2,599
Bank overdrafts	20	314
Bond repurchase agreements	1,006	1,406
Accrued expenses and taxes	566	534
Borrowed funds	321	348
Senior financing	1,383	1,356
Future income taxes (Note 19)	92	477
Accrued benefit liability (Note 22)	473	501
Other	292	296

Total other liabilities	$5,466	$7,831

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
12. Other Liabilities (Cont’d)
B) BOND REPURCHASE AGREEMENTS
The Company enters into bond repurchase agreements for operational funding and liquidity purposes. Bond repurchase agreements have maturities ranging from 4 to 82 days, averaging 44 days, and bear interest at rates averaging 0.28% as at December 31, 2009 (1.64% in 2008). As at December 31, 2009, the Company had assets with a total fair value of $1,006 ($1,419 in 2008), pledged as collateral for the bond repurchase agreements.
C) BORROWED FUNDS
The following obligations are included in borrowed funds in the table above.

	Currency of Borrowing	Maturity	2009	2008

Encumbrances on real estate	Cdn. dollars	2010-2018	$184	$187
	U.S. dollars	2010-2015	137	161

Total borrowed funds			$321	$348

The aggregate maturities of encumbrances on real estate are included in Note 6B).
Interest expense for the borrowed funds was $20, $22 and $16 for 2009, 2008 and 2007, respectively.
D) SENIOR FINANCING
On November 8, 2007, a variable interest entity (the VIE) consolidated by the Company issued a U.S. $1,000 variable principal floating rate certificate (the Certificate) to a financial institution (the Lender). At the same time, Sun Life Assurance Company of Canada-U.S. Operations Holdings, Inc. (U.S. Holdings), a subsidiary of SLF Inc., entered into an agreement with the Lender, pursuant to which U.S. Holdings will bear the ultimate obligation to repay the outstanding principal amount of the Certificate and be obligated to make quarterly interest payments at three-month LIBOR plus a fixed spread. The VIE issued an additional U.S. $200 and U.S. $115 of certificates during 2009 and 2008, respectively. Collateral of U.S. $25 and U.S. $213 was posted at December 31, 2009 and December 31, 2008, respectively, as per the financing agreement.
The maximum capacity of this agreement is U.S. $2,500. The agreement expires on November 8, 2037 and the maturity date may be extended annually for an additional one-year period upon the mutual agreement of the parties, provided such date is not beyond November 8, 2067.
The agreement could be cancelled or unwound at the option of U.S. Holdings in whole or in part from time to time, or in whole under certain events. If the agreement is cancelled before November 8, 2015, U. S. Holdings may be required to pay a make-whole amount based on the present value of expected quarterly payments between the cancellation date and November 8, 2015.
For the year ended December 31, 2009, the Company recorded $22 of interest expense relating to this obligation ($48 in 2008). The fair value of the obligation is $1,069 ($554 in 2008), based on market prices for the same or similar instruments as appropriate.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
13. Subordinated Debt
The following obligations are included in subordinated debt and qualify as capital for Canadian regulatory purposes:

		Interest	Earliest Par
	Currency	Rate	Call date (1)	Maturity	2009	2008

Sun Life Assurance:
Issued October 12, 2000(2)	Cdn. dollars	6.65%	October 12, 2010	2015	$300	$300
Issued May 15, 1998 (3)	Cdn. dollars	6.30%		2028	150	150
Issued June 25, 2002 (4)	Cdn. dollars	6.15%	June 30, 2012	2022	800	799

Sun Life Financial:
Issued May 29, 2007(5)	Cdn. dollars	5.40%	May 29, 2037	2042	398	398
Issued January 20, 2008(6)	Cdn. dollars	5.59%	January 30, 2018	2023	398	398
Issued June 26, 2008(7)	Cdn. Dollars	5.12%	June 26, 2013	2018	348	348
Issued March 31, 2009(8)	Cdn. Dollars	7.90%	March 31, 2014	2019	496	—

Sun Canada Financial:
Issued December 15, 1995	U.S. dollars	7.25%		2015	158	183

Total					$3,048	$2,576

Fair value					$3,202	$2,397

(1)	From and after the dates noted, the relevant debt may be redeemed, at the option of the issuer, at par if redemption occurs on an interest payment date, or at the greater of the Canada yield price or par if redeemed prior to these dates. Early redemption of all the subordinated debentures is subject to regulatory approval. The debt issued by Sun Canada Financial is not redeemable prior to maturity.

(2)	Issued by Clarica. After October 12, 2010, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.

(3)	Issued by Clarica.

(4)	After June 30, 2012, interest is payable at 1.54% over the 90-day Bankers’ Acceptance Rate.

(5)	After May 29, 2037, until maturity of the debentures interest rate is payable at 1% over the 90-day Bankers’ Acceptance Rate.

(6)	After January 30, 2018, until maturity of the debentures interest rate is payable at 2.1% over the 90-day Bankers’ Acceptance Rate.

(7)	After June 26, 2013, until maturity of the debentures interest rate is payable at 2% over the 90-day Bankers’ Acceptance Rate.

(8)	After March 31, 2014, until maturity of the debentures interest rate is payable at 7.15% over the 90-day Bankers’ Acceptance Rate.
Fair value is based on market prices for the same or similar instruments as appropriate. Interest expense on subordinated debt was $183, $142 and $105 for 2009, 2008 and 2007, respectively.
14. Non-controlling Interests in Subsidiaries
Non-controlling interests in subsidiaries on the consolidated balance sheets and non-controlling interests in net income of subsidiaries on the consolidated statements of operations consist of non-controlling interests in MFS and McLean Budden Limited in 2009, 2008 and 2007.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
15. Share Capital and Shares Purchased for Cancellation
A) SHARE CAPITAL
The authorized share capital of SLF Inc. consists of the following:
•	An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of SLF Inc. There are no pre-emptive, redemption, purchase or conversion rights attached to the common shares.

•	An unlimited number of Class A and Class B non-voting preferred shares, issuable in series. The Board is authorized before issuing the shares, to fix the number, the consideration per share, the designation of, and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares. The Board has authorized five series of Class A non-voting preferred shares.
The changes in shares issued and outstanding are as follows:

	2009		2008		2007

	Number		Number		Number
	of Shares	Amount	of Shares	Amount	of Shares	Amount

Preferred shares (in millions of shares)
Balance, January 1:	61	$1,495	61	$1,495	51	$1,250
Preferred shares issued, Class A, Series 3	—	—	—	—	—	—
Preferred shares issued, Class A, Series 4	—	—	—	—	—	—
Preferred shares issued, Class A, Series 5	—	—	—	—	10	250
Preferred shares issued, Class A, Series 6R	10	250	—	—	—	—
Issuance costs, net of taxes	—	(4)	—	—	—	(5)

Balance, December 31	71	$1,741	61	$1,495	61	$1,495

Common shares (in millions of shares)
Balance, January 1	560	$6,983	564	$7,033	572	7,082
Stock options exercised (Note 18)	—	7	1	10	2	66
Common shares purchased for cancellation	—	—	(5)	(60)	(10)	(115)
Shares issued under dividend reinvestment and share purchase plan	4	136	—	—	—	—

Balance, December 31	564	$7,126	560	$6,983	564	$7,033

Further information on the preferred shares outstanding as at December 31, 2009, is as follows:

	Issue Date	Dividend rate	Earliest Redemption	Number of	Face	Net(2)
			Date (1)	Shares	amount	Amount

Preferred shares (in millions of shares)
Preferred shares issued, Class A, Series 1	February 25, 2005	4.75%	March 31, 2010	16	$400	$394
Preferred shares issued, Class A, Series 2	July 15, 2005	4.80%	September 30, 2010	13	325	318
Preferred shares issued, Class A, Series 3	January 13, 2006	4.45%	March 31, 2011	10	250	245
Preferred shares issued, Class A, Series 4	October 10, 2006	4.45%	December 31, 2011	12	300	293
Preferred shares issued, Class A, Series 5	February 2, 2007	4.50%	March 31, 2012	10	250	245
Preferred shares issued, Class A, Series 6R (3)	May 20, 2009	6.00%	June 30, 2014	10	250	246

Total preferred shares				71	$1,775	$1,741

(1)	On or after the earliest redemption date, SLF Inc. may redeem these shares in whole or in part at a declining premium with the exception of the Class A, Series 6R preferred shares. The Series 6R shares are redeemable in whole or in part at par on the earliest redemption date and on June 30 every five years thereafter. Early redemption of all preferred shares is subject to regulatory approval.

(2)	Net of after-tax issuance costs

(3)	On June 30, 2014, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 3.79%. Holders of the Series 6R Shares will have the right, at their option, to convert their Series 6R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 7QR (Series 7QR Shares) on June 30, 2014 and on June 30 every five years thereafter. Holders of Series 7QR Shares will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 3.79%.
The preferred shares qualify as capital for Canadian regulatory purposes, and are included in Note 10.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
15. Share Capital and Shares Purchased for Cancellation (Cont’d)
B) SHARES PURCHASED FOR CANCELLATION
SLF Inc. has purchased and cancelled common shares under several normal course issuer bid programs. Under each of these programs except for the January 12, 2008 to January 11, 2009 program, SLF Inc. was authorized to purchase, for cancellation, through the facilities of the Toronto Stock Exchange (TSX), approximately 5% of its issued and outstanding common shares at that time. For the January 12, 2008 program, the maximum number of shares that could be purchased represented approximately 3.5% of the shares issued and outstanding at January 10, 2008. The latest normal course issuer bid expired January 11, 2009 and SLF Inc. did not purchase any common shares under this program in 2009. The time periods covered, and the maximum number of shares that could be repurchased under these programs are as follows:

Period Covered	Maximum Shares Authorized for Purchase

January 12, 2006 to January 11, 2007	29 million
January 12, 2007 to January 11, 2008	29 million
January 12, 2008 to January 11, 2009	20 million
SLF Inc. also purchased and cancelled common shares pursuant to private agreements between SLF Inc. and an arm’s length third-party seller (the Private Purchases) between December 12 and December 31, 2007. Under these Private Purchases, SLF Inc. could purchase up to 2.55 million of its common shares. The shares purchased for cancellation were included in the calculation of the maximum number of common shares that could be purchased under the normal course issuer bid program that covered the period from January 12, 2007 to January 11, 2008.
Amounts repurchased under these programs are as follows:

	2008	2007

Number of shares repurchased (in millions)	4.8	9.8
Amount (1)	$217	$502
Average price per share	$45.30	$51.18

(1)	The total amount repurchased is allocated to common shares and retained earnings in the consolidated statements of equity. The amount recorded to common shares is based on the average cost per common share.
C) DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
On May 12, 2009, SLF Inc. amended its Canadian Dividend Reinvestment and Share Purchase Plan (the “Plan”). Under the Plan, Canadian-resident common and preferred shareholders may choose to automatically have their dividends reinvested in additional common shares and may also purchase common shares through the Plan. For dividend reinvestments, SLF Inc. may, at its option, issue common shares from treasury at a discount of up to 5% to the volume weighted average trading price or direct that common shares be purchased on behalf of participants through the Toronto Stock Exchange (TSX) at the market price. Common shares acquired by participants through optional cash purchases may also be issued from treasury or purchased through the TSX at SLF Inc.’s option, in either case at no discount. Prior to the amendments, all common shares acquired on behalf of participants were purchased through the TSX at the market price. In 2009, SLF Inc. issued approximately 4.4 million common shares from treasury at a discount of 2% for dividend reinvestments and issued an insignificant number of common shares from treasury at no discount for optional cash purchases.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16. Operating Expenses
Operating expenses consist of the following:

	2009	2008	2007

Compensation costs	$1,885	$1,789	$1,898
Premises and equipment costs	257	247	265
Capital asset depreciation and amortization (Note 8)	60	63	62
Other (1)	974	904	1,035

Total operating expenses	$3,176	$3,003	$3,260

(1)	2007 includes the write-down of the brand name intangible asset of $52 as described in Note 7.
17. Earnings Per Share
Details of the calculation of the net income and the weighted average number of shares used in the earnings per share computations are as follows:

	2009	2008	2007

Common shareholders’ net income	$534	$785	$2,219
Less: Effect of stock awards of subsidiaries (1)	6	14	20

Common shareholders’ net income on a diluted basis	$528	$771	$2,199

Weighted average number of shares outstanding for basic earnings per share (in millions)	561	561	569
Add: Adjustments relating to the dilutive impact of stock options (2)	1	1	3

Weighted average number of shares outstanding on a diluted basis (in millions)	562	562	572

(1)	A subsidiary of SLF Inc. grants stock options exercisable for shares of the subsidiary and restricted stock awards of the subsidiary. If these outstanding stock options were exercised and the restricted stock awards were fully vested, the Company would record an increase in non-controlling interests, and therefore, a reduction in common shareholders’ net income.

(2)	The effect of stock options is calculated based on the treasury stock method requirements, which assume that unrecognized compensation as well as any proceeds from the exercise of the options would be used to purchase common shares at the average market prices during the period. Only stock options exercisable for shares of SLF Inc. are included in the adjustment relating to the dilutive impact of stock options.
18. Stock-Based Compensation
A) STOCK OPTION PLANS
SLF Inc. granted stock options to certain employees and directors under the Executive Stock Option Plan and the Director Stock Option Plan and to all eligible employees under the Special 2001 Stock Option Award Plan. These options are granted at the closing price of the common shares on the TSX on the grant date for stock options granted after January 1, 2007, and the closing price of the trading day preceding the grant date for stock options granted before January 1, 2007. The options granted under the stock option plans generally vest over a four-year period under the Executive Stock Option Plan; two years after the grant date under the Special 2001 Stock Option Award Plan; and over a two-year period under the Director Stock Option Plan. All options have a maximum exercise period of 10 years. The maximum numbers of common shares that may be issued under the Executive Stock Option Plan, the Special 2001 Stock Option Award Plan and the Director Stock Option Plan are 29,525,000 shares, 1,150,000 shares and 150,000 shares, respectively. Effective April 2, 2003, grants under the Director Stock Option Plan were discontinued.
The activities in the stock option plans for the years ended December 31 are as follows:

	2009		2008		2007
	Number of	Weighted	Number of	Weighted	Number of	Weighted
	Stock Options	Average	Stock Options	Average	Stock Options	Average
	(Thousands)	Exercise Price	(Thousands)	Exercise Price	(Thousands)	Exercise Price

Balance, January 1	10,030	$37.81	8,168	$35.98	9,138	$32.58
Granted	4,291	20.44	2,355	40.47	1,261	52.55
Exercised	(255)	23.30	(306)	24.99	(2,075)	27.45
Forfeited	(875)	34.85	(187)	47.40	(156)	46.04

Balance, December 31	13,191	$32.27	10,030	$37.81	8,168	$35.98

Exercisable, December 31	6,644	$35.14	5,911	$33.24	5,333	$29.19

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
18. Stock-Based Compensation (Cont’d)
The aggregate intrinsic value, which is the difference between the market price of a common share and the exercise price of the stock option, for options exercisable as at December 31, 2009 is $15. For options where the exercise price is greater than the market price of a common share, the intrinsic value is zero. The aggregate intrinsic value of options exercised in 2009 was $2 ($6 and $51 for 2008 and 2007, respectively). As at December 31, 2009, the number of stock options vested and expected to vest at the end of the relevant vesting period is 12,061 thousand. The aggregate intrinsic value of the options vested and expected to vest is $48 with a weighted average exercise price of $32.84 and a weighted average remaining term to maturity of 5.96 years.
Compensation cost and the tax benefits recorded as well as the tax benefit realized for stock options are shown in the following table. For the options issued prior to January 1, 2002, and valued using the intrinsic value method, no compensation expense was recognized as the option’s exercise price was not less than the market price of the underlying stock on the day of grant.

	2009	2008	2007

Compensation expense recorded	$16	$10	$10
Income tax benefit on expense recorded	$2	$1	$1
Income tax benefit realized on exercised options	$—	$1	$4
The unrecognized compensation cost, adjusted for an estimate of future forfeitures, for non-vested stock options as at December 31, 2009 was $9. The weighted average recognition period over which this compensation cost is expected to be recognized is 1.8 years.
The stock options outstanding and exercisable as at December 31, 2009, by exercise price, are as follows:

	Options Outstanding			Options Exercisable
		Weighted Average			Weighted Average
	Number of	Remaining	Weighted	Number of	Remaining	Weighted
Range of	Stock Options	Contractual	Average	Stock Options	Contractual	Average
exercise prices	(Thousands)	Life (Years)	Exercise Price	(Thousands)	Life (Years)	Exercise Price

$18.00 to $24.00	5,084	7.50	$20.14	1,205	2.17	$20.36
$24.01 to $30.00	2,422	5.06	28.34	1,634	3.17	28.35
$30.01 to $35.00	1,085	2.52	32.81	1,025	2.11	32.90
$35.01 to $45.00	1,071	4.72	40.42	1,070	4.72	40.41
$45.01 to $53.00	3,529	7.09	49.81	1,710	6.72	50.08

	13,191	6.31	$32.27	6,644	3.99	$35.14

The weighted average fair values of the stock options, calculated using the Black-Scholes option-pricing model, granted during the year ended December 31, 2009, was $4.44 ($6.59 and $8.73 for 2008 and 2007, respectively). The Black-Scholes option-pricing model used the following assumptions to determine the fair value of options granted during the year:

Weighted average assumptions	2009	2008	2007

Risk-free interest rate	2.3%	3.4%	4.1%
Expected volatility	32.7%	23.8%	16.0%
Expected dividend yield	4.0%	3.8%	2.4%
Expected life of the option (in years)	5.9	5.6	5.6
Expected volatility is based on historical volatility of the common shares, implied volatilities from traded options on the common shares and other factors. The expected term of options granted is derived based on historical employee exercise behaviour and employee termination experience. The risk-free rate for periods within the expected term of the option is based on Canadian government bond yield curve in effect at the time of grant.
B) EMPLOYEE SHARE OWNERSHIP PLAN
In Canada, the Company matches eligible employees’ contributions to the Sun Life Financial Employee Stock Plan (Plan). The match is provided for employees who have met two years of employment eligibility and is equal to 50% of the employee’s contributions up to 5% of an employee’s annual compensation. The match is further capped by a one thousand five hundred dollar annual maximum. Employees may elect to contribute from 1% to 20% of their target annual compensation to the Plan. The Company’s contributions vest immediately and are expensed.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
18. Stock-Based Compensation (Cont’d)
C) OTHER STOCK-BASED COMPENSATION PLANS
All other stock-based compensation plans use notional units that are valued based on the common share price on the TSX. Any fluctuation in the common share price changes the value of the units, which affects the Company’s stock-based compensation expense. Upon redemption of these units, payments are made to the employees with a corresponding reduction in the accrued liability. The Company uses equity swaps and forwards to hedge its exposure to variations in cash flows due to changes in the common share price for all of these plans.
Details of these plans are as follows:
Senior Executives’ Deferred Share Unit (DSU) Plan: Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award in the form of DSUs. Each DSU is equivalent in value to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately; however, participants are not permitted to redeem the DSUs until termination, death or retirement. The value at the time of redemption will be based on the fair value of the common shares immediately before their redemption.
Restricted Share Unit (RSU) Plan: Under the RSU plan, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Plan participants generally hold RSUs for 36 months from the date of grant. RSUs earn dividend equivalents in the form of additional RSUs at the same rate as the dividends on common shares. The redemption value is the Average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.
Performance Share Unit (PSU) Plan/Incentive Share Unit (ISU) Plan: Under these arrangements, participants are granted units that are the equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Participants must hold units for 36 months (or 40 months in the case of ISUs) from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. No units will vest or become payable unless the Company meets its specified threshold performance targets. The plans provide for an enhanced payouts if the Company achieves superior levels of performance to motivate participants to achieve a higher return for shareholders. Payments to participants are based on the number of units vested multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.
Additional information for other stock-based compensation plans: The activities in these plans and the liabilities accrued on the balance sheet are summarized in the following table.

Number of units (in thousands)	DSUs	RSUs	PSUs/ISUs	Total

Units outstanding December 31, 2007	554	1,809	515	2,878
Units outstanding December 31, 2008	771	2,171	523	3,465
Units outstanding December 31, 2009	826	3,889	1,004	5,719

Liability accrued as at December 31, 2009	$21	$53	$8	$82
Compensation cost and the tax benefits recorded as well as the tax benefits realized for other stock-based compensation plans are shown in the following table. Since expenses for the DSUs are accrued as part of incentive compensation in the year awarded, the expenses below do not include these accruals. The expenses presented in the following table include increases in the liabilities for DSUs, RSUs and PSUs due to changes in the fair value of the common shares and the accruals of the RSU and PSU liabilities over the vesting period, and exclude any adjustment in expenses due to the impact of hedging.

	2009	2008	2007

Compensation expense recorded	$44	$(16)	$49
Income tax expense (benefit) on expense recorded	$(14)	$6	$(17)
The unrecognized liability and compensation cost for other stock-based compensation plan units outstanding as at December 31, 2009, including an adjustment for expected future forfeitures, as at December 31, 2009 was $69. The weighted average recognition period over which this compensation cost is expected to be recognized is 2 years. The unrecognized compensation cost and weighted average recognition period includes only costs related to the RSUs and PSUs since DSUs are generally vested at the date of grant. The Company paid $16 related to the liabilities of these plans in 2009 ($43 and $63 for 2008 and 2007, respectively).

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
18. Stock-Based Compensation (Cont’d)
D) STOCK-BASED COMPENSATION PLANS OF A SUBSIDIARY
A subsidiary of the Company grants stock options exercisable for shares of the subsidiary, restricted shares of the subsidiary and restricted share units (RSUs). Vesting requirements must be met in order for employees to have full ownership rights to the restricted share awards. Dividends are paid to restricted shareholders and are not forfeited if the award does not ultimately vest. The restricted stock awards vest over a four or five-year period and stock options vest over a four-year period. The RSUs vest over a two-year period from the grant date and RSU holders are entitled to receive non-forfeitable dividend equivalent payments over the vesting period. The RSUs are settled in cash upon vesting, while the stock options and restricted stock awards are settled in shares of the subsidiary.
The outstanding awards and related expenses in the consolidated statements of operations for these awards are as follows:

	2009	2008	2007

Awards outstanding (in thousands)	155	143	151
Expense recorded in operating expenses	$36	$37	$37
Income tax benefit recorded	$14	$16	$14
19. Income Taxes
In the consolidated statements of operations, the income tax expense for the Company’s worldwide operations has the following components:

	2009	2008	2007

Canadian income tax expense (benefit):
Current	$240	$252	$(89)
Future	(392)	98	135

Total	(152)	350	46

Foreign income tax expense (benefit):
Current	(45)	(106)	158
Future	(345)	(587)	318

Total	(390)	(693)	476

Total income taxes expense (benefit)	$(542)	$(343)	$522

The after-tax undistributed earnings of most non-Canadian subsidiaries would be taxed only upon their repatriation to Canada. The Company recognizes a future tax liability, if any, on these undistributed earnings to the extent that management expects they will be repatriated in the foreseeable future. To the extent repatriation of such earnings is not currently planned, the Company has not recognized the future tax liability. If the undistributed earnings of all non-Canadian subsidiaries not currently planned were repatriated, additional taxes that would be payable are estimated to be $61 as at December 31, 2009 ($160 and $134 in 2008 and 2007, respectively).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
19. Income Taxes (Cont’d)
The Company’s effective worldwide income tax rate differs from the combined Canadian federal and provincial statutory income tax rate, as follows:

	2009		2008		2007

		%		%		%
Total net income	$622		$857		$2,290
Add: Income taxes expense (benefit)	(542)		(343)		522
Non-controlling interests in net income of subsidiaries	15		23		35

Total net income before income taxes and non-controlling interests in net income of subsidiaries	$95		$537		$2,847

Taxes at the combined Canadian federal and provincial statutory income tax rate	$30	32.0	$175	32.5	$996	35.0
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(161)	(169.4)	(441)	(82.1)	(250)	(8.8)
Tax (benefit) cost of unrecognized losses	(99)	(104.2)	20	3.7	19	0.6
Tax exempt investment income	(294)	(309.9)	(49)	(9.1)	(155)	(5.4)
Changes to statutory income tax rates	(18)	(19.0)	(30)	(5.6)	(86)	(3.0)
Other	—	—	(18)	(3.3)	(2)	(0.1)

Company’s effective worldwide income taxes	$(542)	(570.5)	$(343)	(63.9)	$522	18.3

During 2007 and 2006, the Canadian federal government and certain provinces reduced corporate income tax rates for years after 2007. In addition, during 2009, the Ontario government reduced corporate income tax rates for years after 2009. Consequently, the statutory income tax rates will decline gradually to 26% in 2013 as these rate reductions become effective. The reductions require the Company to review its Canadian future tax assets and liabilities on an ongoing basis. The re-measurement of future taxes in 2009 impacted both the business attributable to participating policyholders and shareholders. The participating policyholders benefited by $16 in 2009 ($25 and $32 in 2008 and 2007, respectively), while the increase to shareholders’ income amounted to $2 in 2009 ($5 and $54 in 2008 and 2007, respectively).
The Company has accumulated tax losses, primarily in the United Kingdom, United States and Canada, totalling $2,232 ($777 in 2008). The majority of capital losses in the United States expire beginning in 2014 while non-capital losses expire beginning in 2023. The losses in Canada expire primarily in 2029. The losses in the United Kingdom can be carried forward indefinitely. The benefit of these tax losses has been recognized to the extent that they are more likely than not to be realized in the amount of $517 ($134 in 2008) in future income taxes. The Company will realize this benefit in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit the Company’s ability to utilize these losses.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
19. Income Taxes (Cont’d)
The following are the future tax assets and liabilities in the consolidated balance sheets by source of temporary differences:

	2009		2008
	Assets	Liabilities	Assets	Liabilities

Investments	$319	$742	$1,927	$809
Actuarial liabilities	(70)	(442)	(1,323)	(245)
Deferred acquisition costs	381	(5)	464	—
Losses available for carry forward	372	(249)	62	(128)
Other	77	(33)	203	13

	1,079	13	1,333	449
Valuation allowance	(25)	79	(143)	28

Total	$1,054	$92	$1,190	$477

Future income taxes are the result of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the recognized tax effects in the consolidated statements of operations are as follows:

	2009	2008	2007

Investments	$1,033	$(2,070)	$(524)
Actuarial liabilities	(1,383)	1,851	883
Deferred acquisition costs	42	(46)	(67)
Losses (incurred) utilized	(525)	71	(3)
Other	96	(295)	164

Future income tax expense (benefit)	$(737)	$(489)	$453

20. Income Taxes Included in OCI
OCI included in the consolidated statements of comprehensive income is presented net of income taxes. The following income tax amounts are included in each component of OCI for the year ended December 31:

	2009	2008

Unrealized foreign currency gains and losses on net investment hedges	$(9)	$(5)
Unrealized gains and losses on available-for-sale assets	(323)	376
Reclassifications to net income for available-for-sale assets	13	(48)
Unrealized gains and losses on cash flow hedging instruments	(38)	62

Total income taxes benefit (expense) included in OCI	$(357)	$385

21. Commitments, Guarantees and Contingencies
A) LEASE COMMITMENTS
The Company leases offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases total $332. The future rental payments by year of payment are included in Note 6B).
B) CONTRACTUAL COMMITMENTS
In the normal course of business, various contractual commitments are outstanding, which are not reflected in the Consolidated Financial Statements. In addition to the loan commitments for bonds and mortgages included in Note 6Ai), the Company has equity and real estate commitments. As at December 31, 2009, the Company had a total of $804 of contractual commitments outstanding. The expected maturities of these commitments are included in Note 6B).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21. Commitments, Guarantees and Contingencies (Cont’d)
C) LETTERS OF CREDIT
The Company issues commercial letters of credit in the normal course of business. As at December 31, 2009, letters of credit in the amount of $703 are outstanding, of which $515 relate to internal reinsurance.
D) INDEMNITIES AND GUARANTEES
In the normal course of its business, the Company has entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trade-mark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements, financing agreements, the sale of equity interests, and service agreements. These agreements may require the Company to compensate the counterparties for damages, losses, or costs incurred by the counterparties as a result of breaches in representation, changes in regulations (including tax matters) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The Company has also agreed to indemnify its directors and certain of its officers and employees in accordance with the Company’s by-laws. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on the Company’s liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, the Company cannot estimate its potential liability under these indemnities. The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company has not made any significant payment under such indemnification provisions.
In certain cases, the Company has recourse against third parties with respect to the aforesaid indemnities, and the Company also maintains insurance policies that may provide coverage against certain of these claims.
Guarantees made by the Company that can be quantified are included in Note 6Ai).
E) GUARANTEES OF SUN LIFE ASSURANCE PREFERRED SHARES AND SUBORDINATED DEBENTURES
On November 15, 2007, SLF Inc. provided a full and unconditional guarantee of the following subordinated debentures issued by Sun Life Assurance: the $150 of 6.30% subordinated debentures due 2028, the $300 of 6.65% subordinated debentures due 2015, and the $800 of 6.15% subordinated debentures due 2022. All of the subordinated debentures were held by external parties. On that date, SLF Inc. also provided a subordinated guarantee of the preferred shares issued by Sun Life Assurance from time to time, other than such preferred shares held by SLF Inc. and its affiliates. Sun Life Assurance has no outstanding preferred shares subject to the guarantee. Claims under the guarantee of the subordinated debentures will rank equally with all other subordinated indebtedness of SLF Inc. As a result of these guarantees, Sun Life Assurance is entitled to rely on an order dated November 14, 2007 exempting it from most continuous disclosure and the certification requirements of Canadian securities laws.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21. Commitments, Guarantees and Contingencies (Cont’d)
The following tables set forth certain consolidating summary financial information for SLF Inc. and Sun Life Assurance (Consolidated), as required under the order:

			Other
		Sun Life	Subsidiaries of
	SLF Inc.	Assurance	SLF Inc.	Consolidation	SLF Inc.
	(Unconsolidated)	(Consolidated)	(Combined)	Adjustments	(Consolidated)

2009
Revenue	$146	$19,883	$7,694	$(151)	$27,572
Shareholders’ net income	$613	$715	$(65)	$(650)	$613

2008
Revenue	$518	$13,290	$2,689	$(934)	$15,563
Shareholders’ net income	$855	$1,506	$(814)	$(692)	$855

2007
Revenue	$217	$15,154	$6,445	$(628)	$21,188
Shareholders’ net income	$2,288	$1,389	$858	$(2,247)	$2,288

			Other
		Sun Life	Subsidiaries of
	SLF Inc.	Assurance	SLF Inc.	Consolidation	SLF Inc.
	(Unconsolidated)	(Consolidated)	(Combined)	Adjustments	(Consolidated)

2009
Invested assets	$21,401	$82,930	$23,766	$(19,868)	$108,229
Total other assets	$4,319	$10,215	$10,373	$(13,054)	$11,853
Actuarial and other policy liabilities	$—	$68,923	$15,629	$86	$84,638
Total other liabilities	$8,413	$13,710	$12,234	$(16,327)	$18,030

2008
Invested assets	$20,393	$81,169	$24,103	$(18,787)	$106,878
Total other assets	$4,844	$10,912	$8,942	$(11,743)	$12,955
Actuarial and other policy liabilities	$—	$65,954	$15,484	$(27)	$81,411
Total other liabilities	$7,934	$15,729	$12,242	$(14,892)	$21,013
F) LEGAL AND REGULATORY PROCEEDINGS
SLF Inc. and its subsidiaries are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state regulatory bodies, securities and insurance regulators in Canada, the United States and other jurisdictions, the United States Securities Commission, the United States Financial Industry Regulatory Authority, and state attorneys general in the United States, from time to time, make inquiries and require the production of information or conduct examinations concerning compliance by SLF Inc. and its subsidiaries with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition or results of operations.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
22. Pension Plans and Other Post-Retirement Benefits
The Company sponsors non-contributory defined benefit pension plans for eligible qualifying employees. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, the Company maintains supplementary non-contributory pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans.
The Company has also established defined contribution pension plans for eligible qualifying employees. Company contributions to these defined contribution pension plans are subject to certain vesting requirements. Generally, Company contributions are a set percentage of employees’ annual income and matched against employee contributions.
On January 1, 2009, the Canadian Staff defined benefit plan was closed to new employees, and was replaced with a defined contribution plan for employees hired on or after January 1, 2009. Canadian employees hired before then continue to participate in the previous plan, which includes both defined benefit and defined contribution components. As a result, only defined contribution plans are open to new hires worldwide (except for the Company’s small defined benefit plan in the Philippines).
In addition to the Company’s pension plans, in some countries the Company provides certain post-retirement medical, dental and life insurance benefits to eligible qualifying employees and to their dependants upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. These post-retirement benefits are not pre-funded.
The following tables set forth the status of the defined benefit pension and other post-retirement benefit plans.

	Pension		Post-Retirement
	2009	2008	2009	2008

Change in projected benefit obligation:
Projected benefit obligation, January 1	$2,186	$2,426	$233	$249
Change in January 1 balance due to acquisition	—	—	—	—
Service cost	35	50	4	5
Interest cost	132	129	15	14
Adjustment for change in measurement date	—	2	—	—
Actuarial losses (gains)	181	(331)	34	(34)
Benefits paid	(169)	(112)	(11)	(11)
Curtailments, settlements and plan amendments	—	—	(1)	(1)
Effect of changes in currency exchange rates	(81)	22	(8)	11

Projected benefit obligation, December 31(1), (2)	2,284	$2,186	266	$233

Accumulated benefit obligation, December 31(3)	2,154	$2,005

Change in plan assets:
Fair value of plan assets, January 1	$1,995	$2,393	$—	$—
Net actual return on plan assets	252	(307)	—	—
Employer contributions	36	14	11	11
Adjustment for change in measurement date	—	2	—	—
Benefits paid	(169)	(112)	(11)	(11)
Effect of changes in currency exchange rates	(67)	5	—	—

Fair value of plan assets, December 31(1)	2,047	$1,995	—	$—

Net funded status, December 31	$(237)	$(191)	$(266)	$(233)
Unamortized net actuarial loss (gain)	456	436	20	(18)
Unamortized past service cost	9	11	(14)	(28)
Unamortized transition asset	(33)	(52)	(3)	(4)
Contributions (transfers), October 1 to December 31(1)	—	—	—	—

Accrued benefit asset (liability), December 31(1)	$195	$204	$(263)	$(283)

Balance sheet classification of accrued benefit asset (liability), December 31:
Other assets	$405	$422	$—	$—
Other liabilities	$210	$218	$263	$283

Pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	$1,503	$1,027

Plan assets	$1,251	$756

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
22. Pension Plans and Other Post-Retirement Benefits (Cont’d)
The rate of compensation increase is a long-term rate based on current expectations of future pay increases.

	Pension			Post-Retirement
	2009	2008	2007	2009	2008	2007

Components of defined benefit cost recognized:
Service cost, curtailments and settlements	$35	$50	$53	$4	$5	(7)
Plan amendments	—	—	4	(1)	(1)	(64)
Interest cost	132	129	128	15	14	15
Actual return on plan assets	(252)	307	(122)	—	—	—
Actuarial losses (gains)	181	(331)	(159)	34	(34)	(23)

Benefit cost before adjustments to recognize the long-term nature of defined benefit plans	$96	$155	$(96)	$52	$(16)	$(79)

Adjustments to recognize the long-term nature of defined benefit plans:
Difference between expected and actual return on plan assets for year	$118	$(462)	$(41)	$—	$—	$—
Difference between actuarial losses (gains) recognized and actual actuarial losses (gains) on accrued benefit obligation for year	(155)	363	189	(38)	35	25

Difference between amortization of past service costs for year and actual plan amendments for year	1	1	1	(13)	(23)	45
Amortization of transition obligation (asset)	(18)	(18)	(18)	(2)	(2)	(2)

Total adjustments to defer costs to future periods	$(54)	$(116)	$131	$(53)	$10	$68

Total benefit cost recognized	$42	$39	$35	$(1)	$(6)	$(11)

Key weighted average assumptions:

	Pensions		Post-Retirement
	2009	2008	2009	2008

To measure benefit obligation at end of year (1)
Discount rate	6.0%	6.5%	5.8%	6.5%
Rate of compensation increase	3.8%	3.6%		—
Initial health care cost trend rate (4)		—	8.1%	9.4%

To determine benefit costs or income for the period
Discount rate	6.5%	5.5%	6.5%	5.4%
Expected long-term rate of return on plan assets	6.8%	7.0%		—
Rate of compensation increase	3.6%	3.7%		—
Initial health care cost trend rate (4)		—	9.4%	9.8%

(1)	The measurement date for the plans in the United States has changed from September 30 to December 31 in 2008. All other defined benefit plans have the measurement date as December 31.

(2)	The date of the most recent actuarial valuation for funding purposes was January 1, 2008 for the plans in Canada, and January 1, 2009 for all other plans. The next required funding valuation is January 1, 2011 for the plans in Canada, January 1, 2012 for the United Kingdom, and January 1, 2010 for all other plans.

(3)	The accumulated benefit obligation is smaller than the projected benefit obligation since it does not recognize projected future compensation increases.

(4)	The assumed medical cost trend rate used in measuring the accumulated post-retirement benefits obligation at the end of the year for Canada in 2009 was 8.0% per year until 2015, then decreasing gradually to an ultimate rate of 5.0% per year in 2030 (in 2008 it was 9.5%, decreasing by 0.5% each year to an ultimate rate of 5.5% per year). For the United States in 2009, the assumed rate was 8.5%, decreasing gradually to an ultimate rate of 5.0% in 2017 (In 2008, the assumed rate was 9%, decreasing gradually to an ultimate rate of 5.0% per year in 2014). The assumed dental cost trend rate is 4.5% in Canada and 5% in the United States.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
22. Pension Plans and Other Post-Retirement Benefits (Cont’d)
Discount rate, return on plan assets and rate of compensation increase:
The major economic assumptions which are used in determining the actuarial present value of the accrued benefit obligations vary by country. In determining the discount rate for the Canadian plans, a yield curve for long-term Corporate “AA” bonds is developed from the Government of Canada yield curve by adding an appropriate adjustment to reflect the risk characteristics of high-quality Corporate bonds. This curve is then used to calculate a level discount rate by reference to the spot yields on high-quality, non-callable, zero-coupon Corporate bonds with maturities that match the estimated benefit cash flows for the plan.
In determining the discount rate for the plans in the United States, a benchmark rate is used by referencing various published indexes such as the Merrill Lynch 10+ High Quality Index, 30-year Treasury Bonds, Moody’s Aa, and Moody’s Baa. The discount rate assumption is selected after considering the projected cash flows paid from the Company’s U.S. benefit plans based on plan demographics, plan provisions, and the economic environment as of the measurement date.
The assumed rate of return on assets for pension cost purposes is the weighted average of expected long-term asset return assumptions by asset class and is selected from a range of possible future asset returns.
Health care cost calculations are based on trend rate assumptions which may differ from actual results. Changes in trend rate assumptions by 1% in either direction will change the health care cost as follows:

	1%
	Increase	Decrease

Effect on post-retirement benefit obligations	$23	$(21)
Effect on aggregated service and interest costs	$2	$(1)

Composition of fair value of plan assets, December 31:

	2009	2008

Equity investments	44%	37%
Fixed income investments	43%	47%
Real estate investments	4%	5%
Other	9%	11%

Total composition of fair value of plan assets	100%	100%

Target allocation of plan assets, December 31:

	2009	2008

Equity investments	43%	42%
Fixed income investments	43%	45%
Real estate investments	5%	4%
Other	9%	9%

Total	100%	100%

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
22. Pension Plans and Other Post-Retirement Benefits (Cont’d)
The assets of the defined benefit pension plans are primarily held in trust for plan members, and are managed within the provisions of the plans’ investment policies and procedures. Diversification of the investments is used to minimize credit, market and foreign currency risks. Due to the long-term nature of the pension obligations and related cash flows, asset mix decisions are based on long-term market outlooks within the specified tolerance ranges. The long-term investment objectives of the defined benefit pension plans are to exceed the real rate of investment return assumed in the actuarial valuation of plan liabilities. Over shorter periods, the objective of the defined benefit pension plans is to exceed the average market returns of a well-diversified portfolio. Liquidity is managed with consideration to the cash flow requirements of the liabilities.
Permitted investments of the defined benefit pension plans include guaranteed funds, annuities, and pooled and non-pooled variable accumulation funds in addition to any other investment vehicle approved by the plan sponsors that is eligible under pension regulations. The policy statement for each fund or manager mandate either prohibits, or permits, within specified constraints, the use of derivative instruments such as options and futures. The use of derivative instruments is limited to unleveraged substitution and hedging strategies. The defined benefit pension plans may not invest in securities of a related party or lend to any related party unless such securities are publicly traded and selected by the manager, acting independently on behalf of all that manager’s discretionary accounts or pooled funds, which have mandates similar to those of the Company’s defined benefit pension plans.
The following tables set forth the expected contributions and expected future benefit payments of the defined benefit pension and other post-retirement benefit plans.

					Post-
				Pension	Retirement	Total

Expected contributions for the next 12 months				$58	$14	$72

Expected future benefit payments

						2015
	2010	2011	2012	2013	2014	-2019

Pension	$95	$100	$109	$114	$120	$717
Post-retirement	14	14	15	16	16	91

Total	$109	$114	$124	$130	$136	$808

The total contribution made by the Company to defined contribution plans was $51 in 2009, $52 in 2008 and $52 in 2007.
23. Foreign Exchange Gain/Loss
The net foreign exchange loss of $6, equivalent to the proportionate amount of the foreign exchange loss accumulated in the unrealized foreign currency translation gains (losses) in accumulated other comprehensive income from its self-sustaining foreign operations, was recognized in net investment income for the year ended December 31, 2009 (loss of $6 in 2008 and loss of $3 in 2007).
24. Related Party Transactions
Transactions between SLF Inc. and its subsidiaries, which are related parties of SLF Inc., have been eliminated on consolidation and are not disclosed in this note.
Prior to the sale of the equity investment in CI Financial on December 12, 2008 (see Note 3), the Company received distribution fees from CI Investments Inc. for sales of its products by agents licensed through the Company. Distribution fees for 2008 and 2007 ($129 and $144, respectively) are included in fee income in the consolidated statements of operations. As a result of the sale, CI Investments Inc. is no longer a related party of the Company.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
25. Variable Interest Entities
The Company has a greater than 20% interest in a number of variable interest entities (VIEs) where the Company does not have a controlling financial interest, including being a creditor in trusts, limited partnerships, limited liability companies and special purpose entities. These VIEs were used to finance commercial mortgages, franchise receivables, auto receivables, retail stores, equipment, and to make private debt and equity investments. The Company’s maximum exposure to loss related to all of these investments is $313, which is the carrying amount of these assets.
In the fourth quarter of 2007, a subsidiary of the Company obtained external funding (as described in Note 12D) for excess U.S. statutory actuarial reserves attributable to specific blocks of universal life policies through the use of a VIE. The subsidiary of the Company consolidates this VIE as the primary beneficiary since it is exposed to the majority of the expected losses.

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States
The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in Canada (Cdn. GAAP). These accounting principles differ in certain respects from accounting principles generally accepted in the United States (U.S. GAAP). The differing basis of accounting changes the incidence of profit recognition over its lifetime. Regardless of the accounting basis chosen, the total profit of an insurance contract will not change. The financial statement impact and a description of the material differences follow.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
A) RECONCILIATION OF SELECTED CANADIAN (CDN.) GAAP FINANCIAL STATEMENT INFORMATION TO U.S. GAAP
i) Consolidated statements of operations:

	2009		2008		2007
	Cdn.	U.S.	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

REVENUE
Premiums	$15,510	$9,703	$13,587	$8,979	$13,124	$8,517
Total net investment income (loss)	9,397	7,730	(526)	2,401	4,748	5,823
Net realized gains (losses)	(5)	(149)	(241)	(951)	104	291
Fee income	2,670	2,654	2,743	3,335	3,212	3,343

	27,572	19,938	15,563	13,764	21,188	17,974

POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors	14,317	10,560	14,314	9,847	15,196	9,813
Increase (decrease) in actuarial liabilities	7,697	1,104	(4,429)	2,085	(2,515)	1,262
Acquisition expense amortization	48	1,135	50	(394)	64	337
Other expenses	5,415	4,359	5,091	3,970	5,596	4,504

	27,477	17,158	15,026	15,508	18,341	15,916

INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	95	2,780	537	(1,744)	2,847	2,058
Income taxes expense (benefit)	(542)	362	(343)	(1,088)	522	308
Non-controlling interests in net income of subsidiaries	15	—	23	—	35	—

TOTAL NET INCOME (LOSS)	622	2,418	857	(656)	2,290	1,750
Less non-controlling interests’ net income	—	15	—	23	—	35
Less participating policyholders’ net income	9	—	2	—	2	—

SHAREHOLDERS’ NET INCOME (LOSS)	613	2,403	855	(679)	2,288	1,715
Less preferred shareholder dividends	79	79	70	70	69	69

COMMON SHAREHOLDERS’ NET INCOME (LOSS)	$534	$2,324	$785	$(749)	$2,219	$1,646

Earnings (loss) per share
Basic	$0.95	$4.14	$1.40	$(1.34)	$3.90	$2.89
Diluted	$0.94	$4.12	$1.37	$(1.36)	$3.85	$2.84

Weighted average shares outstanding in millions
Basic	561	561	561	561	569	569
Diluted	562	562	562	561	572	572

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

ii)	Consolidated balance sheets:

	2009		2008
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

ASSETS
Bonds – held-for-trading	$51,634	$14,835	$48,458	$15,915
Bonds – available-for-sale	9,673	46,433	10,616	42,810
Mortgages and corporate loans	19,449	19,449	22,302	22,302
Stocks – held-for-trading	4,331	1,331	3,440	1,062
Stocks – available-for-sale	635	3,636	1,018	3,396
Real estate, net of accumulated depreciation (accumulated depreciation: 2009 – $561; 2008 – $528)	4,877	3,190	4,908	3,346
Cash and cash equivalents (1)	5,865	5,845	5,518	5,353
Short-term securities (1)(2)	6,003	5,963	3,361	3,329
Derivative assets	1,382	1,357	2,669	2,673
Policy loans and other invested assets	3,503	4,073	3,585	4,648
Other invested assets – held-for-trading	425	206	380	204
Other invested assets – available-for-sale	452	689	623	793

Invested assets	108,229	107,007	106,878	105,831
Goodwill	6,419	4,678	6,598	4,854
Intangible assets	926	907	878	872
Deferred acquisition costs	167	7,763	154	9,384
Future income taxes (3)	1,054	681	1,190	1,673
Other assets	3,287	7,881	4,135	9,292

Total other assets	11,853	21,910	12,955	26,075
Segregated funds assets (4)		80,551		65,362

Total consolidated assets	$120,082	$209,468	$119,833	$197,268

Segregated funds net assets (4)	$81,305		$65,762

LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities	$84,638	$56,443	$81,411	$57,082
Contract holder deposits		34,101		37,268
Amounts on deposit	4,181	4,390	4,079	4,403
Derivative liabilities	1,257	1,196	3,219	3,271
Deferred net realized gains	225		251
Senior debentures	3,811	3,811	3,013	3,013
Future income taxes (3)	92	162	477	236
Other liabilities	5,374	8,301	7,354	9,718

Total general fund liabilities	99,578	108,404	99,804	114,991
Subordinated debt	3,048	3,048	2,576	2,576
Non-controlling interests in subsidiaries (5)	42		44
Segregated funds liabilities (4)		80,551		65,362
Equity	17,414	17,465	17,409	14,339

Total consolidated liabilities and equity	$120,082	$209,468	$119,833	$197,268

Segregated funds contract liabilities (4)	$81,305		$65,762

(1)	Includes a restatement of $1,745 of short-term securities as at December 31, 2008 that were included as cash and cash equivalents in error previously. As a result, cash and cash equivalents and short term securities have been adjusted in the 2008 column above.

(2)	U.S. GAAP terminology is short-term investments.

(3)	U.S. GAAP terminology is deferred income tax.

(4)	U.S. GAAP terminology is separate accounts.

(5)	Included in equity in U.S. GAAP.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

iii)	Consolidated statements of equity:

	2009		2008
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

PARTICIPATING POLICYHOLDERS’ CAPITAL ACCOUNT:
Balance, January 1	$106	$—	$95	$—
Net income attributed to participating policyholders	9	—	2	—
Total other comprehensive income (loss)	(8)	—	9	—

Balance, December 31	107	—	106	$—

SHAREHOLDERS’ EQUITY:
PREFERRED SHARES
Balance, January 1	1,495	1,495	1,495	1,495
Shares issued, net of issuance costs	246	246	—	—

Balance, December 31	1,741	1,741	1,495	1,495

PAID IN CAPITAL
Balance, January 1	7,101	12,903	7,095	12,912
Common shares issued under dividend reinvestment and share purchase plan	136	136	—	—
Stock options exercised (2)	6	6	8	8
Common shares purchased for cancellation (1)	—	—	(60)	(108)
Stock option compensation (3)	16	14	58	71
Subsidiary equity transaction	—	—	—	20
Change due to transactions with non-controlling interests	—	(10)

Balance, December 31	7,259	13,049	7,101	12,903

RETAINED EARNINGS
Balance, January 1, as previously reported	11,101	3,298	11,282	4,965
Adjustment for changes in accounting policies (Section C of this note)	—	408	—	—

Balance, January 1, after change in accounting policy	11,101	3,706	11,282	4,965
Net income (loss) for the year attributed to shareholders	613	2,403	855	(679)
Dividends on common shares	(796)	(796)	(809)	(809)
Dividends on preferred shares	(79)	(79)	(70)	(70)
Common shares purchased for cancellation	—	—	(157)	(109)

Balance, December 31	10,839	5,234	11,101	3,298

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, January 1, as previously reported	(2,394)	(3,401)	(2,750)	(2,202)
Adjustment for change in accounting policy (Section C of this note)	—	(421)	—	—

Balance, January 1, after change in accounting policy	(2,394)	(3,822)	(2,750)	(2,202)
Total other comprehensive income (loss)	(138)	1,221	356	(1,199)

Balance, December 31	(2,532)	(2,601)	(2,394)	(3,401)

Total retained earnings and accumulated other comprehensive income (loss)	8,307	2,633	8,707	(103)

TOTAL SHAREHOLDERS’ EQUITY	$17,307	$17,423	$17,303	$14,295

NON-CONTROLLING INTERESTS (4)
Balance, January 1		$44		$98
Net Income		15		23
Other changes in non-controlling interests		(17)		(77)

Balance, December 31		$42		$44

TOTAL EQUITY	$17,414	$17,465	$17,409	$14,339

(1)	Shown as share capital under Cdn. GAAP.

(2)	Shown as share capital and contributed surplus under Cdn. GAAP.

(3)	Shown as contributed surplus under Cdn. GAAP.

(4)	Included in equity in U.S. GAAP.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

iii)	Consolidated statements of equity: (Cont’d)

	2009		2008
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, end of year, consists of:
Unamortized net actuarial loss (1)	$	$(209)	$	$(173)
Unamortized past service cost (1)		5		13
Unamortized transition asset (1)		2		—
Unrealized gains (losses) on available-for-sale assets	30	814	(1,429)	(2,371)
Unrealized foreign currency translation gains (losses), net of hedging activities	(2,637)	(2,844)	(1,049)	(1,362)
Unrealized gains (losses) on derivatives designated as cash flow hedges	62	8	79	(7)
Deferred acquisition costs and other liabilities		(377)		499

Balance, December 31	$(2,545)	$(2,601)	$(2,399)	$(3,401)

(1)	Included in other assets and other liabilities for plans with surpluses and deficits respectively under Cdn. GAAP.
iv)	Comprehensive income:
For U.S. GAAP, changes to deferred acquisition costs and other liabilities are included in addition to the components included in comprehensive income for Cdn. GAAP.

	2009		2008		2007
	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP

Total net income (loss)	$622	$2,418	$857	$(656)	$2,290	$1,750
Other comprehensive income (loss), net of taxes:
Unrealized foreign currency translation gains (losses), excluding hedges	(1,908)	(1,816)	2,162	1,955	(1,781)	(1,807)
Unrealized foreign currency gains (losses), net investment hedges	314	335	(396)	(451)	282	343
Net adjustment for foreign exchange losses	6	—	6	—	3	—
Unrealized gains (losses) on available-for-sale assets	1,492	3,429	(1,653)	(4,763)	(238)	(1,140)
Reclassifications to net income (loss) for available-for-sale assets	(33)	177	199	885	(84)	(288)
Unrealized gains (losses) on cash flow hedging instruments	(18)	14	24	(34)	40	7
Reclassifications to net income (loss) for cash flow hedges	1	1	23	24	(8)	(7)
Changes to deferred acquisition costs and other liabilities	—	(877)		1,253		639
Changes in unamortized net actuarial loss	—	(36)		(47)		114
Changes in past service cost	—	(8)		(16)		22
Changes in transition asset	—	2		(5)		(2)

Total other comprehensive income (loss)	(146)	1,221	365	(1,199)	(1,786)	(2,119)

Less:
Participating policyholders’ net income	9	—	2	—	2	—
Participating policyholders’ foreign currency translation gains (losses) excluding hedges	(8)	—	9	—	(5)	—
Non-controlling interests’ net income		15		23		35

Shareholders’ comprehensive income (loss)	$475	$3,624	$1,211	$(1,878)	$507	$(404)

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

v)	Effect of differences between Cdn. GAAP and U.S. GAAP net income:
For the differences between Cdn. GAAP and U.S. GAAP net income listed below, please refer to the following section for a description of the differences in accounting policies.

	2009	2008	2007

Total net income in accordance with Cdn. GAAP	$622	$857	$2,290
Adjustments related to:
Investments
Bonds (1)	(1,893)	1,632	1,459
Stocks and segregated fund units (1)	(716)	980	114
Derivative instruments	1,005	(136)	(96)
Real estate	(121)	(214)	(125)

Total investments	(1,725)	2,262	1,352

Deferred acquisition costs
Deferred acquisition costs — deferred	925	793	723
Deferred acquisition costs — amortization and interest	(1,229)	444	(273)

Total deferred acquisition costs	(304)	1,237	450

Actuarial liabilities and other policyholder revenues and expenses
Premium and fees revenue	(5,610)	(3,766)	(4,167)
Payments to policyholders, beneficiaries and depositors	3,757	4,467	5,383
Actuarial liabilities	6,593	(6,514)	(3,777)

Total actuarial liabilities and other policyholder revenues and expenses	4,740	(5,813)	(2,561)

Other	(26)	33	(30)
Income tax effect of above adjustments	(904)	745	214
Non-controlling interests’ net income	15	23	35

Total net income (loss) in accordance with U.S. GAAP	$2,418	$(656)	$1,750

(1)	Differences in net income are attributable to different asset designations. Under Cdn. GAAP, assets are generally designated as held-for-trading for investments supporting actuarial liabilities, and available-for-sale for assets generally not supporting actuarial liabilities (as described in more detail in Note 1). For U.S. GAAP, most of the Company’s assets are designated as available-for-sale.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
B)	SIGNIFICANT ACCOUNTING POLICY DIFFERENCES BETWEEN CDN. GAAP AND U.S. GAAP APPLICABLE TO THE COMPANY
(i) The following table shows the significant accounting policy differences between Cdn. GAAP and U.S. GAAP:

Cdn. GAAP	U.S. GAAP

Bonds and Stocks	Any financial asset that is not a loan or a receivable and whose fair value can be reliably measured can be designated as held-for-trading, subject to certain conditions imposed by OSFI.

As a result of the adoption of the amendments to CICA Handbook Section 3855 in 2009, which are described in Note 2, if the fair value of a debt security increases after an impairment loss was recognized and the increase can be objectively related to an event occurring after the impairment loss was recognized, the impairment loss is reversed into income. Prior to these amendments, once an impairment loss was recorded to income, it could not be reversed.	Commencing January 1, 2008, as a result of issuance of Financial Accounting Standards Board (“FASB”) ASC Topic 825, formerly FAS 159, certain financial assets and liabilities can be designated as held-for-trading under certain conditions. Prior to 2008, only debt and equity securities that have reliably determinable fair values and are bought and held principally for the purpose of selling them in the near term are classified as held-for-trading.

Commencing April 1, 2009, as a result of adoption of FASB ASC Topic 320, losses on debt securities which are other-than-temporarily impaired are separated into two categories, the portion of loss which is considered credit loss (“credit loss”) and the portion of loss which is due to other factors (“non-credit loss”). The credit loss portion is charged to earnings, while the non-credit loss is charged to other comprehensive income (loss) if the Company does not intend to sell the debt security, or if it is not more likely than not that it will be required to sell the debt security. Prior to April, 2009, in addition to other-than-temporary impairment due to issuer credit, other-than-temporary impairment charges were also recorded in income for declines in fair values of available-for-sale bonds due to changes in prevailing interest rates when the Company did not have the intent and ability to hold to recovery.

Real estate	Real estate held for investment is originally recorded at cost.

The carrying value is adjusted towards the fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into net investment income at the rate of 3% of the unamortized balance each quarter.

The Company records a write-down for any other than temporary decline in the value of the entire real estate portfolio.	Real estate held for investment is carried at depreciated cost.

Realized gains and losses on sales are reflected in income immediately.

Other than temporary declines in the value of specific properties results in a write-down charged to income.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Cdn. GAAP	U.S. GAAP

Deferred acquisition costs	Costs of acquiring new insurance and annuity business, primarily commissions; underwriting; issue expenses and agency expenses are implicitly recognized in actuarial liabilities for most of the policies.	Acquisition costs are deferred and recorded as an asset.

Amortization of such costs is dependent on the product to which the costs relate. For participating life insurance contracts, except for participating policies in the United Kingdom, amortization is based on a constant percentage of gross margin. For universal life and investment-type contracts, amortization is based on a constant percentage of gross profit. For other non-participating products, including term, group and disability insurance, amortization is based on a constant percentage of premium. Amortization for participating policies in the United Kingdom is based on the change in the sum assured. In cases where amortization is based on gross profit or margin, and available-for-sale bonds or stocks are used to support the underlying contract liability or actuarial reserve, a portion of the unrealized gains and losses balance is removed from equity and netted against the deferred acquisition cost balance.

Actuarial liabilities and contract holder deposits	Actuarial liabilities are calculated in accordance with Canadian generally accepted actuarial practice. This method uses best estimate assumptions for future experience factors adjusted to provide modest margins for adverse deviation in each experience factor.	The actuarial liabilities for participating life policies, except those in the United Kingdom, are computed using a net level premium reserve method with interest and mortality assumptions based primarily upon those assumptions used for establishing the cash surrender values in the contract. For universal life-type and investment contracts, contract holder deposits represent account balances and U.S. GAAP liabilities primarily equal account value balances. The account values represent an accumulation of gross deposits received plus credited interest less withdrawals, expenses and mortality charges. Other non-participating products include term, group and disability insurance. For these products, as well as participating contracts in the United Kingdom, a net level premium method is used with assumptions locked in at time of issue, unless the business is in a loss recognition position, in which case a best estimate gross premium valuation is used.

Deferred net realized gains	Realized gains and losses on sales of real estate are deferred and amortized.	Realized gains and losses on sales of real estate are recognized in income immediately.

Premium revenue, fee income, maturities and surrenders, and interest on claims and deposits	Premiums for universal life and other investment-type contracts are recorded as revenue, and a liability for future policy benefits is established as a charge to income.

Interest accrued on contracts is shown as an increase in actuarial liabilities.
Payments to contract holders upon maturity are reflected as an expense with an offsetting reduction to the increase in actuarial liabilities.	Amounts received for universal life and investment-type contracts are not included in the income statement but are reported as deposits to contract holder account balances. Revenues from these contracts are limited to amounts assessed against policyholders’ account balances for mortality, policy administration and surrender charges, and are included in fee income when earned.

Interest accrued on contracts is included in interest on claims and deposits.

Payments upon maturity or surrender are reflected as reductions to the contract holder deposits on the balance sheet.

Other payments in excess of the account value, such as death claims, are reflected as an expense.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Cdn. GAAP	U.S. GAAP

Unrealized foreign currency translation gains (losses)	A proportionate amount of the exchange gain or loss accumulated in OCI is reflected in net income when there is a reduction in the Company’s net investment in a foreign operation resulting from a capital transaction, dilution, or sale of all or part of the foreign operation.	A proportionate amount of exchange gains or losses accumulated in OCI is reflected in net income only when there is a reduction in the Company’s net investment in the foreign operation resulting from the sale of all or part of the foreign operation.

Future income tax asset and liability(1)	Future income tax liabilities and assets are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using income tax rates of enacted or substantively enacted tax law.	Future income tax liabilities and assets are recorded based on income tax rates of currently enacted tax law. Differences in the provisions for income taxes arise from differing accounting policies for assets and liabilities, and differences in the recognition of tax rate changes are disclosed in part E viii) of this note. Part E xiv) of this note provides other disclosure differences.

Derivatives	For net investment hedges, changes in fair value of these hedging derivatives, along with interest earned and paid on the swaps are recorded to the foreign exchange gains and losses in OCI, offsetting the respective exchange gains or losses arising from the underlying investments.

There is no requirement to bifurcate embedded derivatives from actuarial liabilities for insurance contracts. As a result, they are included as part of actuarial liabilities.	For net investment hedges, spot rate changes on the hedging derivatives are recorded to the foreign exchange gains and losses in OCI to offset the respective exchange gains or losses arising from the underlying investments. The remainder of the changes in fair value, along with interest earned and paid, is recorded in net income.

Embedded derivatives in insurance contracts are separately accounted for as stand-alone derivatives when they are not clearly and closely related to their host instruments. They are recorded at fair value with changes in fair value recorded in income.

Non-cash collateral	Non-cash collateral received in securities lending transactions is not recognized on the Consolidated Financial Statements.	If the Company has the ability to sell or repledge non-cash collateral received in securities lending transactions, the Company recognizes an asset on the balance sheet and a corresponding liability for the obligation to return it.

Non-controlling interests	Non-controlling interests is presented outside of liabilities and equity. Transactions with non-controlling interests are accounted for as step-acquisitions or disposals.	Non-controlling interests is included as part of equity, separate from shareholders’ equity. Effective in 2009, transactions with non-controlling interests are accounted for as equity transactions rather than step-acquisitions or disposals.

Business combinations	Transaction and other costs directly related to an acquisition are capitalized as part of the purchase.	As a result of the adoption of the amended section on business combinations in ASC Topic 805 in 2009 (originally issued as FAS 141(R), transaction costs related to an acquisition are recognized as an expense through income.

(1)	U.S. GAAP terminology is deferred income tax.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
C) U.S. GENERALLY ACCEPTED ACCOUNTING STANDARDS ADOPTED BY THE COMPANY IN 2009
In June 2009, the FASB issued FASB ASC Topic 105, Generally Accepted Accounting Principles, which was previously issued as SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. This guidance establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. FASB ASC Topic 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted FASB ASC Topic 105 in 2009.
The Company has adopted certain provisions of FASB ASC Topic 855, Subsequent Events, which were originally issued in May 2009 as SFAS No. 165, Subsequent Events. This topic requires evaluation of subsequent events through the date that the financial statements are issued or are available to be issued. FASB ASC Topic 855 sets forth the period under which the reporting entity should evaluate the subsequent events to be recognized or disclosed, the circumstances under which the reporting entity should recognize the events or transactions that occur after the balance sheets date, and the disclosures that the reporting entity should make about the subsequent events. This guidance is effective for interim reporting periods ending after June 15, 2009. The Company has applied the new section for its 2009 annual Consolidated Financial Statements.
The Company has adopted certain provisions of FASB ASC Topic 820, which were originally issued in April 2009 as FSP No. FAS 157-4, Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This issuance provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased in relation to normal market activity for the asset or liability, as well as guidance on identifying circumstances that indicate a transaction is not orderly. The Company adopted the above-noted aspects of FASB ASC Topic 820 on April 1, 2009; such adoption did not have a material impact on the Company’s Consolidated Financial Statements.
The Company has adopted certain provisions of FASB ASC Topic 320, which were originally issued in April 2009 as FSP Nos. FAS 115-2 and 124-2. This guidance amends the guidance for Other-Than-Temporary-Impairment (OTTI) of debt securities and changes the presentation of OTTI in the financial statements. If the Company intends to sell, or if it is more likely than not that it will be required to sell, an impaired bond prior to recovery of its cost basis, the bond is to be considered other-than-temporarily impaired and the full amount of impairment must be charged to earnings. Otherwise, losses on bonds which are other-than-temporarily impaired are separated into two categories, the portion of loss which is considered credit loss (credit loss) and the portion of loss which is due to other factors (non-credit loss). The credit loss portion is charged to earnings, while the non-credit loss portion is charged to other comprehensive income (loss). The Company adopted the above-noted aspects of FASB ASC Topic 320 on April 1, 2009. Upon adoption, a cumulative effect adjustment, net of taxes, of $(408) was recorded to increase accumulated other comprehensive loss with a corresponding increase to retained earnings for the non-credit component of previously impaired bonds that the Company neither intends to sell, nor is it more likely than not that the Company will be required to sell, before recovery of amortized cost. The enhanced disclosures required by FASB ASC Topic 320 are included in Note 26Ev) of this note.
The Company has adopted certain provisions of FASB ASC Topic 805, “Business Combinations,” which were originally issued in December 2007 as SFAS No. 141 (revised 2007), “Business Combinations.” The provisions require the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date at their fair values. Contractual contingencies are also required to be measured at their acquisition date fair values. In addition, they require that acquisition related costs and restructuring costs be recognized separately from the business combination. The Company adopted the above-noted aspects of FASB ASC Topic 805 on January 1, 2009 and applied the amended guidance to the acquisition of Lincoln U.K. (described further in Note 3 and Section E of this note).
In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” This update amends FASB ASC Topic 820 and provides clarification regarding the valuation techniques required to be used to measure the fair value of liabilities where quoted prices in active markets for identical liabilities are not available. In addition, this update clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU No. 2009-05 is effective for the first reporting period, including interim periods, beginning after issuance. The Company adopted this update on October 1, 2009. The adoption of ASU No. 2009-05 did not have a material impact on the Company’s Consolidated Financial Statements.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
On January 1, 2009, the Company has adopted certain provisions of FASB ASC Topic 810, “Non-controlling Interests in Consolidated Financial Statements”, which were originally issued in 2008 as SFAS 160. It requires that non-controlling interests in subsidiaries be presented within equity in the Consolidated Financial Statements, and that all transactions between an entity and the non-controlling interests be accounted for as equity transactions. As a result of the adoption of these provisions, the Company reclassified non-controlling interests of $98 as at January 1, 2008 to equity. Transactions between the Company and the non-controlling interests that occurred during 2009 have been accounted for through equity, as adjustments between shareholders’ equity and the equity attributable to the non-controlling interests.
The Company has adopted certain provisions of FASB ASC Topic 944, “Financial Services—Insurance, which were originally issued in May 2008 as SFAS No. 163, Accounting for Financial Guarantee Insurance Contract—an interpretation of FASB Statement No. 60”. The scope of this interpretation is limited to financial guarantee insurance (and reinsurance) contracts issued by insurance enterprises. The adoption of this portion of FASB ASC Topic 944 on January 1, 2009 did not have an impact on the Company’s Consolidated Financial Statements.
In 2009, the Company adopted the amendments to ASC Topic 260, Earnings Per Share, which were originally issued in June 2008 as FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. These amendments clarify that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities for purposes of calculating earnings per share under the two-class method. The amendments require that earnings per share for all periods presented be adjusted retrospectively to conform to the provisions of the amended guidance. Certain awards issued by a subsidiary of the Company that are based on the shares of that subsidiary are participating securities under this definition and therefore, may impact the income attributable to common shareholders for purposes of calculating diluted earnings per share. The adoption of these amendments did not have a material impact to the diluted earnings per share for the current period or any of the prior periods presented.
D) U.S. GENERALLY ACCEPTED ACCOUNTING STANDARDS NOT YET ADOPTED BY THE COMPANY
In June 2009, the FASB issued SFAS No. 166 Accounting for Transfers of Financial Assets. This statement amends FASB ASC Topic 860, Transfers and Servicing, portions of which were previously issued as SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 166 amends and expands disclosures about the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. SFAS No. 166 amends the derecognition accounting and disclosure guidance relating to SFAS No. 140 and eliminates the exemption from consolidation for qualifying special purpose entities (QSPEs); it also requires a transferor to evaluate all existing QSPEs to determine whether they must be consolidated in accordance with SFAS No. 167, Amendments to FASB Interpretation No. 46(R). SFAS No. 166 is effective for financial asset transfers occurring in fiscal years and interim periods beginning after November 15, 2009, and will become part of the FASB ASC at that time. The Company is currently evaluating the impact, if any, that SFAS No. 166 will have on the disclosures included in the Company’s Consolidated Financial Statements.
In June 2009, the FASB issued SFAS No. 167, which amends the consolidation guidance of FIN 46(R) and will become part of FASB ASC 810. The amendments to the consolidation guidance affect all entities currently within the scope of FIN 46(R), as well as QSPEs, as the concept of these entities was eliminated in SFAS No. 166. SFAS No. 167 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and will become part of the FASB ASC at that time. The Company is currently evaluating the impact, if any, that SFAS No. 167 will have on the Company’s Consolidated Financial Statements.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
E) ADDITIONAL INFORMATION REQUIRED TO BE REPORTED UNDER U.S. GAAP
i) Realized gains (losses) on sales of available-for-sale securities included in net realized gains:

	2009	2008	2007

Bonds:
Gross realized gains	$353	$264	$287
Gross realized losses	$(348)	$(1,161)	$(278)
Stocks:
Gross realized gains	$230	$116	$416
Gross realized losses	$(410)	$(229)	$(171)
ii) Change in net gains (losses) included in net investment income for securities classified as trading:

	2009	2008	2007

Bonds	$2,150	$(3,492)	$(182)
Stocks	$219	$(465)	$59
iii) Real estate
The depreciation expense included in U.S. GAAP other expenses is as follows:

	2009	2008	2007

Depreciation expense	$61	$67	$61
iv) Derivatives
The Company uses different accounting policies for net investment hedges in Cdn. and U.S. GAAP as described below:
Net investment hedges
The Company designates net investment hedges consistently in both Cdn. and U.S. GAAP. However, the Company uses different accounting policies for these hedges. Under Cdn. GAAP, changes in fair value of these hedging derivatives, along with interest earned and paid on the swaps, are recorded to the foreign exchange gains and losses in OCI, offsetting the respective exchange gains or losses arising from the underlying investments. Under U.S. GAAP, only the spot rate changes on the hedging derivatives are recorded to the foreign exchange gains and losses in OCI to offset the respective exchange gains or losses arising from the underlying investments. The remainder of the changes in fair value, along with interest earned and paid, are recorded in net income. For the years ended December 31, 2009, 2008 and 2007, the Company recorded $335, $(451) and $343, respectively to the foreign exchange gains (losses) in OCI, net of taxes, for U.S. GAAP purposes.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
E) ADDITIONAL INFORMATION REQUIRED TO BE REPORTED UNDER U.S. GAAP
v) Other-Than-Temporary-Impairment
Bonds
As described in Note 26C, the Company presents and discloses OTTI in accordance with FASB ASC Topic 320, beginning on April 1, 2009. Securities whose fair value is less than their carrying amount are considered to be impaired and are evaluated for potential other-than-temporary impairment. If the Company intends to sell, or if it is more likely than not that it will be required to sell an impaired security prior to recovery of its cost basis, the security is considered other-than-temporarily impaired and the Company records a charge to earnings for the full amount of impairment (the difference between the current carrying amount and fair value of the security). Otherwise, losses on securities which are other-than-temporarily impaired are separated into two categories, namely, credit loss and non-credit loss. The credit loss portion is charged to net realized gains (losses) in the consolidated statements of operations, while the non-credit loss is charged to other comprehensive income (loss). When an unrealized loss on a fixed maturity is considered temporary, the Company continues to record the unrealized loss in other comprehensive income (loss) and not in earnings. To compute the credit loss component of OTTI for corporate bonds on the date of transition (April 1, 2009), both historical default (by rating) data, used as a proxy for the probability of default, and loss given default (by issuer) projections were applied to the par amount of the bond. For corporate bonds post-transition, the present value of future cash flows using the book yield is used to determine the credit component of OTTI. If the present value of the cash flow is less than the security’s amortized cost then the difference is recorded as a credit loss. The difference between the estimates of the credit related loss and the overall OTTI was concluded to be the non-credit-related component.
For those securities where the Company does not have the intent to sell and it is not more likely than not that the Company will be required to sell, the Company employs a portfolio monitoring process to identify securities that are other-than-temporarily impaired. The Company has a Credit Committee comprised of professionals from its investment and accounting functions which meets at least quarterly to review individual issues or issuers that may be of concern. In determining whether a security is other-than-temporarily-impaired, the Credit Committee considers the factors described below. The process involves a quarterly screening of all impaired securities, with particular attention paid to identify those securities whose fair value to amortized cost percentages have been less than 80% for an extended period of time. Discrete credit events, such as a ratings downgrade, are also used to identify securities that may be other-than-temporarily impaired. The securities identified are then evaluated based on issuer-specific facts and circumstances, such as the issuer’s ability to meet current and future interest and principal payments, an evaluation of the issuer’s financial position and its near term recovery prospects, difficulties being experienced by an issuer’s parent or affiliate, and management’s assessment of the outlook for the issuer’s sector. In making these evaluations, the Credit Committee exercises considerable judgment. Based on this evaluation, issues or issuers are considered for inclusion on one of the Company’s following credit lists:
“Monitor List”- Management has concluded that the Company’s amortized cost will be recovered through timely collection of all contractually specified cash flows, but that changes in issuer-specific facts and circumstances require monitoring on a quarterly basis. No OTTI charge is recorded in the Company’s consolidated statements of operations for unrealized loss on securities related to these issuers.
“Watch List”- Management has concluded that the Company’s amortized cost will be recovered through timely collection of all contractually specified cash flows, but that changes in issuer-specific facts and circumstances require continued monitoring during the quarter. A security is moved from the Monitor List to the Watch List when changes in issuer-specific facts and circumstances increase the possibility that a security may become impaired within the next 24 months. No OTTI charge is recorded in the Company’s consolidated statements of operations for unrealized loss on securities related to these issuers.
“Impaired List”- This list includes securities that the Company has the intent to sell or more likely than not will be required to sell. In addition, it includes those securities that management has concluded that the Company’s amortized cost will not be recovered due to expected delays or shortfalls in contractually specified cash flows. For these investments, an OTTI charge is recorded or the security is sold and a realized loss is recorded as a charge to income. Credit OTTI losses are recorded in the Company’s consolidated statement of operations and non-credit OTTI losses are recorded in other comprehensive income (loss).

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
E) ADDITIONAL INFORMATION REQUIRED TO BE REPORTED UNDER U.S. GAAP
Structured securities, typically those rated single A or below, are subject to certain provisions in FASB ASC Topic 325, Investments—Other, previously issued by Emerging Issues Task Force (“EITF”) Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continued to Be Held by a Transferor in Securitized Financial Assets.” These provisions require the Company to periodically update its best estimate of cash flows over the life of the security. In the event that fair value is less than carrying amount and there has been an adverse change in the expected cash flows (as measured by comparing the original expected cash flows to the current expectation of cash flows, both discounted at the current effective rate), then an impairment charge is recorded to income. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third parties, along with assumptions and judgments about the future performance of the underlying collateral. Losses incurred on the respective mortgage backed securities portfolios are based on expected loss models, not incurred loss models. Expected cash flows include assumptions about key systematic risks (e.g. unemployment rates, housing prices) and loan-specific information (e.g. delinquency rates, loan-to-value ratio.)
There are inherent risks and uncertainties in management’s evaluation of securities for OTTI. These risks and uncertainties include factors both external and internal to the Company, such as general economic conditions, an issuer’s financial condition or near-term recovery prospects, market interest rates, unforeseen events which affect one or more issuers or industry sectors, and portfolio management parameters, including asset mix, interest rate risk, portfolio diversification, duration matching and greater than expected liquidity needs. All of these factors could impact management’s evaluation of securities for OTTI.
For securities that are assessed to have incurred a credit loss, the amount of credit loss is calculated based upon the cash flows that the Company expects to collect given an assessment of the relevant facts and circumstances for the issuer and specific bond issue. Such factors include the financial condition, credit quality, and the near-term prospects of the issuer, as well as the issuer’s relative liquidity, among other factors.
The Company recorded credit OTTI losses in its consolidated statement of operations totalling $167 for the year ended December 31, 2009 for OTTI on its available-for-sale bonds. The credit loss OTTI recorded during the year was concentrated in corporate bonds. These impairments were driven primarily by adverse financial conditions of the issuers.
The other-than-temporary impairment recognized for the year ended December 31, 2009 on available-for-sale bonds:

Total other-than-temporary impairment recognized under Canadian GAAP	$46
Total other-than-temporary impairment recognized under U.S. GAAP	474

Additional other-than-temporary impairment taken under U.S. GAAP	428
Less: non-credit portion of other-than-temporary impairment recognized in other comprehensive income	308

Additional net impairment losses recognized in the U.S. GAAP Consolidated Statement of Operations	$120

The following table rolls forward the amount of credit losses recognized in earnings on debt securities held on the date of transition, April 1, 2009, for which a portion of the OTTI was also recognized in other comprehensive loss.
Cumulative other-than-temporary impairment credit losses of available-for-sale debt securities

Credit losses of other-than-temporarily impaired debt securities upon the adoption of Topic 320 (FSP FAS115-2 and 124-2) as at April 1, 2009	$512
Credit losses recognized in income on debt securities not previously impaired	119
Credit losses recognized in income on debt securities that have previously been impaired	2
Reductions due to securities sold	(253)

Balance at end of the year	$380

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
E) ADDITIONAL INFORMATION REQUIRED TO BE REPORTED UNDER U.S. GAAP
Stocks
All equity instruments in an unrealized loss position are reviewed quarterly to determine if objective evidence of impairment exists. Objective evidence of impairment for an investment in an equity instrument includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument below its cost. If, as a result of this review, the security is determined to be other-than-temporarily impaired, it is written down to its fair value.
In addition to the review process described above, the Company applies presumptive impairment tests to determine whether there has been a significant or prolonged decline in the fair value of an equity instrument below its cost. Unless extenuating circumstances exist, all equity instruments exhibiting the following characteristics are presumed to be other-than-temporarily impaired and are written down to their fair value:
•	Fair value less than cost for longer than 12 months;

•	Fair value less than cost for longer than 6 months and fair value less than 60% of cost; or

•	Fair value less than 50% of cost
In all circumstances, if the Company does not have the intent and ability to retain its investment in an equity instrument for a period of time sufficient to allow for the anticipated recovery of its cost, the instrument is written down to fair value.
For the year ended December 31, 2009, impairment charges of $352 were recognized related to available-for-sale stocks.
vi) Gross unrealized gains (losses) on available-for-sale bonds and stocks

	2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses) (1)	Value

Issued or guaranteed by:
Canadian federal government	$2,894	$78	$(20)	$2,952
Canadian provincial and municipal governments	6,362	570	(101)	6,831
U.S. Treasury and other U.S. agencies	1,051	58	(18)	1,091
Other governments	2,562	252	(32)	2,782
Corporate	30,301	1,568	(1,001)	30,868
Asset-backed securities
Commercial mortgage-backed securities	1,158	40	(115)	1,083
Residential mortgage-backed securities	552	23	(20)	555
Collateralized debt obligations	222	2	(31)	193
Other	86	2	(10)	78

Total bonds	$45,188	$2,593	$(1,348)	$46,433

(1)	The gross unrealized losses include the before tax non-credit OTTI loss of $617, that is recorded as a component of accumulated other comprehensive loss (AOCI) for assets still held at the reporting date.

	2008
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

Issued or guaranteed by:
Canadian federal government	$2,561	$232	$(1)	$2,792
Canadian provincial and municipal governments	5,602	719	(16)	6,305
U.S. Treasury and other U.S. agencies	1,196	262	(4)	1,454
Other governments	2,337	336	(55)	2,618
Corporate	30,661	402	(3,780)	27,283
Asset-backed securities	2,623	71	(336)	2,358

Total bonds	$44,980	$2,022	$(4,192)	$42,810

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
E) ADDITIONAL INFORMATION REQUIRED TO BE REPORTED UNDER U.S. GAAP
The gross unrealized gains (losses) on available-for-sale stocks are as follows:

		Gross	Gross	Estimated
	Original	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

Total 2009	$3,253	$393	$(10)	$3,636

Total 2008	$3,901	$135	$(640)	$3,396

vii) Unrealized loss positions for which an OTTI has not been recognized
The following table shows the Company’s investments’ fair value and gross unrealized losses, which includes temporary unrealized losses and the portion of non-credit OTTI losses recognized in AOCI, aggregated by investment category and length of time that individual available-for-sale securities have been in a continuous unrealized loss position, as at December 31, 2009. The Company’s policies and procedures for determining which securities are other than temporarily impaired are included in Section Ev) of this note.

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of securities	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	Losses

Bonds
Issued or guaranteed by:
Canadian federal government	$1,128	$(17)	$19	$(3)	$1,147	$(20)
Canadian provincial and municipal Governments	1,945	(98)	71	(3)	2,016	(101)
U.S. Treasury and other U.S. agencies	283	(12)	24	(6)	307	(18)
Other governments	1,111	(27)	143	(5)	1,254	(32)
Corporate	3,581	(190)	4,935	(811)	8,516	(1,001)
Asset-backed securities
Commercial mortgage-backed obligations	111	(2)	322	(113)	433	(115)
Residential mortgage-backed securities	42	—	26	(20)	68	(20)
Collateralized debt obligations	75	(14)	16	(17)	91	(31)
Other	4	—	21	(10)	25	(10)
Stocks	211	(10)	—	—	211	(10)

Total temporarily impaired securities	$8,491	$(370)	$5,577	$(988)	$14,068	$(1,358)

As at December 31, 2009, a total of 2,135 debt securities were in an unrealized loss position, of which 916 were in a continuous loss position for less than 12 months and 1,219 positions for 12 months or more. Of the 2,135 debt securities, unrealized losses less than 12 months included 486 positions with an aggregate fair value of $1,653 (159 positions with an aggregate fair value of $200 for 12 months or more) having unrealized losses of less than one hundred thousand dollars per individual holding. A total of 48 stock positions were in a loss position as at December 31, 2009, of which 48 were in a continuous loss position for less than 12 months and no positions for 12 months or more. Of the 48 stock positions, unrealized losses less than 12 months included 21 positions with an aggregate fair value of $135 having unrealized losses of less than one hundred thousand dollars per individual holding.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
The following table shows the Company’s investments’ fair value and gross unrealized losses aggregated by investment category and length of time that individual available-for-sale securities have been in a continuous unrealized loss position, as at December 31, 2008.

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Bonds	$13,214	$(1,499)	$7,746	$(2,693)	$20,960	$(4,192)
Stocks	1,559	(302)	769	(338)	2,328	(640)

Total temporarily impaired securities	$14,773	$(1,801)	$8,515	$(3,031)	$23,288	$(4,832)

As at December 31, 2008, a total of 2,945 debt securities were in an unrealized loss position, of which 1,616 were in a continuous loss position for less than 12 months and 1,329 positions for 12 months or more. Of the 2,945 debt securities, unrealized losses less than 12 months included 452 positions with an aggregate fair value of $1,203 (125 positions with an aggregate fair value of $280 for 12 months or more) having unrealized losses of less than one hundred thousand dollars per individual holding. A total of 144 stock positions were in a loss position as at December 31, 2008, of which 104 were in a continuous loss position for less than 12 months and 40 positions for 12 months or more. Of the 144 stock positions, unrealized losses less than 12 months included 19 positions with an aggregate fair value of $27 having unrealized losses of less than one hundred thousand dollars per individual holding.
viii) Future income tax asset and liability (1): Differences between Cdn. GAAP and U.S. GAAP that arise from differing accounting policies for assets and liabilities and differences in the recognition of tax rate changes are as follows:

	2009
	Future Income Tax Asset (1)		Future Income Tax Liability (1)
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

Investments	$319	$(127)	$742	$23
Actuarial liabilities	(70)	1,471	(442)	104
Deferred acquisition costs	381	(1,674)	(5)	(39)
Losses available for carry forward	372	448	(249)	(173)
Other	77	588	(33)	156

Future tax asset/liability before valuation allowance	1,079	706	13	71
Valuation allowance	(25)	(25)	79	91

Total	$1,054	$681	$92	$162

	2008
	Future Income Tax Asset (1)		Future Income Tax Liability (1)
	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

Investments	$1,927	$2,017	$809	$630
Actuarial liabilities	(1,323)	856	(245)	(889)
Deferred acquisition costs	464	(1,461)	—	598
Losses available for carry forward	62	62	(128)	(128)
Other	203	341	13	(4)

Future tax asset/liability before valuation allowance	1,333	1,815	449	207
Valuation allowance	(143)	(142)	28	29

Total	$1,190	$1,673	$477	$236

(1)	U.S. GAAP terminology is deferred income tax.

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
ix) Acquisition: The Company completed the acquisition of Lincoln U.K. on October 1, 2009 as described in Note 3. The following table shows the amounts of the assets, liabilities and goodwill at the dates of acquisition under Cdn. and U.S. GAAP. The amounts under each GAAP are different due to the different accounting policies used under each GAAP.

	Lincoln U.K.
	Cdn. GAAP		U.S. GAAP

Invested assets acquired	$1,249		$1,249
Other assets acquired (1)	88		276
Segregated funds assets acquired	—		6,629

	1,337		8,154

Actuarial liabilities and other policy liabilities acquired	1,058		1,100
Other liabilities acquired	72		58
Segregated funds liabilities acquired	—		6,629

	1,130		7,787

Net balance sheet assets acquired	$207		$367

Consideration:
Cash cost of acquisition	$380	(2)	$361
Transaction and other related costs	7		—

	$387		$361

Goodwill on acquisition	$180		$(6	)(3)

(1)	Other assets acquired included value of business acquired of $190 under U.S. GAAP.

(2)	Includes the cost to hedge the foreign currency exposure of the purchase price.

(3)	Negative goodwill has been recognized in net investment income.
The following supplemental unaudited consolidated pro forma information has been prepared to give effect to the acquisition of Lincoln U.K., as if the transaction had been completed at the beginning of each year presented. The consolidated pro forma information is calculated by combining the results of operations of the Company with those of Lincoln U.K. prior to the acquisition date. The consolidated pro forma information is not intended to reflect what would have actually resulted had the transaction been completed at the beginning of those years or what may be obtained in the future. Where applicable, the impact of synergy savings and integration costs arising from the acquisition have been reflected.

	2009	2008

Revenue	$20,138		$14,090

Total common shareholders’ net income before realized gains	2,541		$206
Net realized gains/(losses)	(154)		(954)

Common shareholders’ net income	$2,387	$	(748)

Weighted average number of shares outstanding (in millions)	561		561
Basic earnings per share	$4.25		$(1.33)

Common shareholders’ net income on a diluted basis	2,381		(762)
Weighted average number of shares outstanding on a diluted basis (in millions)	562		561
Diluted earnings (loss) per share	$4.24		$(1.36)
The revenue of $60 and earnings of $13 from Lincoln U.K. since the closing date are included in the 2009 Consolidated Financial Statements.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
x) Earnings per share:
Details of the calculation of the net income and the weighted average number of shares used in the earnings per share computations are as follows:

	2009		2008		2007
	Cdn.	U.S.	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Common shareholders’ net income (loss)	$534	$2,324	785	(749)	2,219	1,646
Less: Effect of stock awards of subsidiaries	6	6	14	14	20	20

Common shareholders’ net income (loss) on a diluted basis	$528	$2,318	$771	$(763)	$2,199	$1,626

Weighted average number of shares outstanding (in millions)	561	561	561	561	569	569
Add: Adjustments relating to the dilutive impact of stock options	1	1	1	— (1)	3	3

Weighted average number of shares outstanding on a diluted basis (in millions)	562	562	562	561	572	572

(1)	For the year ended December 31, 2008, an adjustment of 1 million common shares related to the potential dilutive impact of stock options was excluded from the calculation of diluted earnings per share since their effect is anti-dilutive when a loss is reported.
xi) Statements of cash flows: Under Cdn. GAAP, deposits, maturities and withdrawals related to investment-type contracts and universal life contracts are included in operating activities. Under U.S. GAAP, deposits, maturities and withdrawals are reflected as financing activities; these cash flow items are as follows:

	2009	2008	2007

Deposits and withdrawals reclassified to financing activities:
Deposits to policyholders’ accounts	$5,519	$5,020	$4,141

Withdrawals from policyholders’ accounts	$5,693	$7,076	$7,090

xii) Liabilities for contract guarantees: The Company offers various guarantees to certain policyholders including a return of no less than (a) total deposits made on the contract less any customer withdrawals, (b) total deposits made on the contract less any customer withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death, upon annuitization, or at specified dates during the accumulation period of an annuity.
For policies with a guaranteed minimum death benefit, the net amount at risk represents the excess of the value of the guaranteed minimum death benefit over the account value. This is a hypothetical amount that would only have been payable on December 31, 2009, had all of the policyholders died on that date. For policies with a guaranteed minimum income benefit, the net amount at risk represents the excess of the cost of an annuity to meet the minimum income guarantee over the account value. For the most part, these guarantees may not yet be exercised and there are limitations on when these guarantees may be exercised.
The table below represents information regarding the Company’s variable annuity and unit-linked pension contracts with guarantees as at December 31, 2009:

			Weighted Average Attained
Benefit type	Account Balance	Net Amount at Risk	Age of Contract Holders

Minimum death	$35,372	$4,099	63
Minimum income	$1,640	$1,498	53
Minimum accumulation, withdrawal and reinsured minimum income	$22,335	$1,104	61

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
The following summarizes the additional reserve for the minimum guaranteed death benefit and income benefit as at December 31, 2009:

	Minimum	Guaranteed
	Guaranteed Death	Minimum Income
	Benefit	Benefit	Total

Balance as at December 31, 2007	$53	$138	$191
Benefit ratio and assumption changes	207	36	243
Incurred guaranteed benefits	58	1	59
Paid guaranteed benefits	(63)	(20)	(83)
Interest	9	53	62
Effect of changes in currency exchange rates	39	(15)	24

Balance as at December 31, 2008	303	193	496
Benefit ratio and assumption changes	(76)	23	(53)
Incurred guaranteed benefits	48	16	64
Paid guaranteed benefits	(114)	(23)	(137)
Interest	21	(1)	20
Effect of changes in currency exchange rates	(31)	(10)	(41)

Balance as at December 31, 2009	$151	$198	$349

The liability for death and income benefit guarantees is established equal to a benefit ratio multiplied by the cumulative contract charges earned, plus accrued interest less contract benefit payments. The benefit ratio is calculated as the estimated present value of all expected contract benefits divided by the present value of all expected contract charges. The benefit ratio may be in excess of 100%. For guarantees in the event of death, benefits represent the current guaranteed minimum death payments in excess of the current account balance. For guarantees at annuitization, benefits represent the present value of the minimum guaranteed annuity benefits in excess of the current account balance.
Projected benefits and assessments used in determining the liability for guarantees are developed using models and stochastic scenarios that are also used in the development of estimated expected future gross profits. Underlying assumptions for the liability related to income benefits include assumed future annuitization elections based upon factors such as eligibility conditions and the annuitant’s attained age. The liability for guarantees will be re-evaluated periodically, and adjustments will be made to the liability balance through a charge or credit to policy owner benefits.
Guaranteed minimum accumulation benefits and withdrawal benefits and reinsured minimum income benefits that are net settled are considered to be derivatives under FASB ASC Topic 815, Derivative and Accounting, of which was previously issued as FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and are recognized at fair value through earnings. Liabilities for the guaranteed minimum accumulation and withdrawal benefits and reinsured income benefits were $936 and $2,374 as at December 31, 2009 and December 31, 2008, respectively.
xiii) Disclosures relating to fair value measurements:
On January 1, 2008, the Company adopted FASB ASC Topic 820, formerly FAS 157, which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. The Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs.
As a result of the adoption of FASB ASC Topic 820, the Company recorded an increase in net income of $47 in 2008 (net of taxes of $35).
In compliance with FASB ASC Topic 820, the Company has categorized its assets and liabilities measured at fair value, based on the priority of the inputs to the valuation technique, into a three-level hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)
During 2009, the FASB issued additional guidance on estimating fair value, when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance on identifying circumstances that indicate a transaction is not orderly. FASB also provided clarification regarding the valuation techniques required to be used to measure the fair value of liabilities where quoted prices in active markets for identical liabilities are not available. The Company reviewed its pricing sources and methodologies and has concluded that its various pricing sources and methodologies are in compliance with new guidance, which are now a part of FASB ASC Topic 820.
Financial instruments measured at fair value as of December 31, 2009 are categorized and presented by the hierarchy level in Note 5A(iii) as a result of adoption of amendments to CICA Handbook Section 3862, Financial Instruments — Disclosures during 2009. Additional financial assets and liabilities measured at fair value by the hierarchy level under FASB ASC Topic 820 are presented in the following table:

	Level 1	Level 2	Level 3	Total

Segregated funds net assets	$38,303	$41,448	$787	$80,538

Embedded derivative liabilities	$—	$—	$1,093	$1,093
The following table shows a reconciliation of the beginning and ending balances for additional assets and liabilities which are categorized as Level 3 under FASB ASC Topic 820 for the year ended December 31, 2009:

		Total realized and unrealized
		gains (losses) (2)
							Change in unrealized
			Included in				gains (losses) included in
			other	Purchases,	Transfers in		earnings relating to
	Beginning	Included in	comprehensive	issuances, and	and/or (out) of	Ending	instruments still held at
	balance	net income	income	settlements (net)	level 3(1)	balance	the reporting date (2)

Segregated funds net assets	$1,187	$(81)	$—	$(277)	$(42)	$787	$167

Embedded derivative liabilities	$2,469	$(1,620)	$—	$244	$—	$1,093	$(1,346)

(1)	Transfers in and/or (out) of level 3 during 2009 are primarily attributable to changes in the transparency of inputs used to price the securities.

(2)	For liabilities, gains are indicated in negative numbers.
Financial instruments measured at fair value as of December 31, 2008 are not required to be disclosed by the hierarchy level under amendments to CICA Handbook Section 3862, Financial Instruments Disclosures. As a result, Note 5A(iii) does not contain these disclosures. The following table presents the Company’s total assets and liabilities that are carried at fair value on a recurring basis, by FASB ASC Topic 820 hierarchy level, as at December 31, 2008:

	Level 1	Level 2	Level 3	Total

Assets
Bonds — held-for-trading	$597	$14,534	$784	$15,915
Bonds — available-for-sale	1,015	40,537	1,258	42,810
Stocks — held-for-trading	959	103	—	1,062
Stocks — available-for-sale	3,162	177	36	3,375
Cash, cash equivalents and short-term securities	5,481	3,201	—	8,682
Derivative assets	16	2,610	47	2,673
Other invested assets — held-for-trading	151	52	1	204
Other invested assets — available-for-sale	269	385	6	660

Total general fund assets recorded at fair value	$11,650	$61,599	$2,132	$75,381

Segregated funds net assets	9,889	53,740	1,187	64,816

Total assets measured at fair value on a recurring basis	$21,539	$115,339	$3,319	$140,197

www.sunlife.com Annual Report 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Level 1	Level 2	Level 3	Total

Liabilities
Amounts on deposit	$—	$78	$—	$78
Derivative liabilities	42	3,146	83	3,271
Embedded derivatives	—	—	2,469	2,469

Total liabilities measured at fair value on a recurring basis	$42	$3,224	$2,552	$5,818

The following table shows a reconciliation of the beginning and ending balances for assets and liabilities which are categorized as Level 3 for the year ended December 31, 2008:

		Total realized and unrealized
		gains (losses) (1)
							Change in unrealized
			Included in				gains (losses) included in
			other	Purchases,	Transfers in		earnings relating to
	Beginning	Included in	comprehensive	issuances, and	and/or out of	Ending	instruments still held at
	balance	earnings	income	settlements (net)	level 3	balance	the reporting date (1)

Assets
Bonds — held-for-trading	$1,288	$(661)	$—	$41	$116	$784	$(538)
Bonds — available-for-sale	1,346	(132)	(119)	(78)	241	1,258	(17)
Stocks — available-for-sale	19	(10)	5	22	—	36	—
Derivative assets	32	40	—	(25)	—	47	41
Other invested assets — held-for-trading	3	(8)	—	6	—	1	(8)
Other invested assets — available-for-sale	7	(1)	—	—	—	6	—

Total general fund assets recorded at fair value	$2,695	$(772)	$(114)	$(34)	$357	$2,132	$(522)

Segregated funds net assets	1,994	(39)	—	236	(1,004)	1,187	(29)

Total assets measured at fair value on a recurring basis	$4,689	$(811)	$(114)	$202	$(647)	$3,319	$(551)

Liabilities
Derivative liabilities	$16	$67	$—	$—	$—	$83	$71
Embedded derivatives	651	1,835	—	(17)	—	2,469	1,860

Total liabilities measured at fair value on a recurring basis	$667	$1,902	$—	$(17)	$—	$2,552	$1,931

(1)	For liabilities, losses are indicated in positive numbers.
Valuation techniques
Please refer to Note 5Ai) for fair value methodologies and assumptions. In addition, derivatives, such as guaranteed minimum accumulation benefits (GMABs) and guaranteed minimum withdrawal benefits (GMWBs), which are embedded in certain insurance contracts, are required to be bifurcated and reported separately at fair value under U.S. GAAP. The fair value of these embedded instruments is determined using various valuation assumptions, including certain risk margins and the Company’s own credit standing, as well as assumptions regarding policyholder behaviour.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
26.	Summary of Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

xiv)	Accounting for uncertainty in income taxes:
The liability for unrecognized tax benefits (UTBs) related to permanent and temporary tax adjustments, exclusive of interest, was $707 as at December 31, 2009 ($550 as at December 31, 2008). Of this total, $419 ($498 as at December 31, 2008) of tax benefits would favourably affect the Company’s effective tax rate if the tax benefits were recognized in the financial statements.
The net changes in the liability since January 1, 2008 are as follows:

UTB balance as at January 1, 2008	$617
Increase (decrease) related to tax positions in prior year	(191)
Increase (decrease) related to tax positions in current year	107
Increase (decrease) related to foreign exchange movement	17

UTB balance as at December 31, 2008	$550
Increase (decrease) related to tax positions in prior year	(81)
Increase (decrease) related to tax positions in current year	281
Increase (decrease) related to foreign exchange movement	(43)

UTB balance as at December 31, 2009	$707

The Company records interest and penalties related to income taxes as a component of other expense in the consolidated statements of operations. The Company has $39 of net interest and penalties accrued related to UTBs as at December 31, 2009 ($51 as at December 31, 2008). During 2009, the Company recorded a decrease of gross interest and penalties of $17 ($17 decrease in 2008) in the consolidated statements of operations. The foreign exchange effect of the accrued interest is recorded in the currency translation account.
The Company expects that certain tax positions, including the proceedings before the courts in the United Kingdom, will be resolved in 2010. Favourable resolution of these issues could have a material impact on the Company’s effective tax rate; however, the outcomes are not reasonably determinable at this time.
The following table summarizes, by major tax jurisdiction, the tax years that remain subject to examination by the relevant taxing authorities:

Tax Jurisdiction	Years Subject to Examination
Canada	2005 - forward
U.S.	2001 - forward
U.K.	2003 - forward
xv)	Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities
The Company consolidates variable interest entities for which it is the primary beneficiary. To determine whether the Company is the primary beneficiary of a variable interest entity, it performs an assessment of each investor participant’s interest in controlling the entity generally by means other than voting rights. Factors considered in the assessment includes sufficiency of the equity investment at risk, the presence and relative strength of various essential characteristics of a controlling financial interest, and the significance of voting rights in relation to economic interests. If the Company is exposed to a majority of the expected losses, a majority of the expected residual returns, or both, from a VIE, it is the primary beneficiary.
VIEs in which the Company has an interest are primarily structured entities with insufficient equity at risk. The carrying amount of the Company’s significant variable interest in VIEs is included in bonds — held-for-trading, bonds — available-for-sale, and other invested assets on the consolidated balance sheets.

www.sunlife.com Annual Report 2009

APPOINTED ACTUARY’S REPORT
Appointed Actuary’s Report
THE SHAREHOLDERS AND DIRECTORS OF SUN LIFE FINANCIAL INC.
I have valued the policy liabilities of Sun Life Financial Inc. and its subsidiaries for its consolidated balance sheet at December 31, 2009 and their change in the consolidated statement of operations for the year ended in accordance with accepted actuarial practice, including selection of appropriate assumptions and methods.
In my opinion, the amount of policy liabilities makes appropriate provision for all policyholder obligations and the Consolidated Financial Statements fairly present the results of the valuation.
Lesley Thomson
Fellow, Canadian Institute of Actuaries
Toronto, Canada
February 10, 2010

Sun Life Financial Inc.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Report of Independent Registered Chartered Accountants
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SUN LIFE FINANCIAL INC.
We have audited the accompanying consolidated balance sheets of Sun Life Financial Inc. and subsidiaries (the “Company”) and the separate consolidated statements of segregated funds net assets as at December 31, 2009 and 2008 and the related consolidated statements of operations, equity, comprehensive income, cash flows and changes in segregated funds net assets for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Sun Life Financial Inc. and subsidiaries and their segregated funds as at December 31, 2009 and 2008, and the results of their operations, their cash flows and the changes in their segregated funds net assets for each of the three years in the period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 10, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
February 10, 2010

www.sunlife.com Annual Report 2009

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences
The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the changes described in Notes 1, 2, and 26 to the consolidated financial statements. Our report to the Board of Directors and Shareholders, dated February 10, 2010, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
February 10, 2010

Sun Life Financial Inc.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Report of Independent Registered Chartered Accountants
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SUN LIFE FINANCIAL INC.
We have audited the internal control over financial reporting of Sun Life Financial Inc. and subsidiaries (the “Company”) as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting contained in Management’s Discussion and Analysis. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2009 of the Company and our report dated February 10, 2010 expressed an unqualified opinion on those financial statements and included a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States Reporting Difference referring to changes in accounting principles.
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
February 10, 2010

www.sunlife.com Annual Report 2009